As filed with the Securities and Exchange Commission on June 25, 1997

                                                     Registration No. 333-29315

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                ---------------



                                AMENDMENT NO. 1
                                       TO
                                   FORM S-3

                             REGISTRATION STATEMENT

                                     Under
                           THE SECURITIES ACT OF 1933

                               ---------------


                       LIBERTY FINANCIAL COMPANIES, INC.
            (Exact name of registrant as specified in its charter)


                                ---------------


          Massachusetts                     04-3260640
  (State or other jurisdiction of     (IRS Employer Identification No.)
   incorporation or organization)

      600 Atlantic Avenue, Boston, Massachusetts 02210-2214 (617) 722-6000
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------


                             JOHN A. BENNING, ESQ.
                   Senior Vice President and General Counsel
                       Liberty Financial Companies, Inc.
                              600 Atlantic Avenue
                        Boston, Massachusetts 02210-2214
                                 (617) 722-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                   Copies to:


WILLIAM P. GELNAW, JR., ESQ.     CHRISTOPHER C. MANSFIELD, ESQ.       KENNETH T. COTE, ESQ.
JAMES W. HACKETT, JR., ESQ.      Liberty Mutual Insurance Company     MICHAEL A. KING, ESQ.
   Choate, Hall & Stewart        175 Berkeley Street                  Brown & Wood LLP
      53 State Street            Boston, Massachusetts 02117          One World Trade Center
 Boston, Massachusetts 02109     (617) 357-9500                       New York, New York 10048
      (617) 248-5000                                                  (212) 839-5300



     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 25, 1997


PROSPECTUS

                               2,500,000 Shares

                                     [LOGO]

                       Liberty Financial Companies, Inc.
                                 Common Stock

                                  ----------

     All of the 2,500,000 shares of Common Stock offered hereby are being sold by LFC Holdings, Inc. and certain other shareholders (collectively, the "Selling Shareholders") of Liberty Financial Companies, Inc. (the "Company" or "Liberty Financial"). See "PRINCIPAL AND SELLING SHAREHOLDERS." LFC Holdings, Inc. is an indirect subsidiary of Liberty Mutual Insurance Company ("Liberty Mutual"). The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.
     Of the shares of Common Stock offered hereby, 2,000,000 shares initially are being offered in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 500,000 shares initially are being offered in a concurrent offering outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The public offering price and the underwriting discount per share are identical for both of the Offerings. See "UNDERWRITING."

     The Common Stock is traded on the New York Stock Exchange under the symbol "L". The Common Stock is also listed on the Boston Stock Exchange. On June 23, 1997, the last reported sale price of the Common Stock on the New York Stock Exchange was $49.25 per share. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."

     Investors should consider carefully the factors set forth under the caption "INVESTMENT CONSIDERATIONS" on page 8.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                     Price to      Underwriting         Proceeds to
                      Public       Discount (1)   Selling Shareholders (2)
Per Share  ......   $               $                   $
Total (3)  ......   $               $                   $
--------------------------------------------------------------------------------


(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters and certain related persons against certain liabilities under the Securities Act of 1933, as amended. See "UNDERWRITING."
(2) Before deducting expenses of the offering estimated at $425,000 payable by LFC Holdings, Inc.
(3) LFC Holdings, Inc. has granted the U.S. Underwriters and the International Managers 30-day options to purchase up to 300,000 and 75,000 additional shares of Common Stock, respectively, solely to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Selling Shareholders will be
    $        , $         and $         , respectively. See "UNDERWRITING."
                                  ----------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order in whole or in part. It is expected that delivery of the shares will be made in New York, New
York, on or about             , 1997.

                                  ----------
Merrill Lynch & Co.
                 Goldman, Sachs & Co.
                                    PaineWebber Incorporated
                                                           Fox-Pitt, Kelton Inc.
                                  ----------

                The date of this Prospectus is           , 1997.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS THE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

     Liberty Financial has insurance subsidiaries organized under the laws of the State of Rhode Island. Rhode Island law prohibits any person from directly or indirectly acquiring control of any domestic insurer unless such person has provided certain required information to the state insurance commission and such acquisition of control has been approved by the state's insurance commissioner. Under these insurance laws, any person acquiring 10% or more of the outstanding voting stock of a corporation is presumed to have acquired control of that corporation and its subsidiaries. Consequently, no person may acquire, directly or indirectly, 10% or more of the voting stock or voting power of the Company outstanding unless such person has provided such required information to the Rhode Island insurance commission and such acquisition is approved by the insurance commissioner of such state.

     Liberty Financial's Restated Articles of Organization (the "Restated Articles") include provisions limiting the voting power of shares of the Company's Voting Stock (as defined in the Restated Articles) held by holders of 20% or more of such Voting Stock (other than Liberty Mutual and its subsidiaries and affiliates) in certain circumstances. These provisions are designed to prevent, under certain circumstances, a deemed assignment under the Investment Advisers Act of 1940 or the Investment Company Act of 1940 of investment advisory contracts to which certain of the Company's subsidiaries are or may become parties. See "INVESTMENT CONSIDERATIONS--
Regulation," "BUSINESS--Regulation" and "DESCRIPTION OF CAPITAL STOCK."


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SHARES OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

     Liberty Financial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of prescribed fees. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.



     This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected at the public reference facilities maintained by the Commission discussed above, and copies thereof may be obtained from the Commission at prescribed rates. The Registration Statement and certain of the exhibits thereto may also be accessed electronically at the Commission's site on the World Wide Web at http://www.sec.gov.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, previously filed by the Company with the Commission under the Exchange Act, are incorporated in this Prospectus by reference and made a part hereof:


   (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on March 28, 1997 (File No. 1-13654).



   (2) Quarterly Report on Form 10-Q for the period ended March 31, 1997, filed on May 14, 1997 (File No. 1-13654).



     All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of any offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Such written or oral requests should be directed to the attention of Investor Relations, Liberty Financial Companies, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210-2214 (telephone: (617) 722-6000).

                              PROSPECTUS SUMMARY


     The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus or incorporated herein by reference. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. All financial information set forth herein is presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise noted, and includes data for acquired entities from and after the applicable acquisition date. All references herein to the Consolidated Financial Statements shall be deemed to refer to the audited Consolidated Financial Statements included herein.



                                  The Company


     Liberty Financial is a leading asset accumulation and management company. The Company is a leader in each of its two core product lines-retirement -oriented insurance products and investment management products. Retirement-oriented insurance products consist substantially of annuities, and investment management products consist of mutual funds, wealth management and institutional asset management. The Company sells its products through multiple distribution channels, including brokerage firms, banks and other depository institutions, financial planners and insurance agents, as well as directly to investors. The Company's net operating income (i.e., net income excluding net realized investment gains and losses, net of related income taxes) was $26.7 million in the first quarter of 1997, and $94.8 million, $76.5 million and $56.2 million in 1996, 1995 and 1994, respectively. The following table sets forth the Company's assets under management as of March 31, 1997 and December 31, 1996, 1995 and 1994:





                                                              Assets Under Management
                                                   ---------------------------------------------
                                                                          As of December 31,
                                                                      --------------------------
                                                       As of
                                                   March 31, 1997     1996      1995      1994
                                                   ----------------   -------   -------   ------
                                                               (dollars in billions)
 Retirement-oriented insurance products   ......        $12.2           $12.1     $10.6   $ 9.3
 Mutual funds  .................................         24.8            25.7      23.3     7.4
 Wealth management   ...........................          5.5             5.3       4.5     4.1
 Institutional asset management  ...............          4.5             4.9       4.1     4.8
                                                        ------         ------    ------   ------
   Total    ....................................        $47.0           $48.0     $42.5   $25.6
                                                        ======         ======    ======   ======



     Multiple Asset Accumulation Products. The Company sells a full range of retirement-oriented insurance products, grouped by whether they provide fixed, indexed or variable returns to policyholders. Substantially all of these products currently are annuities that are written by the Company's wholly-owned subsidiary, Keyport Life Insurance Company ("Keyport"), one of the country's leading and most innovative annuity companies. Annuities are insurance products which provide a tax-deferred means of accumulating savings for retirement needs, as well as a tax-efficient source of income in the payout period. The Company's principal fixed annuity products are individual single premium deferred fixed annuities ("SPDAs"), which represented $8.6 billion of policyholder liabilities as of March 31, 1997. In addition to SPDAs, Keyport also sells equity-indexed and variable annuities. Equity-indexed annuities are an innovative product first introduced to the marketplace by the Company when it began selling its KeyIndex[RegTM] product in 1995. An equity-indexed annuity credits interest to the policyholder at a "participation rate" equal to a portion of the change in value of a specified equity index (in the case of KeyIndex, the Standard & Poor's 500 Composite Stock Index).



     The Company has four operating units engaged in investment management: The Colonial Group, Inc. ("Colonial"), Stein Roe & Farnham Incorporated ("Stein Roe"), Newport Pacific Management, Inc. ("Newport") and Liberty Asset Management Company ("LAMCO"), each of which carries strong brand name recognition in the markets it serves. As of the date of this Prospectus, the Company sponsored 67 open-end mutual funds, as well as seven closed-end funds. The open-end funds consist of 36 intermediary-distributed Colonial mutual funds, 20 direct-marketed Stein Roe funds and 11 other funds included among the investment options available under the Company's variable annuities. The closed-end funds consist of five Colonial funds and two LAMCO funds.

Forty-nine of the Company's 67 open-end mutual funds are long-term funds (defined as open-end funds having at least a three-year performance record, excluding funds that invest solely in money market securities). Thirty-eight of those 49 funds (representing 68% of the total assets in those 49 funds as of May 31, 1997) were ranked by Lipper Analytical Services, Inc. in the top two quartiles of their respective peer groups for the three-year period ended that date.

     Multiple Distribution Channels. Liberty Financial sells its products through multiple distribution channels. The Company distributes its products through all the major third party intermediary channels, including brokerage firms, banks and other depository institutions, financial planners and insurance agents. To capitalize on the growing importance of banks and other depository institutions as intermediaries for its products, the Company also operates its own distribution unit which sells mutual funds and annuities through such entities. Certain of the Company's products also are sold directly to investors, including its mutual funds sold without a sales load, wealth management and institutional asset management products. The Company believes that it is one of the few asset accumulators with a significant presence in both the intermediary and direct channels. Total product sales for the three months ended March 31, 1997 and for the year ended December 31, 1996 were $2.1 billion and $8.6 billion, respectively (including $0.2 billion and $1.0 billion, respectively, of reinvested dividends). During the three months ended March 31, 1997 and during 1996, 53% and 61%, respectively, of sales were made through intermediary distributors, with the balance made directly to the investor. Over 35,000 individual brokers and other intermediaries sold Liberty Financial products in 1996.


   Business Strategy. The Company's business strategy has four interrelated elements:

    [bullet] Diversification. The Company believes that the diversification in its products and distribution channels allows it to accumulate assets in different market cycles, thereby reducing earnings volatility. Within its two core product lines, the Company sells a range of products that serve individuals at different stages of their life and earnings cycle. This mix also is designed to include products that will be in demand under a variety of economic and market conditions. Similarly, the Company reaches customers through a variety of distribution channels. Diversification of distribution channels allows the Company to reach many segments of the marketplace and lessens its dependence on any one source of assets.


    [bullet] Innovation. Liberty Financial believes that product and distribution innovations are essential in order to grow its asset base and meet the ever changing financial needs of its customers. The Company believes that it has an impressive track record in such innovations. For example, Newport created the first U.S.- based mutual fund to focus exclusively on the "Tiger" countries of Asia. This fund had $1.7 billion of assets under management as of March 31, 1997. The Stein Roe Young Investor[RegTM] Fund was the first mutual fund to be coupled with an educational program to teach young people about investing, while offering parents an excellent device to save for educational and other family needs. The Stein Roe Young Investor Fund had $330.3 million of assets under management and over 85,000 shareholders of record as of March 31, 1997. The Company introduced the first equity-indexed annuity product to the marketplace. At March 31, 1997 and December 31, 1996, the Company's equity-indexed annuity policyholder balances were $926.8 million and $787.8 million, respectively. The Company's equity-indexed annuity sales during the three months ended March 31, 1997 and during 1996 were $123.4 million and $655.2 million, respectively. The Company is also recognized as a leader in electronic commerce on the Internet. For example, in early 1997, the Company introduced a new Web site for the Stein Roe funds which incorporates state-of-the-art security and customization features.


    [bullet] Integration. Liberty Financial actively promotes integration of its operating units and believes that such efforts will enable it to accumulate additional assets by leveraging distribution capabilities and to reduce expenses by consolidating redundant back office functions. For example, upon the Company's acquisition of Newport in April, 1995, Colonial assumed the marketing, sales, service and administration of Newport's flagship Tiger Fund, which was rebranded under the Colonial name. In conjunction with Colonial's sales efforts, the Colonial Newport Tiger Fund's assets have more than tripled from April, 1995 to March 31, 1997. The availability of the Colonial Newport Tiger Fund has facilitated new intermediary distribution relationships for Colonial, including approximately 6,000 new broker relationships. Stein Roe manages a substantial portion of Keyport's general account assets and together with Colonial and Newport manages certain of the funds underlying Keyport's variable annuity products.

       Colonial's transfer agency operations perform these functions for the Stein Roe funds. The Company's bank distribution unit was the largest distributor of Keyport's annuities both during the three months ended March 31, 1997 and during 1996, and the second and third largest distributor, respectively, of the Colonial funds during such periods.

    [bullet] Acquisitions. Where appropriate, the Company seeks acquisitions that provide additional assets, new or complementary investment management capabilities, distribution capabilities or other integration or diversification opportunities in its core product areas. Acquisitions are an integral part of Liberty Financial's business strategy. Stein Roe (acquired in 1986), Keyport (acquired in 1988), Colonial (acquired in
       1995), Newport (acquired in 1995) and major components of the Company's bank distribution unit (including Independent Financial Marketing Group, Inc. ("Independent"), acquired in 1996) all joined Liberty Financial by acquisition. The Company has also made asset acquisitions, including most recently a coinsurance agreement with respect to a $954.0 million block of SPDAs entered into in August, 1996. While the Company is constantly evaluating acquisition opportunities, as of the date of this Prospectus the Company has not entered into any definitive agreement for a material acquisition.

     The Company's business strategy is based on its belief that its products have attractive growth prospects due to important demographic and economic trends. These trends include the need for the aging baby boom generation to increase savings and investment, lower public confidence in the adequacy of government and employer-provided retirement benefits, longer life expectancies, and rising health care costs. The Company believes that its product mix and distribution strength are well suited to exploit these demographic and economic trends and will help the Company maintain and enhance its position as a leading asset accumulation and management company.



                               The Offering (1)


  Shares offered by
    the Selling Shareholders   ......   2,500,000 shares
  Common Stock outstanding after
    this offering (2)    ............   29,084,511 shares
  Use of proceeds  ..................   The Company will not receive any proceeds. All
                                        of the proceeds of this offering will be received
                                        by the Selling Shareholders.
  NYSE symbol   .....................   "L"


----------------

(1) Assumes no exercise of the Underwriters' over-allotment option and is based on the number of shares of Common Stock outstanding at June 23, 1997.

(2) Excludes (i) 3,222,609 shares of Common Stock issuable upon exercise of outstanding stock options having an average exercise price of $22.24 per share, (ii) 345,286 shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock and (iii) shares issuable in connection with the acquisition of Independent in four annual installments based upon attainment of certain performance objectives. Approximately 75,000 shares will be issued in July, 1997 representing the first installment.

                     Summary Consolidated Financial Data(1)
                      (in millions, except per share data)


                                              As of or
                                                for the
                                             Three Months
                                                Ended                                      As of or for the
                                              March 31,                                 Year Ended December 31,
                                             ------------             -------------------------------------------------------------
                                                1997         1996        1996         1995         1994         1993(2)     1992(3)
                                             ------------ ----------- ------------ ------------ ------------ -----------  ---------
                                             (unaudited)
Income Statement Data:
Investment income   .......................  $  208.0     $  189.2   $   796.4    $   761.8    $   695.1     $  675.3    $  710.0
Interest credited to policyholders    .....    (147.3)      (138.1)     (572.7)      (555.8)      (481.9)      (504.2 )    (571.0)
                                             ---------    ---------   ---------    ---------    ---------    ---------    --------
Investment spread   .......................      60.7         51.1       223.7        206.0        213.2        171.1       139.0
                                             ---------    ---------   ---------    ---------    ---------    ---------    --------
Net realized investment gains (losses)   ..      12.9          3.8         8.0         (4.0)        (8.2)        11.4         3.1
                                             ---------    ---------   ---------    ---------    ---------    ---------    --------
Fee income:
 Investment advisory and administrative
  fees  ...................................      53.1         46.4       196.4        155.8         95.9         98.9        88.0
 Distribution and service fees  ...........      12.1         10.6        44.9         28.9           --           --          --
 Transfer agency fees  ....................      11.8         10.4        43.9         30.8          4.0          5.4         5.0
 Surrender charges and net commissions   ..       8.5          7.7        34.7         23.4         20.0         22.9        24.2
 Separate account fees    .................       3.9          3.5        16.0         13.2         12.5          8.0         5.0
                                             ---------    ---------   ---------    ---------    ---------    ---------    --------
  Total fee income  .......................      89.4         78.6       335.9        252.1        132.4        135.2       122.2
                                             ---------    ---------   ---------    ---------    ---------    ---------    --------
Expenses:
 Operating expenses(2, 3) .................     (75.8)       (65.9)     (277.9)      (225.1)      (174.9)      (178.9)     (175.8)
 Amortization of deferred policy
  acquisition costs    ....................     (16.3)       (14.1)      (60.2)       (58.5)       (52.2)       (41.0)      (17.0)
 Amortization of deferred
  distribution costs   ....................      (8.2)        (6.8)      (33.9)       (18.8)          --           --          --
 Amortization of value of insurance
  in force    .............................      (3.2)        (1.7)      (10.2)        (9.5)       (17.0)       (22.4)      (32.4)
 Amortization of intangible assets(3) .....      (3.2)        (3.7)      (15.4)       (12.2)        (5.8)       (15.0)      (42.3)
 Interest expense   .......................      (4.5)        (5.0)      (19.7)       (16.2)        (4.2)          --          --
                                             ---------    ---------   ---------    ---------    ---------    ---------    --------
  Total expenses    .......................    (111.2)       (97.2)     (417.3)      (340.3)      (254.1)      (257.3)     (267.5)
                                             ---------    ---------   ---------    ---------    ---------    ---------    --------
Pretax income (loss)   ....................      51.8         36.3       150.3        113.8         83.3         60.4        (3.2)
Income tax expense  .......................     (16.8)       (12.5)      (49.6)       (39.9)       (32.5)       (29.1)       (9.3)
                                             ---------    ---------   ---------    ---------    ---------    ---------    --------
Net income (loss)   .......................  $   35.0     $   23.8   $   100.7    $    73.9    $    50.8    $    31.3     $ (12.5)
                                             =========    =========   =========    =========    =========    =========    ========
Per Share Data:
 Net income (loss)  .......................  $   1.14     $   0.81   $    3.36    $    2.64    $    2.15    $    1.32     $ (0.55)
 Dividends on common stock(4)..............      0.15         0.15        0.60         0.45           --           --          --
 Dividends on convertible preferred stock..      0.72         0.72        2.88         2.21           --           --          --
 Book value   .............................     36.08        33.78       36.63        34.55        27.38        28.00       26.87
Other Operating Data:
 Net operating income (loss)(5) ...........  $   26.7     $   20.9   $    94.8    $    76.5    $    56.2    $    23.9    $  (14.5)
 Net realized investment gains (losses),
  net of taxes  ............................      8.3          2.9         5.9         (2.6)        (5.4)         7.4         2.0
                                             ---------    ---------   ---------    ---------    ---------    ---------    --------
 Net income (loss)  .......................  $   35.0     $   23.8   $   100.7    $    73.9    $    50.8    $    31.3    $  (12.5)
                                             =========    =========   =========    =========    =========    =========    ========
Balance Sheet Data:
 Total investments  ....................... $11,541.5    $10,178.6   $11,537.9    $10,144.7    $ 8,590.2    $ 8,411.7    $8,151.6
 Intangible assets  .......................     199.9        207.4       205.4        192.3         29.3         35.2        50.2
 Total assets .............................  14,758.7     13,092.4    14,427.7     12,749.4     10,968.8     10,324.6     9,798.3
 Notes payable to affiliates ..............     229.0        229.0       229.0        229.0         75.0           --          --
 Series A redeemable convertible
  preferred stock   .......................      14.0         13.2        13.8         13.0           --           --          --
 Stockholders' equity  ....................   1,042.8        947.9     1,051.4        956.4        624.7        638.8       612.7
 Shares of common stock outstanding   .....      28.9         28.1        28.7         27.7         22.8         22.8        22.8

----------------
(1) Includes data for acquired entities from and after the applicable acquisition date (the most significant being Colonial, which was acquired on March 24, 1995). See Note 2 of Notes to the Consolidated Financial Statements. The data presented should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and other financial information included herein and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."

(2) In 1993, the Company recognized a $22.1 million option plan compensation charge, which primarily reflected a revision in the benefit plan formula from an earnings-based formula to one based upon 104% of book value.

(3) In 1992, the Company changed its estimate of the carrying value of certain intangible assets in its asset management business, resulting in additional amortization expense of $21.0 million. In addition, in 1992 the Company accrued $28.2 million for anticipated guaranty fund assessments in its annuity insurance business in connection with the failure of certain unaffiliated insurance companies.

(4) The amount for 1995 does not include a non-cash dividend of $30.0 million paid to an affiliate of Liberty Mutual. See Note 5 of Notes to the Consolidated Financial Statements.

(5) Net operating income (loss) is defined as net income (loss), excluding net realized investment gains and losses, net of related income taxes.

                           INVESTMENT CONSIDERATIONS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act. Actual results could differ materially from those projected in such forward-looking statements as a result of the investment considerations set forth below and the matters set forth in this Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive. The following investment considerations should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.


Interest Rate Risk

     The Company's investment spread (i.e., the amount by which investment income exceeds interest credited to annuity and life insurance policyholders) is the most significant component of its results of operations. The Company's results of operations and financial condition are significantly dependent on the Company's ability to manage effectively its investment spread. The Company will experience a compression of its investment spread when it is unable or chooses not to maintain the same margin between its investment earnings and its crediting rates. When interest rates rise, the Company may not be able to reposition the assets in its investment portfolio into higher-yielding assets that will be necessary to fund the higher crediting rates necessary to keep its SPDAs competitive. As a result, the Company may experience either a decrease in SPDA sales and an increase in surrenders (as described below) if it chooses to maintain its spread by not raising its crediting rates, or spread compression if it does increase its crediting rates. Conversely, when interest rates fall, the Company would have to reinvest the cash received from its investments (i.e., interest and payments of principal upon maturity or redemption) in the lower-yielding instruments then available. If the Company were unable (e.g., because of guaranteed minimum crediting rates or delays or limitations on the frequency of crediting rate resets) or chose not to reduce the crediting rates on SPDAs or acquire relatively higher-risk securities yielding higher rates of return, spread compression would occur.

     If, as a result of interest rate increases, the Company were unable or chose not to raise its renewal crediting rates to keep them competitive, the Company may experience an increase in surrenders. If the Company lacked sufficient liquidity, the Company might have to sell investment securities to fund associated payments. Because the value of such securities would likely have decreased in response to the increase in interest rates, the Company would realize a loss on the sales. In addition, regardless of whether the Company realizes an investment loss, the surrenders would produce a decrease in invested assets, with an adverse effect on future earnings therefrom. Finally, premature surrenders may also cause the Company to accelerate amortization of expenses related to the policy acquisition (principally commissions), which would otherwise be amortized over the life of the policy. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."


Investment Portfolio Risks


     The Company's general account investments are subject to additional risks due to the nature of certain investment assets, including mortgage backed securities ("MBSs"), certain securities which are not freely tradeable and below investment grade securities. MBSs, including collateralized mortgage obligations, are subject to prepayment risks that vary with, among other things, interest rates. As of March 31, 1997, Keyport owned approximately $4.0 billion of MBSs (31.9% of its general account investments). During periods of declining interest rates, MBSs generally prepay faster as the underlying mortgages are prepaid and refinanced by the borrowers in order to take advantage of the lower rates. MBSs that have an amortized cost that is greater than par (i.e., purchased at a premium) may incur a reduction in yield or a loss as a result of such prepayments. In addition, during such periods, the Company will generally be unable to reinvest the proceeds of any such prepayment at comparable yields, which may contribute to spread compression. Conversely, during periods of rising interest rates, prepayments generally slow. Significant delays in expected rates of prepayment could adversely affect the Company's liquidity. MBSs that have an amortized value that is less than par (i.e., purchased at a discount) may incur a decrease in yield or a loss as a result of slower prepayments.

     As of March 31, 1997, approximately $3.3 billion, or 26.6%, of the Company's general account investments were invested in securities which were sold without registration under the Securities Act and were not freely tradeable under the Securities Act or which were otherwise illiquid. These securities may be resold pursuant to an exemption from registration under the Securities Act. If the Company sought to sell such securities, it might be unable to do so at the then current carrying values and might have to dispose of such securities over extended periods of time at uncertain levels. The Company's inability to dispose of illiquid and/or restricted securities at desired times and prices could have a material adverse effect on the Company's investment spread and liquidity.


     Approximately $10.3 billion, or 81.9%, of the Company's general account investments of $12.6 billion at March 31, 1997, was rated by Standard & Poor's Corporation, Moody's Investors Service, Inc. or under comparable statutory rating guidelines established by the National Association of Insurance Commissioners ("NAIC"). At March 31, 1997, the carrying value of investments in below investment grade securities totaled $991.5 million, or 7.9% of general account investments. Below investment grade securities generally provide higher yields and involve greater risks than investment grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment grade issuers. In addition, the trading market for these securities may be more limited than for investment grade securities. Defaults or the inability to liquidate these securities at their carrying value could adversely affect the Company's results of operations and financial condition.



     While the Company seeks to mitigate the potentially adverse effects of interest rate changes through asset/liability management and through various hedging techniques, there can be no assurance that such portfolio management techniques will be effective in mitigating the potentially adverse effects of interest rate changes. The Company employs hedging strategies to manage interest rate risk, including interest rate swaps and caps. The primary risk associated with swaps and caps is counterparty nonperformance. In addition, swap agreements have interest rate risk. Such instruments are entered into for hedging (as opposed to investment or speculative) purposes in connection with the management of the Company's general account portfolio, and from time to time the Company incurs gains or losses on such instruments.


     The Company purchases S&P 500 call options to hedge the guarantees made to equity-indexed policyholders. The value of call options can be adversely affected by changes in the level of the S&P 500 index. Call options also have the risk of counterparty nonperformance. The Company believes that changes in the value of its S&P 500 call options will be substantially offset by changes in the value of its equity-indexed liabilities. However, there can be no assurance that these hedges will be effective in offsetting the potentially adverse effects of changes in S&P 500 index levels impacting interest credited to equity-indexed policyholders. Keyport's profitability could be adversely affected if the value of its S&P 500 call options increase less than (or decrease more than) the value of the guarantees made to equity-indexed policyholders. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION--Management of the Company's Investments" and "BUSINESS--Retirement-Oriented Insurance Products--General Account Investments."


Other Factors Affecting Product Sales and Asset Retention


     The Company's product sales and asset levels are affected by certain general economic and market factors such as changes in interest rates and stock prices. These factors can influence, among other things, product sales and asset retention. In particular, significant growth in the retirement-oriented savings market and strong stock market appreciation have been material factors in the growth in the Company's assets and its ability to generate new sales in recent years. There can be no assurance, however, that these economic and market trends will continue. Adverse economic conditions and other factors, including a protracted or precipitous decline in stock market and other economic conditions that affect the popularity of the Company's products and services, may negatively affect the Company's results of operations and financial condition.


     Industry sales and surrenders of SPDAs tend to be sensitive to prevailing interest rates. Sales can be expected to decrease and surrenders to increase in interest rate environments when SPDA rates are lower than rates offered by competing conservative fixed-return investments, such as bank certificates of deposit. SPDA sales also can be adversely affected by low interest rates.


     Sales of mutual funds and other investment management products also are subject to market forces. Changes in the financial markets, including significant increases or decreases in interest rates or stock prices, can increase or decrease fund sales and redemptions, as well as the values of assets in such portfolios, all of which impact investment management fees. The competitiveness of the Company's investment management products (both in terms of new sales and asset retention) also is dependent on the relative attractiveness of their underlying investment philosophies and methods under prevailing market conditions.

     All of the Company's annuities permit the policyholder at any time to withdraw all or any part of the accumulated policy value. Premature termination of an annuity policy results in the loss by the Company of anticipated future earnings related to the annuity premium deposit and the accelerated recognition of the sales expenses related to policy acquisition, as described above. Surrender charges provide a measure of protection against premature withdrawal of policy values. All of the Company's SPDAs currently are issued with surrender charges. At March 31, 1997, 85.0% of the Company's SPDAs remained in the surrender charge period. During the remaining nine months of 1997, and during 1998 and 1999, policies having aggregate balances of $697.6 million, $993.8 million and $1.2 billion, respectively, were scheduled as of March 31, 1997 to come off the surrender charge period. Substantially all of the Company's investment management assets are subject to client withdrawals. Most of the Company's mutual fund assets are held in open-end funds. Shareholders of open-end funds generally can redeem their shares on a daily basis. In addition, the Company's other investment management clients generally may terminate their relationship on 30 to 60 days' notice. Significant levels of asset withdrawals could have a material adverse effect on the Company's results of operations. See "BUSINESS--Retirement-Oriented Insurance Products--Sales and Asset Retention" and "--Investment Management--Sales and Asset Retention."


Industry and Competitive Factors

     The insurance and investment management businesses are highly competitive. Liberty Financial competes with a large number of insurance companies, investment management firms, mutual fund companies, banks and others, many of which are larger and have greater financial and other resources than Liberty Financial. Liberty Financial believes that the most important factors affecting competition to accumulate and retain assets are investor returns and relative performance, access to and maintenance of distribution relationships, pricing practices, and product and service features. The Company's ability to accumulate and retain assets under management could be adversely affected if investment results underperform the market or the competition. Such underperformance could result in reduced sales and asset withdrawals. No assurance can be given as to the Company's future investment results.

     The Company distributes the majority of its products (53.0% and 61.0%, respectively, during the three months ended March 31, 1997 and during 1996) through intermediaries. The proliferation of competing products requires the Company to compete to establish and maintain distribution relationships and to maintain "shelf space" with distributors. In response to the proliferation of available investment products, many of the larger distributors have begun to reduce the number of companies for whom they distribute. Product features, relative performance, pricing and support services to distributors and their customers are important factors in competing for distribution relationships. An interruption in the Company's continuing relationship with certain of these distributors could materially adversely affect the Company's ability to market its products. There can be no assurance that the Company would be able to find alternative sources of distribution in a timely manner. Some distributors have begun to assess fee sharing payments or similar charges as additional compensation for fund sales. The Company can be confronted with the choice of absorbing these charges or limiting its access to certain distributors. See "BUSINESS--Distribution" and "--Competition."


Control by Liberty Mutual; Potential Conflicts of Interest

     Upon completion of this offering, based upon shares outstanding as of June 23, 1997, Liberty Mutual will own, indirectly through a wholly-owned subsidiary, approximately 74.7% of the Company's outstanding Common Stock and approximately 73.8% of the combined voting power of the Company's outstanding Common Stock and Preferred Stock (approximately 73.4% and 72.5%, respectively, if the over-allotment option granted to the Underwriters is exercised in full). Liberty Mutual has and following this offering will continue to have the power to elect the entire Board of Directors and to approve any action requiring shareholder approval, including adopting amendments to the Company's Restated Articles, approving the issuance of additional Common Stock or other equity securities and, subject to receipt of necessary government approvals, approving mergers or sales of all or substantially all of the assets of Liberty Financial or its subsidiaries. If Liberty Financial's public stockholders become dissatisfied with management of Liberty Financial, they will be unable to effect a change in control as long as Liberty Mutual continues to own a majority of the Company's voting stock. Fifteen of the Company's 18 directors also are directors of Liberty Mutual.


     Liberty Financial is a party to various agreements with Liberty Mutual and certain of its affiliates. The existing agreements between Liberty Financial and Liberty Mutual may be modified in the future and additional agreements or transactions may be entered into between Liberty Financial and Liberty Mutual. From time to time Liberty

Financial has received capital contributions, loans and other credit support and advances from Liberty Mutual. Liberty Mutual has no obligation to make further capital contributions or loans or advances or otherwise provide credit support to Liberty Financial.


     Conflicts of interest could arise between Liberty Financial and Liberty Mutual with respect to any of the foregoing, or any future agreements or arrangements between them. The members of Liberty Financial's Board of Directors who are affiliated with Liberty Mutual may consider both the short-term and long-term impact of operating decisions on Liberty Financial as well as the impact of decisions on the financial results of Liberty Mutual. Neither Liberty Mutual nor Liberty Financial has instituted, or has any current plans to institute, any formal plan or arrangement to address any possible conflicts of interest. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION--Liquidity and Capital Resources," "MANAGEMENT," "PRINCIPAL AND SELLING SHAREHOLDERS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Matters Pertaining to Liberty Mutual."


Importance of Credit Ratings for Annuities

     Keyport competes with other insurance companies on the basis of a number of factors, including the ratings assigned by A.M. Best and the claims-paying ability ratings assigned by nationally recognized statistical rating organizations. Keyport is currently rated "A+" (Superior) by A.M. Best. Ratings by A.M. Best for insurance companies currently range from "A++" (Superior) to "F" (in Liquidation) and some companies are not rated. At present, Keyport is rated "AA-" (excellent financial security) by Standard & Poor's Corporation ("S&P"), "A1" (good financial strength) by Moody's Investors Service, Inc. ("Moody's") and "AA-" (very high claims paying ability) by Duff & Phelps. The S&P and Duff & Phelps "-" modifier signifies that Keyport is at the lower end of the AA category. These ratings reflect the opinion of the rating agency as to the relative financial strength of Keyport and Keyport's ability to meet its contractual obligations to its policyholders. Such ratings are not "market" ratings or recommendations to use or invest in Keyport or Liberty Financial and should not be relied upon when making a decision to invest in the Common Stock. Many financial institutions and broker-dealers focus on the claims-paying ability rating of an insurer in determining whether to market the insurer's annuities. If any of Keyport's ratings were downgraded from their current levels or if the ratings of Keyport's competitors improved and Keyport's did not, sales of Keyport's products, the level of surrenders on existing policies and the Company's relationships with distributors could be materially adversely affected. No assurance can be given that Keyport will be able to maintain its financial ratings. See "BUSINESS--Retirement-Oriented Insurance Products--Sales and Asset Retention."



Reliance on Key Personnel


     Liberty Financial's ability to attract and retain clients is dependent, to a large extent, on its ability to attract and retain key employees, including senior officers at the Company and Keyport, Colonial, Stein Roe, Newport and the Company's other subsidiaries and experienced portfolio managers and sales executives. Competition for such persons is intense. Certain of these employees are responsible for significant client relationships. In general, Liberty Financial's employees are not subject to non-compete arrangements. Loss of key personnel could have a material adverse effect on Liberty Financial. The Company does not have, and is not contemplating securing, any significant amount of key-man life insurance for its employees.



Holding Company Structure; Dividend Restrictions


     Liberty Financial is a holding company whose principal assets (and source of funds for the payment of operating expenses, principal and interest on debt, redemption of stock and dividends) consist of its equity interests in Keyport, Colonial, Stein Roe, Newport and its other subsidiaries. Current Rhode Island insurance law applicable to Keyport permits the payment of dividends or distributions which, together with dividends or distributions paid during the preceding 12 months, do not exceed the lesser of (i) 10% of Keyport's statutory surplus as of the preceding December 31 or (ii) Keyport's statutory net gain from operations for the preceding fiscal year. Any proposed dividend in excess of this amount is called an "extraordinary dividend" and may not be paid until it has been approved by the Commissioner of Insurance of the State of Rhode Island. As of December 31, 1996, the amount of dividends that Keyport could pay without such approval was $42.5 million. However, Keyport has not paid any dividends since its acquisition in December, 1988. The terms of Colonial's existing senior credit facility place certain restrictions on Colonial's ability to pay dividends. Under the terms of the facility (as amended in April 1997), Colonial could pay dividends of up to $87.2 million as of March 31, 1997. No assurances can be given that future regulatory changes and credit arrangements will not create additional restrictions on the ability of the Company's subsidiaries to pay dividends. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS" and "BUSINESS--Regulation."



Recent Accounting Proposal


     In June 1996, the Financial Accounting Standards Board ("FASB") issued an exposure draft of an accounting standard entitled "Accounting for Derivative and Similar Financial Instruments and for Hedging Activities." This exposure draft, if adopted in the form in which it was issued, would require companies to report derivatives on the balance sheet at fair value with changes in fair value recorded in income or equity. The exposure draft also would change the accounting for derivatives used in hedging strategies from traditional deferral accounting to a current recognition approach which could impact a company's income statement and balance sheet and expand the definition of a derivative instrument. Management expects that this accounting standard, in whatever form, will not be effective until 1999. FASB's Rules of Procedure require that, prior to approving a new accounting standard, extensive "due process" be followed. FASB requests written comments from interested parties on an exposure draft and also may hold public hearings. This exposure draft has drawn criticism primarily because the required accounting treatment would not match the perceived economic effect of such hedging strategies. As a result of, among other things, the concerns and criticisms in comment letters and at public hearings held on this exposure draft, the Company is unable to predict the form that the final accounting standard, if adopted, may take and believes it would be inappropriate to speculate on the effects of any such adoption at this time.



Regulation

     The Company's business activities are extensively regulated. Keyport is subject to comprehensive state laws and regulations throughout the United States. Such laws and regulations, in addition to limiting the amounts of dividends and other payments that can be paid by Keyport without prior approval, impose restrictions on the amount and type of investments Keyport may hold. These regulations also affect many other aspects of Keyport's business, including risk-based capital requirements, the type and amount of required asset valuation reserve accounts, the licensing of agents, the form and content of statutory financial statements and policy forms. These regulations are designed primarily to insure the financial stability of insurance companies and otherwise to protect policyholders, not stockholders. The insurance regulatory structure, including transactions between a holding company and its insurance subsidiaries, has been subjected to increased scrutiny in recent years by the NAIC, federal and state legislative bodies and state regulatory authorities. In addition, the insurance laws and regulations of Rhode Island also may impede or delay a business combination involving the Company or Keyport.


     Keyport prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Insurance Department of the State of Rhode Island. Prescribed statutory accounting practices generally include state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ between the states and companies within a state. The NAIC is currently in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. That project, when completed, may result in changes to the accounting practices that Keyport uses to prepare its statutory-basis financial statements. The impact of any such changes on Keyport's statutory surplus cannot be determined at this time. No assurance can be given that such changes would not have a material adverse effect on the Company.


     The Company's investment management businesses are also subject to extensive regulation, including the Exchange Act, the Investment Advisers Act of 1940 (the "Advisers Act") and various other federal and state securities and banking laws and regulations. Such laws and regulations generally grant supervisory agencies and bodies broad administrative powers. Certain of the Company's subsidiaries are also subject to regulation by the National Association of Securities Dealers, Inc. The Company cannot predict, and no assurances can be given as to, the effect that any proposed or future regulations or changes in the interpretation of existing regulations in any area in which the Company or its subsidiaries is regulated, may have on the financial condition or operations of Liberty Financial. See "BUSINESS--Regulation."

     National banks may become more significant competitors in the future as a result of certain recent court decisions and regulatory actions. Also, several proposals to repeal or modify the Glass-Steagall Act of 1933 (which restricts banks from engaging in securities-related businesses) and the Bank Holding Company Act of 1956 (which prohibits banks from being affiliated with insurance companies) have been made by members of Congress (including a bill currently under consideration in the U.S. House of Representatives) and the Clinton Administration. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted or, if enacted, what their potential effect will be on the Company. See "BUSINESS--Regulation."

     In the ordinary course of its investment management business, the Company enters into investment advisory agreements with mutual funds and others. As required by the Investment Company Act of 1940 (the "Investment Company Act") and the Advisers Act, Liberty Financial's investment advisory agreements provide that the agreements terminate automatically upon their "assignment." The Investment Company Act and the Advisers Act define the term "assignment" to include any "direct or indirect transfer" of a "controlling block of the voting securities" of the issuer's outstanding voting securities. The Investment Company Act presumes that any person holding more than 25% of the voting stock of any person "controls" such person. Following the completion of this offering, additional sales by Liberty Mutual or other stockholders or new issuances of capital stock by Liberty Financial, among other things, may raise issues relating to assignments of the Company's investment advisory agreements. The Restated Articles include provisions limiting the voting power of shares of the Company's Voting Stock held by holders of 20% or more of such Voting Stock in certain circumstances. These provisions do not apply to Liberty Mutual, subsidiaries or affiliates of Liberty Mutual, direct or indirect subsidiaries of the Company and certain employee plans established or to be established by the Company. Liberty Financial's Board of Directors may approve the exemption of other persons or groups from the provisions described above. While this voting limitation is in place to reduce the likelihood, under certain circumstances, of inadvertent terminations of Liberty Financial's advisory agreements as a result of "assignments" thereof, there can be no assurances that this limitation will prevent such a termination from occurring. In addition, such limitation could be deemed to have an anti-takeover effect and to make changes in management more difficult. See "BUSINESS--Regulation--Asset Management Products" and "DESCRIPTION OF CAPITAL STOCK--Other Provisions Pertaining to a Change in Control."


Tax Status of Insurance Products

     Under the Internal Revenue Code (the "Code"), income tax payable by annuity and life insurance policyholders on current investment earnings is deferred during the accumulation period. Taxes, if any, are payable by the policyholder on the accumulated tax-deferred earnings when the policy benefits are actually paid or to be paid, in accordance with the provisions of the Code. From time to time, legislation has been proposed, but not enacted, which would tax investment earnings currently as they are credited to the policyholder. No assurances can be given that these or other similar tax proposals will not be enacted in the future. If the Code were to be amended to eliminate or reduce the tax-deferred status of the Company's retirement-oriented insurance products, market demand for such products could be materially adversely affected. Other possible legislation, such as a reduction in the tax rate applicable to capital gains, could also adversely affect the Company's business. A reduction of the capital gains rate could make annuities a less attractive form of investment. It also could result in investors liquidating their positions in the Company's retirement-oriented insurance products to take advantage of such lower tax rate. See "BUSINESS--Retirement-Oriented Insurance Products--Products."



Shares Eligible for Future Sale by Liberty Mutual


     The sale of a substantial number of shares of Common Stock held directly or indirectly by Liberty Mutual following this offering, or the perception that such sales could occur, could materially adversely affect the prevailing market price of the Common Stock. It could also make it more difficult for the Company to sell newly issued equity securities in the future at a time and price which it deems appropriate. On the date of this Prospectus, Liberty Mutual will hold indirectly 21,716,935 shares of Common Stock (giving effect to the sale pursuant to this Prospectus of 1,905,196 shares held indirectly by Liberty Mutual), all of which will be eligible for future sale in the public market in accordance with Rule 144 under the Securities Act. The Company has granted to Liberty Mutual certain rights to have all of its shares registered for sale under the Securities Act. These registration rights include multiple demand registrations, as well as so-called "piggy-back" registrations. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Matters Pertaining to Liberty Mutual--Registration Rights Agreement" for a more detailed description of the terms and conditions of these registration rights. These registration rights could result in additional secondary offerings of significant share amounts by Liberty Mutual.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


     The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "L". The Common Stock began trading on the NYSE on March 27, 1995, following the Company's acquisition of Colonial. The Common Stock is also listed on the Boston Stock Exchange. Prior to March 27, 1995, there was no public market for the Company's Common Stock.

     The following table sets forth the high and low closing sales price for the Common Stock on the NYSE for each of the periods indicated below.


1995                                              High       Low
---------------                                  --------   -------
First Quarter (from March 27, 1995)   .........   $29        $27
Second Quarter   ..............................    27-1/2      23-7/8
Third Quarter .................................    29-1/4      25-3/8
Fourth Quarter   ..............................    30-1/4      27-1/8

1996
---------------
First Quarter .................................   $32-3/8     $30
Second Quarter   ..............................    34          30-3/4
Third Quarter .................................    33-7/8      29-1/8
Fourth Quarter   ..............................    39          30-7/8

1997
---------------
First Quarter    ..............................   $45-5/8     $38-5/8
Second Quarter (through June 23, 1997)   ......    51-1/4      37-3/4



     On June 23, 1997, the last reported sale price for the Common Stock, as reported on the NYSE, was $491/4. The approximate number of stockholders of record of the Company's Common Stock as of June 23, 1997 was 160.


     Since the second quarter of 1995, the Company has paid quarterly cash dividends of $0.15 per share. The declaration and payment of any dividends on the Common Stock are dependent upon the Company's results of operations, financial condition, cash requirements, capital requirements, regulatory considerations and other relevant factors, and in all events are subject to the discretion of the Board of Directors and to any preferential dividend rights of the outstanding Series A Convertible Preferred Stock ("Preferred Stock") of Liberty Financial. The holders of the issued and outstanding shares of Preferred Stock are entitled to receive cumulative cash dividends at the rate of $2.875 per annum per share, payable in equal quarterly installments. The terms of the Preferred Stock preclude the payment of any dividends on the Common Stock unless cumulative dividends on the outstanding Preferred Stock have been paid or declared in full. Accordingly, there is no requirement, and no assurance can be given, that dividends will be paid on the Common Stock.


     The Company's Board of Directors has established an optional dividend reinvestment plan ("DRIP") for holders of Common Stock and Preferred Stock. LFC Holdings, Inc. has participated in the DRIP since 1995 and, prior to 1997, was the only participant. LFC Holdings, Inc.'s participation may be terminated at any time. Based upon Liberty Financial's current expectations as to its liquidity and cash needs, Liberty Financial's ability to pay dividends on the Common Stock may be dependent upon LFC Holdings, Inc.'s continued participation in the DRIP. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION--Liquidity and Capital Resources."

     As a holding company, the Company's ability to pay dividends depends largely upon the ability of its subsidiaries to make distributions to it. Payments by Keyport to the Company are restricted by the insurance laws of the State of Rhode Island, Keyport's state of domicile. See "INVESTMENT CONSIDERATIONS--Holding Company Structure; Dividend Restrictions." As of December 31, 1996, the amount of dividends that Keyport could pay under such restrictions without the approval of the Commissioner of Insurance of the State of Rhode Island was $42.5 million. However, Keyport has not paid any dividends since its acquisition in 1988. The terms of Colonial's existing senior credit facility place certain limitations on Colonial's ability to pay dividends. Under the terms of the facility (as amended in April 1997), Colonial could pay dividends of up to $87.2 million as of March 31, 1997. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION--Liquidity and Capital Resources" and "BUSINESS--Regulation--Annuity Insurance."

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA


     The following selected consolidated financial data as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 have been derived from the Company's Consolidated Financial Statements, which have been audited by the Company's independent auditors. The balance sheet data as of March 31, 1997 and 1996 and the income statement data for the three months ended March 31, 1997 and 1996 have been derived from unaudited financial statements of the Company also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the unaudited interim periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the full year or for any future period. The data presented below includes data for acquired entities from and after the applicable acquisition date (the most significant being Colonial, which was acquired on March 24, 1995). The data presented should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto and other financial information included herein. See the Consolidated Financial Statements and Notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION."



                                                     As of or for the
                                                    Three Months Ended                           As of or for the
                                                      March 31, 1997                         Year Ended December 31,
                                                 -----------------------  ---------------------------------------------------------
                                                       (unaudited)
                                                  1997          1996        1996        1995        1994       1993(1)      1992(2)
                                                 ----------- -----------  ----------- ----------- ----------- ----------- ---------
                                                             (in millions, except per share data)
Income Statement Data:
Investment income   ...........................  $ 208.0     $ 189.2     $ 796.4     $ 761.8     $ 695.1     $ 675.3     $  710.0
Interest credited to policyholders    .........   (147.3)     (138.1)     (572.7)     (555.8)     (481.9)     (504.2)      (571.0)
                                                  -------    --------    --------    --------    --------    --------    --------
Investment spread   ...........................     60.7        51.1       223.7       206.0       213.2       171.1        139.0
                                                  -------    --------    --------    --------    --------    --------    --------
Net realized investment gains (losses)   ......     12.9         3.8         8.0        (4.0)       (8.2)       11.4          3.1
                                                  -------    --------    --------    --------    --------    --------    --------
Fee income:
 Investment advisory and administrative
  fees  .......................................     53.1        46.4       196.4       155.8        95.9        98.9         88.0
 Distribution and service fees  ...............     12.1        10.6        44.9        28.9          --          --           --
 Transfer agency fees  ........................     11.8        10.4        43.9        30.8         4.0         5.4          5.0
 Surrender charges and net commissions   ......      8.5         7.7        34.7        23.4        20.0        22.9         24.2
 Separate account fees    .....................      3.9         3.5        16.0        13.2        12.5         8.0          5.0
                                                  -------    --------    --------    --------    --------    --------    --------
  Total fee income  ...........................     89.4        78.6       335.9       252.1       132.4       135.2        122.2
                                                  -------    --------    --------    --------    --------    --------    --------
Expenses:
 Operating expenses(1, 2) .....................    (75.8)      (65.9)     (277.9)     (225.1)     (174.9)     (178.9)      (175.8)
 Amortization of deferred policy
  acquisition costs    ........................    (16.3)      (14.1)      (60.2)      (58.5)      (52.2)      (41.0)       (17.0)
 Amortization of deferred
  distribution costs   ........................     (8.2)       (6.8)      (33.9)      (18.8)         --          --           --
 Amortization of value of insurance
  in force    .................................     (3.2)       (1.7)      (10.2)       (9.5)      (17.0)      (22.4)       (32.4)
 Amortization of intangible assets(2) .........     (3.2)       (3.7)      (15.4)      (12.2)       (5.8)      (15.0)       (42.3)
 Interest expense   ...........................     (4.5)       (5.0)      (19.7)      (16.2)       (4.2)         --           --
                                                  -------    --------    --------    --------    --------    --------    --------
  Total expenses    ...........................   (111.2)      (97.2)     (417.3)     (340.3)     (254.1)     (257.3)      (267.5)
                                                  --------   --------    --------    --------    --------    --------    --------
Pretax income (loss)   ........................     51.8        36.3       150.3       113.8        83.3        60.4         (3.2)
Income tax expense  ...........................    (16.8)      (12.5)      (49.6)      (39.9)      (32.5)      (29.1)        (9.3)
                                                  --------   --------    --------    --------    --------    --------    --------
Net income (loss)   ...........................  $  35.0    $   23.8    $  100.7    $   73.9    $   50.8    $   31.3     $  (12.5)
                                                 ========    ========    ========    ========    ========    ========     ========
Per Share Data:
 Net income (loss)  ...........................  $  1.14    $   0.81    $   3.36    $   2.64    $   2.15    $   1.32     $  (0.55)
 Dividends on common stock(3)..................     0.15        0.15        0.60        0.45          --          --           --
 Dividends on convertible preferred stock .....     0.72        0.72        2.88        2.21          --          --           --
 Book value   .................................    36.08       33.78       36.63       34.55       27.38       28.00        26.87

                                                 As of or for the
                                                   Three Months
                                                       Ended                               As of or for the
                                                     March 31,                         Year Ended December 31,
                                              ----------------------- ----------------------------------------------------------
                                                 1997        1996        1996        1995        1994       1993(1)      1992(2)
                                              ----------- ----------- ----------- ----------- ----------- ---------- -----------
                                                    (unaudited)
                                                                     (in millions, except per share data)
Other Operating Data:
 Net operating income (loss)(4)  ............   $    26.7   $    20.9   $    94.8 $    76.5    $   56.2   $   23.9    $  (14.5)
 Net realized investment gains (losses), net
  of taxes  .................................         8.3         2.9         5.9     (2.6)        (5.4)       7.4         2.0
                                               ----------  ----------  ---------- ---------    --------   ---------   --------
  Net income (loss)  ........................   $    35.0   $    23.8   $   100.7 $    73.9    $   50.8   $   31.3    $  (12.5)
                                               ==========  ==========  ========== =========    ========   =========   ========
Balance Sheet Data:
 Total investments   ........................   $11,541.5   $10,178.6   $11,537.9 $10,144.7    $8,590.2   $8,411.7    $8,151.6
 Intangible assets   ........................       199.9       207.4       205.4    192.3         29.3       35.2        50.2
 Total assets  ..............................    14,758.7    13,092.4    14,427.7 12,749.4     10,968.8   10,324.6     9,798.3
 Notes payable to affiliates  ...............       229.0       229.0       229.0    229.0         75.0         --          --
 Series A redeemable convertible
  preferred stock ...........................        14.0        13.2        13.8     13.0           --         --          --
 Stockholders' equity   .....................     1,042.8       947.9     1,051.4    956.4        624.7      638.8       612.7
 Shares of common stock outstanding .........        28.9        28.1        28.7     27.7         22.8       22.8        22.8

----------------

(1) In 1993, the Company recognized a $22.1 million option plan compensation charge, which primarily reflected a revision in the benefit plan formula from an earnings-based formula to one based upon 104% of book value.

(2) In 1992, the Company changed its estimate of the carrying value of certain intangible assets in its asset management business, resulting in additional amortization expense of $21.0 million. In addition, in 1992 the Company accrued $28.2 million for anticipated guaranty fund assessments in its annuity insurance business in connection with the failure of certain unaffiliated insurance companies.


(3) The amount for 1995 does not include a non-cash dividend of $30.0 million paid to an affiliate of Liberty Mutual. See Note 5 of Notes to the Consolidated Financial Statements.


(4) Net operating income (loss) is defined as net income (loss), excluding net realized investment gains and losses, net of related income taxes.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


Results of Operations

     Comparison of Three Months Ended March 31, 1997 and 1996

     Net Income was $35.0 million or $1.14 per share in the first quarter of 1997 compared to $23.8 million or $0.81 per share in the first quarter of 1996. The improvement of $11.2 million in 1997 compared to 1996 resulted from higher investment spread, higher fee income and higher net realized investment gains. Partially offsetting these items were increased operating expenses, amortization expense and income tax expense.

     Pretax Income was $51.8 million in the first quarter of 1997 compared to $36.3 million in the first quarter of 1996. The higher pretax income in 1997 compared to 1996 resulted from higher investment spread, higher fee income and higher net realized investment gains. Partially offsetting these increases were the higher expenses referred to above.

     Investment Spread is the amount by which investment income earned on the Company's investments exceeds interest credited on policyholder balances. Investment spread was $60.7 million in the first quarter of 1997 compared to $51.1 million in the first quarter of 1996. The amount by which the average yield on investments exceeds the average interest credited rate on policyholder balances is the investment spread percentage. Such investment spread percentage in the first quarter of 1997 was 1.90% compared to 1.82% in the first quarter of 1996.

     Investment income was $208.0 million in the first quarter of 1997 compared to $189.2 million in the first quarter of 1996. The increase of $18.8 million in 1997 compared to 1996 primarily relates to a $27.4 million increase as a result of the higher level of average invested assets, partially offset by an $8.6 million decrease resulting from a lower average investment yield. The average investment yield was 6.94% in the first quarter of 1997 compared to 7.27% in the first quarter of 1996.

     Interest credited to policyholders totaled $147.3 million in the first quarter of 1997 compared to $138.1 million in the first quarter of 1996. The increase of $9.2 million in 1997 compared to 1996 primarily relates to a $19.5 million increase as a result of a higher level of average policyholder balances, partially offset by a $10.3 million decrease resulting from a lower average interest credited rate. Policyholder balances averaged $11.7 billion in the first quarter of 1997 compared to $10.2 billion in the first quarter of 1996. The average interest credited rate was 5.04% in the first quarter of 1997 compared to 5.45% in the first quarter of 1996.


     Average Investments (computed without giving effect to SFAS 115--see Note 1 of Notes to the Consolidated Financial Statements), including a portion of the Company's cash and cash equivalents, were $12.0 billion in the first quarter of 1997 compared to $10.4 billion in the first quarter of 1996. The increase of $1.6 billion in 1997 compared to 1996 primarily relates to the 100 percent coinsurance agreement with respect to a $954.0 million block of SPDAs entered into with Fidelity & Guaranty Life Insurance Company ("F&G Life") during the third quarter of 1996 and the investment of portfolio earnings for the twelve months ended March 31, 1997 of $0.8 billion. Under the F&G Life transaction, the investment risk of the policies was transferred to Keyport, while F&G Life continues to administer the policies.

     Net Realized Investment Gains were $12.9 million in the first quarter of 1997 compared to $3.8 million in the first quarter of 1996. Sales of fixed maturity investments generally are made to maximize total return. In 1997 net realized investment gains included gains on the sales of fixed maturity investments of $6.3 million and gains on redemption of seed money investments made by the Company in separate account mutual funds sponsored by the Company of $6.6 million. The net realized investment gains in 1996 were attributable to sales of fixed maturity investments.


     Investment Advisory and Administrative Fees are based on the market value of assets managed for mutual funds, wealth management and institutional investors. Investment advisory and administrative fees were $53.1 million in the first quarter of 1997 compared to $46.4 million in the first quarter of 1996. The increase of $6.7 million in 1997 compared to 1996 primarily reflects a higher level of average fee-based assets under management.

     Average fee-based assets under management were $35.8 billion in the first quarter of 1997 compared to $32.5 billion in the first quarter of 1996. The increase of $3.3 billion during the first quarter of 1997 compared to the first quarter of 1996 resulted primarily from market appreciation of $1.8 billion and net sales of $1.2 billion for the twelve months ended March 31, 1997. In addition, approximately $0.3 billion in fee-based assets under management were acquired during this twelve month period. Investment advisory and administrative fees were 0.59% of average fee-based assets under management in the first quarter of 1997 and 0.57% in the first quarter of 1996. This increase in the effective fee rate in the first quarter of 1997 was primarily due to the increased proportion of assets under management in mutual funds with relatively higher fees.


     The amount of fee-based assets under management is affected by product sales and redemptions and by changes in the market values of such assets under management. Fee-based assets under management and changes in such assets are set forth in the tables below (in billions).


                       Fee-Based Assets Under Management


                                                      As of March 31,
                                                      ----------------
                                                      1997      1996
                                                      -------   ------
  Mutual funds:
   Intermediary-distributed   .....................     $15.6   $15.7
   Direct-marketed   ..............................       6.2     5.4
   Closed-end  ....................................       1.9     1.8
   Variable annuity  ..............................       1.1     1.0
                                                       ------   ------
                                                         24.8    23.9
  Wealth management  ..............................       5.5     4.4
  Institutional asset management ..................       4.5     4.4
                                                       ------   ------
   Total fee-based assets under management*  ......     $34.8   $32.7
                                                       ======   ======


----------------
* As of March 31, 1997 and 1996, Keyport's insurance assets of $12.2 billion and $10.6 billion, respectively, bring total assets under management to $47.0 billion and $43.3 billion, respectively.


                 Changes in Fee-Based Assets Under Management


                                                                 Three Months
                                                                     Ended
                                                                   March 31,
                                                            -----------------------
                                                             1997         1996
                                                            ----------   ----------
  Fee-based assets under management--beginning  .........    $ 35.9       $ 31.9
  Sales and reinvestments  ..............................       1.9          1.9
  Redemptions and withdrawals ...........................      (2.1)        (1.2)
  Market appreciation (depreciation)   ..................      (0.9)         0.1
                                                             ------       ------
  Total fee-based assets under management--ending  ......    $ 34.8       $ 32.7
                                                             ======       ======


     Changes in the financial markets, including significant increases or decreases in interest rates or stock prices, can increase or decrease redemptions. The competitiveness of the Company's investment management products is also dependent on the relative attractiveness of their underlying investment philosophies and methods under prevailing market conditions. The increased redemptions in the first quarter of 1997 reflect weak performance of the securities markets relative to their performance in the comparable period of 1996. In addition, in the first quarter of 1997 the Company experienced the loss of a $0.3 billion institutional fixed income sub-advisory relationship.



     Distribution and Service Fees are based on the market value of the Company's intermediary-distributed mutual funds. Distribution fees of up to 0.75% are earned on the average assets attributable to such funds sold with contingent deferred sales charges. Service fees of up to 0.25% (net of amounts passed on to selling brokers) are earned on average assets of all intermediary-distributed mutual funds. These fees totaled $12.1 million in the first quarter of 1997 compared to $10.6 million in the first quarter of 1996. The increase of $1.5 million in 1997 compared to 1996 was primarily attributable to the higher asset levels of mutual funds with contingent deferred sales charges. As a percentage of the corresponding weighted average assets, distribution and service fees approximated 0.71% in 1997 and 0.70% in 1996.



     Transfer Agency Fees are based on the market value of assets managed in the Company's intermediary-distributed and direct marketed mutual funds. Such fees were $11.8 million on average assets of $23.6 billion in the first quarter of 1997 and $10.4 million on average assets of $21.8 billion in the first quarter of 1996. The increase of $1.4 million in 1997 compared to 1996 was primarily due to higher average assets in direct-marketed mutual funds. As a percentage of average mutual fund assets under management, transfer agency fees were approximately 0.20% and 0.19% in the first quarters of 1997 and 1996, respectively.


     Surrender Charges and Net Commissions are revenues earned on: (a) the early withdrawal of annuity policyholder balances and redemptions of the intermediary-distributed mutual funds which were sold with contingent deferred sales charges; (b) the distribution of the Company's intermediary-distributed mutual funds (net of the substantial portion of such commissions that is passed on to the selling brokers); and (c) the sales of non- proprietary products in the Company's bank marketing businesses (net of such commissions that are paid to the Company's client banks and brokers). Total surrender charges and net commissions were $8.5 million in the first quarter of 1997 compared to $7.7 million in the first quarter of 1996.


     Surrender charges on fixed and variable annuity withdrawals generally are assessed at declining rates applied to policyholder withdrawals during the first five to seven years of the contract; contingent deferred sales charges on mutual fund redemptions are assessed at declining rates on amounts redeemed during the first six years. Such charges totaled $4.8 million and $4.9 million in the first quarters of 1997 and 1996, respectively. Annuity withdrawals represented 11.2% and 9.8% of the total average annuity policyholder and separate account balances in the first quarters of 1997 and 1996, respectively. The percentage increase in 1997 was primarily attributable to surrenders of annuities acquired in the F&G Life transaction; excluding these surrenders, the withdrawal percentage in 1997 would have been 9.4%.

     Net commissions were $3.7 million in the first quarter of 1997 and $2.8 million in the first quarter of 1996. The increase in 1997 compared to 1996 was primarily attributable to the acquisition in March 1996 of Independent.

     Separate Account Fees are primarily mortality and expense charges earned on variable annuity and variable life policyholder balances. These fees, which are based on the market values of the assets supporting the contracts in separate accounts, were $3.9 million in the first quarter of 1997 compared to $3.5 million in the first quarter of 1996. Such fees represented 1.55% and 1.52% of average variable annuity and variable life separate account balances in 1997 and 1996, respectively.

     Operating Expenses primarily represent compensation, marketing, and other general and administrative expenses. These expenses were $75.8 million in the first quarter of 1997 compared to $65.9 million in the first quarter of 1996. The increase in 1997 compared to 1996 was primarily due to increases in compensation of $6.3 million, in marketing expenses of $1.4 million relating to mutual fund sales and to the acquisition of Independent which increased operating expenses by $1.6 million, partially offset by a first quarter 1996 $1.9 million restructuring charge. Operating expenses expressed as a percent of average total assets under management were 0.63% and 0.60% in the first quarters of 1997 and 1996, respectively.


     Amortization of Deferred Policy Acquisition Costs relates to the costs of acquiring new business which vary with, and are primarily related to, the production of new annuity business. Such costs include commissions, costs of policy issuance and underwriting and selling expenses. Amortization was $16.3 million in the first quarter of 1997 compared to $14.1 million in the first quarter of 1996. The increase in amortization in the first quarter of 1997 compared to 1996 was primarily due to the growth of business in force associated with annuity sales. Amortization expense represented 0.62% and 0.64% of the total average policyholder and separate account balances in 1997 and 1996, respectively.


     Amortization of Deferred Distribution Costs relates to the deferred sales commissions acquired in connection with the Colonial acquisition in the first quarter of 1995 and the distribution of mutual fund shares sold with contingent deferred sales charges. Amortization was $8.2 million in the first quarter of 1997 compared to $6.8 million in the first quarter of 1996. The increase in 1997 was primarily attributable to the continuing sales of such fund shares during 1997 and 1996.

     Amortization of Value of Insurance in Force relates to the actuarially-determined present value of projected future gross profits from policies in force at the date of acquisition. Amortization was $3.2 million in the first quarter of 1997 compared to $1.7 million in the first quarter of 1996. The increase in amortization in 1997 compared to 1996 was primarily due to $1.5 million of amortization relating to the F&G Life transaction.

     Amortization of Intangible Assets relates to goodwill and certain identifiable intangible assets arising from business combinations accounted for as purchases. Amortization was $3.2 million in the first quarter of 1997 compared to $3.7 million in the first quarter of 1996. The decrease in 1997 was primarily attributable to certain assets becoming fully amortized in the third quarter of 1996 which reduced amortization by $1.0 million, partially offset by an increase of $0.4 million in amortization relating to the acquisition of Independent.

     Interest Expense was $4.5 million in the first quarter of 1997 compared to $5.0 million in the first quarter of 1996. The decrease of $0.5 million is principally due to higher interest income which is netted against interest expense.

     Income Tax Expense was $16.8 million or 32.4% of pretax income in the first quarter of 1997 compared to $12.5 million, or 34.3% of pretax income in the first quarter of 1996. The low effective tax rates in 1997 and 1996 were attributable primarily to reductions in the deferred tax asset valuation reserve. There was no such reduction prior to the acquisition of Colonial in 1995. Substantially all the federal income tax expense related to the Company's annuity insurance business.


  Comparison of Years Ended December 31, 1996, 1995 and 1994

     Net Income was $100.7 million or $3.36 per share in 1996 compared to $73.9 million or $2.64 per share in 1995 and $50.8 million or $2.15 per share in 1994. The improvement of $26.8 million in 1996 compared to 1995 resulted from higher investment spread, higher fee income and net realized investment gains in 1996 compared to net realized investment losses in 1995. Partially offsetting these items were increased operating expenses, amortization expense, interest expense and income tax expense. The full-period consolidation of the 1995 Colonial and Newport acquisitions resulted in an $8.9 million increase in 1996 net income compared to 1995. The improvement of $23.1 million in 1995 compared to 1994 resulted primarily from higher fee income associated with the Colonial and Newport acquisitions and lower net realized investment losses in 1995. Partially offsetting these items were decreased investment spread and increased operating expenses, amortization expense, interest expense and income tax expense.

     Pretax Income was $150.3 million in 1996 compared to $113.8 million in 1995 and $83.3 million in 1994. The higher pretax income in 1996 compared to 1995 resulted from higher investment spread, higher fee income, and net realized investment gains in 1996 compared to net realized investment losses in 1995. The full-period consolidation of the 1995 Colonial and Newport acquisitions resulted in an $11.9 million increase in 1996 pretax income compared to 1995. The higher pretax income in 1995 compared to 1994 was primarily due to the Colonial and Newport acquisitions, and to lower net realized investment gains. Partially offsetting these increases in both years were the higher expenses referred to above.


     Investment Spread was $223.7 million in 1996 compared to $206.0 million in 1995 and $213.2 million in 1994. Investment spread percentage was 1.89% in 1996 compared to 1.90% in 1995 and 2.17% in 1994.

     Investment income was $796.4 million in 1996 compared to $761.8 million in 1995 and $695.1 million in 1994. Investment income increased in 1996 compared to 1995 primarily as a result of the higher level of average invested assets, partially offset by a decrease in the average investment yield. The average investment yield was 7.21% in 1996 compared to 7.57% in 1995. The decreased investment yield in 1996 reflects the lower interest rates prevailing during the latter half of 1995 and early 1996 and amortization of S&P 500 call options, relating to equity-indexed annuities. Investment income increased in 1995 compared to 1994 primarily as a result of the higher level of average invested assets. The investment yield increased slightly during 1995. The average investment yield was 7.53% in 1994.


     Interest credited to policyholders totaled $572.7 million in 1996 compared to $555.8 million in 1995 and $481.9 million in 1994. Interest credited to policyholders increased in 1996 compared to 1995 primarily as a result of a higher level of average policyholder balances, partially offset by a decrease in the average interest credited rate. Policyholder balances averaged $10.8 billion in 1996 compared to $9.8 billion in 1995. The average interest credited rate was 5.32% in 1996 compared to 5.67% in 1995. Interest credited to policyholders increased in 1995 compared to 1994 primarily as a result of the higher level of average policyholder balances and to an increase in the average interest credited rate. Policyholder balances averaged $9.8 billion in 1995 compared to $9.0 billion in 1994. The average interest credited rate was 5.36% in 1994.


     Average Investments (computed without giving effect to SFAS 115--See Note 1 of Notes to the Consolidated Financial Statements), including a portion of the Company's cash and cash equivalents, were $11.0 billion in 1996 compared to $10.1 billion in 1995 and $9.2 billion in 1994. The increase of $0.9 billion in 1996 compared to 1995 was primarily due to the F&G Life transaction and sales of the Company's fixed and indexed annuities offset, in part, by withdrawals of $1.1 billion. Fixed and indexed annuity premiums totaled $1.2 billion for 1996 compared to $1.1 billion for 1995 and $1.2 billion in 1994. The increase in premiums in 1996 compared to 1995 was primarily attributable to the sales of equity-indexed annuities which were introduced during 1995. Sales of equity-indexed annuities in 1996 totaled $655.2 million compared to $83.9 million in 1995. The decrease in total premiums in 1995 compared to 1994 was primarily due to lower interest rates prevailing during the latter half of 1995, making fixed income products, such as the Company's SPDAs, less competitive.


     Net Realized Investment Gains were $8.0 million in 1996 compared to net realized investment losses of $4.0 million in 1995 and net realized investment losses of $8.2 million in 1994. The net realized investment gains in 1996 were primarily attributable to sales of Keyport fixed maturity investments and sales of investments received in the F&G Life transaction which were made to maximize total return. The net realized investment losses in 1995 were attributable to sales of Keyport fixed maturity investments which were made to maximize total return. The net realized investment losses in 1994 were primarily due to write-downs of investments whose declines in value were determined to be other than temporary.

     Investment Advisory and Administrative Fees were $196.4 million in 1996 compared to $155.8 million in 1995 and $95.9 million in 1994. The increase of $40.6 million in 1996 compared to 1995 primarily reflects a higher level of average fee-based assets under management due to the full year consolidation of Colonial and Newport. A substantial portion of the $59.9 million increase in 1995 compared to 1994 was related to the fee income attributable to the assets acquired in the Colonial acquisition in March 1995 and the Newport acquisition in April 1995.


     Average fee-based assets under management were $33.9 billion in 1996 compared to $27.2 billion in 1995 and $19.7 billion in 1994. The increase of $6.7 billion during 1996 compared to 1995 was primarily due to the full year inclusion of the assets acquired in the Colonial and Newport acquisitions, net mutual fund sales and market appreciation. The increase of $7.5 billion in 1995 compared to 1994 was due to the Colonial and Newport acquisitions and to market appreciation. Investment advisory and administrative fees were 0.58% of average fee-based assets under management in 1996, 0.57% in 1995 and 0.49% in 1994. These increases in the effective fee rate in 1996 and 1995 were primarily due to the increased proportion of assets under management in mutual funds with relatively higher fees.


   Fee-based assets under management and changes in such assets are set forth in the tables below (in billions).

                       Fee-Based Assets Under Management



                                                          As of December 31,
                                                      --------------------------
                                                      1996      1995      1994
                                                      -------   -------   ------
  Mutual funds:
    Intermediary-distributed  .....................     $16.1     $15.7   $ 1.3
   Direct-marketed   ..............................       6.6       4.8     4.5
   Closed-end  ....................................       1.9       1.8     0.8
   Variable annuity  ..............................       1.1       1.0     0.8
                                                       ------    ------   ------
                                                         25.7      23.3     7.4
  Wealth management  ..............................       5.3       4.5     4.1
  Institutional asset management ..................       4.9       4.1     4.8
                                                       ------    ------   ------
   Total fee-based assets under management*  ......     $35.9     $31.9   $16.3
                                                       ======    ======   ======


----------------
* As of December 31, 1996, 1995 and 1994, Keyport's insurance assets of $12.1 billion, $10.6 billion and $9.3 billion, respectively, bring total assets under management at those dates to $48.0 billion, $42.5 billion and $25.6 billion, respectively.

                 Changes in Fee-Based Assets Under Management



                                                               Year Ended December 31,
                                                         ------------------------------------
                                                          1996         1995         1994
                                                         ----------   ----------   ----------
  Fee-based assets under management--beginning  ......    $ 31.9       $ 16.3       $ 21.7
  Sales and reinvestments  ...........................       7.5          4.8          2.6
  Redemptions and withdrawals ........................      (5.7)        (8.5)        (6.7)
  Acquisitions .......................................       0.3         14.9           --
  Market appreciation (depreciation)   ...............       1.9          4.4         (1.3)
                                                          ------       ------       ------
  Fee-based assets under management--ending  .........    $ 35.9       $ 31.9       $ 16.3
                                                          ======       ======       ======

     Redemptions and withdrawals during 1996, 1995 and 1994 include $1.0 billion, $4.6 billion and $4.5 billion, respectively, of withdrawals of assets by wealth management and institutional asset management clients. In 1995, redemptions also increased due to the $14.9 billion increase in the total assets under management as a result of the acquisitions of Colonial and Newport.


     Distribution and Service Fees totaled $44.9 million in 1996 compared to $28.9 million in 1995. There were no such fees prior to the acquisition of Colonial. The increase of $16.0 million in 1996 compared to 1995 was primarily attributable to the higher asset levels of mutual funds with contingent deferred sales charges. As a percentage of weighted average assets, distribution and service fees approximated 0.69% in each of 1996 and 1995.



     Transfer Agency Fees were $43.9 million on average intermediary-distributed and direct-marketed mutual funds assets of $22.6 billion in 1996, $30.8 million on average assets of $17.4 billion in 1995 and $4.0 million on average assets of $5.6 billion in 1994. The increase of $13.1 million in 1996 compared to 1995 was primarily due to higher average assets in direct-marketed mutual funds. The increase of $26.8 million in 1995 compared to 1994 was due to the acquisition of Colonial. As a percentage of average mutual fund assets under management, transfer agency fees were approximately 0.19%, 0.18% and 0.07% in 1996, 1995 and 1994, respectively.



     Surrender Charges and Net Commissions were $34.7 million in 1996 compared to $23.4 million in 1995 and $20.0 million in 1994.


     Contingent deferred sales charges totaled $19.8 million, $18.4 million and $11.5 million in 1996, 1995 and 1994, respectively. The increase in 1996 compared to 1995 was primarily attributable to the full-period consolidation of Colonial. The increase in 1995 compared to 1994 was attributable to the Colonial acquisition and higher earlier withdrawals subject to surrender charges for annuity policyholders. Total fixed, indexed and variable annuity withdrawals represented 11.6%, 9.9%, and 12.6% of the total average annuity policyholder and separate account balances in 1996, 1995 and 1994, respectively.


     Net commissions were $14.9 million in 1996, $5.0 million in 1995 and $8.5 million in 1994. The increase in 1996 compared to 1995 was primarily attributable to the acquisition of Independent in March 1996. The decrease in 1995 compared to 1994 was primarily attributable to lower sales of investment and insurance products in the Company's bank marketing business.


     Separate Account Fees were $16.0 million in 1996 compared to $13.2 million in 1995 and $12.5 million in 1994. Such fees represented 1.68%, 1.61%, and 1.63% of average variable annuity and variable life separate account balances in 1996, 1995 and 1994, respectively.


     Operating Expenses were $277.9 million in 1996 compared to $225.1 million in 1995 and $174.9 million in 1994. The increase in 1996 compared to 1995 was primarily due to increases in compensation and marketing expenses relating to mutual fund sales and to the acquisition of Independent. The increase in 1995 compared to 1994 includes $66.5 million of operating expenses related to Colonial and Newport, offset, in part, by decreases in guaranty fund association expense, stock option plan compensation expense and certain other operating expenses. Operating expenses expressed as a percent of average total assets under management were 0.61%, 0.59% and 0.59% in 1996, 1995, and 1994, respectively.


     Amortization of Deferred Policy Acquisition Costs was $60.2 million in 1996 compared to $58.5 million in 1995 and $52.2 million in 1994. The increase in amortization in 1996 compared to 1995 was primarily due to a decrease in estimated amortization periods determined in the last quarter of 1995 due to shorter average policy lives, and to the growth of business in force associated with fixed, indexed and variable annuity sales. The increase in 1995 compared to 1994 was primarily attributable to a decrease in the estimated amortization periods and lower projected fixed annuity surrender charges; in addition, this increase was attributable to the growth in business in force during 1995 and 1994. Amortization expense represented 0.51%, 0.55% and 0.53% of the total average policyholder and separate account balances in 1996, 1995 and 1994, respectively.


     Amortization of Deferred Distribution Costs was $33.9 million in 1996 compared to $18.8 million in 1995. There was no such expense prior to the acquisition of Colonial. The increase in 1996 was primarily attributable to the full period consolidation of Colonial, the continuing sales of mutual fund shares with contingent deferred sales charges during 1996 and 1995 and a $3.8 million charge in the fourth quarter of 1996 relating to a reduction in the amortization period.

     Amortization of Value of Insurance in Force was $10.2 million in 1996 compared to $9.5 million in 1995 and $17.0 million in 1994. The increase in amortization in 1996 compared to 1995 was primarily due to $2.7 million of amortization recorded in 1996 relating to the F&G Life transaction, partially offset by lower amortization in 1996 due to an increase in estimated amortization periods in the last quarter of 1995 of the Company's closed block of single premium whole life insurance ("SPWLs"). The decrease in amortization in 1995 compared to 1994 of $7.5 million was primarily related to the actual persistency experience and higher expected future profits relating to the Company's closed block of SPWLs.


     Amortization of Intangible Assets was $15.4 million in 1996 compared to $12.2 million in 1995 and $5.8 million in 1994. These increases were attributable to the acquisitions of Independent, Colonial and Newport.



     Interest Expense was $19.7 million in 1996 compared to $16.2 million in 1995 and $4.2 million in 1994. These increases are primarily attributable to the $100.0 million note issued in connection with the Colonial acquisition, the $24.0 million note issued in connection with the Newport acquisition and the $30.0 million note issued in 1995 to an affiliate of Liberty Mutual. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Matters Pertaining to Liberty Mutual--Certain Other Transactions Involving Liberty Mutual."



     Income Tax Expense was $49.6 million or 33.0% of pretax income in 1996 compared to $39.9 million, or 35.1% of pretax income in 1995, and $32.5 million, or 39.0% of pretax income in 1994. The lower effective tax rates in 1996 and 1995 were attributable primarily to reductions in the deferred tax asset valuation reserve. For all periods, substantially all the federal income tax expense related to the Company's annuity insurance business.


Financial Condition


     Stockholders' Equity as of March 31, 1997 was $1.04 billion compared to $1.05 billion and $0.96 billion, respectively, as of December 31, 1996 and December 31, 1995. Net income in the first quarter of 1997 and in 1996 was $35.0 million and $100.7 million, respectively, and cash dividends on the Company's preferred and common stock totaled $1.0 million and $3.9 million, respectively. During the first quarter of 1997, Common Stock totaling $1.3 million was issued in connection with the exercise of stock options. During 1996, Common Stock totaling $8.5 million and $2.4 million was issued in connection with the acquisition of Independent and upon the exercise of stock options, respectively. A decrease in net unrealized investment gains, net of taxes and adjustments to deferred policy acquisition costs and value of insurance in force, during the first quarter of 1997 decreased stockholders' equity by $43.7 million. A decrease in net unrealized investment gains, net of the same items referred to in the previous sentence, during 1996 decreased stockholders' equity by $12.7 million. For a discussion of adjustments to stockholders' equity based upon net unrealized investment gains and losses, see Note 1 of Notes to the Consolidated Financial Statements.

     Book Value Per Share amounted to $36.08 at March 31, 1997 compared to $36.63 and $34.55 at December 31, 1996 and December 31, 1995, respectively. Excluding net unrealized gains on investments, net of taxes and adjustments to deferred policy acquisition costs and value of insurance in force, book value per share would have amounted to $35.01, $34.04 and $31.40 at March 31, 1997, December 31, 1996 and December 31, 1995, respectively. As of March 31, 1997, there were 28.9 million shares of Common Stock outstanding compared to 28.7 and
27.7 million shares as of December 31, 1996 and December 31, 1995, respectively.


     Investments not including cash and cash equivalents totaled $11.5 billion at March 31, 1997 and December 31, 1996 compared to $10.1 billion at December 31, 1995. The increase from December 31, 1995 reflects the investments acquired in the F&G Life transaction, fixed and indexed annuity sales in 1996, withdrawals and a decrease in net unrealized investment gains.


     The Company manages a substantial portion of its invested assets internally. The Company's general investment policy is to hold fixed maturity assets for long-term investment and, accordingly, the Company does not have a trading portfolio. To provide for maximum portfolio flexibility and appropriate tax planning, the Company classifies its entire fixed maturities investments as "available for sale" and accordingly carries such investments at fair value.

     The Company's total investments at March 31, 1997 and December 31, 1996 reflected net unrealized gains of $78.3 million and $229.8 million, respectively, relating to its fixed maturity and equity portfolios. At December 31, 1995, such net unrealized investment gains were $308.5 million. The decrease in net unrealized gains in 1996 principally reflects the higher interest rates prevailing at the end of 1996.


     Approximately $10.3 billion, or 81.9%, of the Company's general account investments at March 31, 1997, was rated by Standard & Poor's Corporation, Moody's Investors Service, Inc. or under comparable statutory rating guidelines established by the NAIC. At March 31, 1997, the carrying value of investments in below investment grade securities totaled $991.5 million, or 7.9% of general account investments of $12.6 billion. Below investment grade securities generally provide higher yields and involve greater risks than investment grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment grade issuers. In addition, the trading market for these securities may be more limited than for investment grade securities. See "INVESTMENT CONSIDERATIONS--Investment Portfolio Risk."



Management of the Company's Investments


     Asset-liability management is utilized by the Company to minimize the risks of interest rate fluctuations and policyholder withdrawals. The Company believes that its fixed and indexed policyholder balances should be backed by investments, principally comprised of fixed maturities, that generate predictable rates of return. The Company does not have a specific target rate of return. Instead, its rates of return vary over time depending on current interest rates, the slope of the yield curve and the excess at which fixed maturities are priced over the yield curve. Its portfolio strategy is designed to achieve acceptable risk-adjusted returns by effectively managing portfolio liquidity and credit quality.


     The Company conducts its investment operations to closely match the duration of the assets in its investment portfolio to its policyholder balances. The Company seeks to achieve an acceptable spread between what it earns on its assets and interest credited on its policyholder balances by investing principally in fixed maturities. The Company's fixed-rate products incorporate surrender charges to encourage persistency and make the cost of its policyholder balances more predictable. Approximately 85.0% of the Company's fixed annuity policyholder balances were subject to surrender charges at March 31, 1997. During the remaining nine months of 1997, and during 1998 and 1999, policies having aggregate balances of $697.6 million, $993.8 million and $1.2 billion, respectively, were scheduled as of March 31, 1997 to come off the surrender charge period.

     As part of its asset-liability management discipline, the Company conducts detailed computer simulations that model its fixed-maturity assets and liabilities under commonly used stress-test interest rate scenarios. Based on the results of these computer simulations, the investment portfolio has been constructed with a view toward maintaining a desired investment spread between the yield on portfolio assets and the interest credited on policyholder balances under a variety of possible future interest rate scenarios. At March 31, 1997, the effective duration of the Company's fixed maturities investments (including certain cash and cash equivalents) was approximately 2.8 years.


     As a component of its investment strategy and to reduce its exposure to interest rate risk in the event of an increasing interest rate environment, the Company utilizes interest rate swap agreements ("swap agreements") to match assets more closely to liabilities. Swap agreements are agreements to exchange with a counterparty interest rate payments of differing character (e.g., fixed-rate payments exchanged for variable-rate payments) based on an underlying principal balance (notional principal) to hedge against interest rate changes. The Company currently utilizes swap agreements to reduce asset duration and to better match interest rates earned on longer-term fixed rate assets with interest credited to policyholders. At March 31, 1997, the Company had 41 outstanding swap agreements with an aggregate notional principal amount of $2.3 billion. These agreements mature in various years through 2001. In addition, with respect to the Company's equity-indexed annuity, the Company buys call options on the S&P 500 index to manage its obligation to provide returns based upon this index. At March 31, 1997, the Company had call options with a market value of $131.2 million.


     There are risks associated with some of the techniques the Company uses to match its assets and liabilities. The primary risk associated with swap and call option agreements is counterparty nonperformance. The Company believes that the counterparties to its swap and call option agreements are financially responsible and that the counterparty risk associated with these transactions is minimal. In addition, swap agreements have interest rate risk and call options have stock market risk. However, the swap agreements hedge fixed-rate assets; the Company expects that any interest rate movements that adversely affect the market value of swap agreements would be offset by changes in the market values of such fixed rate assets. Similarly, the call options hedge the Company's obligations to provide returns on equity-indexed annuities based upon the S&P 500 index, and the Company believes that any stock market movements that adversely affect the market value of S&P call options would be substantially offset by a reduction in policyholder liabilities. However, there can be no assurance that these hedges will be effective in offsetting the potentially adverse effects of changes in S&P 500 index levels. Keyport's profitability could be adversely affected if the value of its S&P 500 call options increase less than (or decrease more than) the value of the guarantees made to equity-indexed policyholders.

     The Company routinely reviews its portfolio of investment securities. The Company identifies monthly any investments that require additional monitoring, and carefully reviews the carrying value of such investments at least quarterly to determine whether specific investments should be placed on a nonaccrual basis and to determine declines in value that may be other than temporary. There were no non-income producing investments in the Company's fixed maturity portfolio at March 31, 1997 or December 31, 1996. In making these reviews, the Company principally considers the adequacy of collateral (if any), compliance with contractual covenants, the borrower's recent financial performance, news reports, and other externally generated information concerning the borrower's affairs. In the case of publicly traded fixed maturities investments, management also considers market value quotations if available.



Liquidity and Capital Resources


     The Company is a holding company whose liquidity needs include the following: (i) operating expenses; (ii) debt service; (iii) dividends on the preferred stock and Common Stock; (iv) acquisitions; and (v) working capital where needed to fund its operating subsidiaries. The Company's principal sources of cash are dividends from its operating subsidiaries and, in the case of funding for acquisitions and certain long-term capital needs of its subsidiaries, long-term borrowings (which to date have been from affiliates of Liberty Mutual).

     Current Rhode Island insurance law applicable to Keyport permits the payment of dividends or distributions, which, together with dividends and distributions paid during the preceding 12 months, do not exceed the lesser of
(i) 10% of Keyport's statutory surplus as of the preceding December 31 or (ii) Keyport's statutory net gain from operations for the preceding fiscal year. Any proposed dividend in excess of this amount is called an "extraordinary dividend" and may not be paid until it is approved by the Commissioner of Insurance of the State of Rhode Island. As of December 31, 1996, the amount of dividends that Keyport could pay without such approval was $42.5 million. However, Keyport has not paid any dividends since its acquisition in 1988. The terms of Colonial's existing senior credit facility place certain limitations on Colonial's ability to pay dividends. Under the terms of the facility (as amended in April 1997), Colonial could pay dividends of up to $87.2 million as of March 31, 1997.

     Based upon the historical cash flow of the Company, the Company's current financial condition, the Company's expectation that there will not be a material adverse change in the results of operations of the Company and its subsidiaries during the next twelve months and the assumption that LFC Holdings, Inc. will continue to participate in the DRIP, the Company believes that cash flow provided by operating activities over this period will provide sufficient liquidity for the Company to meet its working capital, capital investment and other operational cash needs, its debt service obligations, its obligations to pay dividends on the Preferred Stock, and its intentions to pay dividends on the Common Stock. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS." The Company anticipates that it would require external sources of liquidity in order to finance material acquisitions where the purchase price is not paid in equity.

     Each of the Company's business segments has its own liquidity needs and financial resources. In the Company's annuity insurance operations, liquidity needs and financial resources pertain to the management of the general account assets and policyholder balances. In the Company's asset management business, liquidity needs and financial resources pertain to the investment management and distribution of mutual funds, wealth management and institutional accounts. The Company expects that, based upon their historical cash flow and current prospects, its operating subsidiaries will be able to meet their liquidity needs from internal sources and, in the case of Colonial, from its credit facility used to finance sales of mutual fund shares sold with contingent deferred sales charges.


     Keyport uses cash for the payment of annuity and life insurance benefits, operating expenses and policy acquisition costs, and the purchase of investments. Keyport generates cash from annuity premiums and deposits, net investment income and from maturities of fixed investments. Annuity premiums, maturing investments and net investment income have historically been sufficient to meet Keyport's cash requirements. Keyport monitors cash and cash equivalents in an effort to maintain sufficient liquidity and has strategies in place designed to maintain sufficient liquidity in changing interest rate environments. Consistent with the nature of its obligations, Keyport has invested a substantial amount of its general account assets in readily marketable securities. As of March 31, 1997, $9.3 billion, or 73.4%, of Keyport's general account investments are considered readily marketable. See "BUSINESS--Keyport--General Account Investments."

     To the extent that unanticipated surrenders cause Keyport to sell for liquidity purposes a material amount of securities prior to their maturity, such surrenders could have a material adverse effect on the Company. See "INVESTMENT CONSIDERATIONS--Interest Rate Risk." Although no assurances can be given, Keyport believes that liquidity to fund anticipated withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments or investment securities in its short duration portfolio, thereby precluding the sale of fixed maturity investments in a potentially unfavorable market.



Effects of Inflation

     Inflation has not had a material effect on the Company's consolidated results of operations to date. The Company manages its investment portfolio in part to reduce its exposure to interest rate fluctuations. In general, the market value of the Company's fixed maturity portfolio increases or decreases in inverse relationship with fluctuations in interest rates, and the Company's net investment income increases or decreases in direct relationship with interest rate changes. For example, if interest rates decline the Company's fixed maturity investments generally will increase in market value, while net investment income will decrease as fixed maturity investments mature or are sold and the proceeds are reinvested at reduced rates. However, inflation may result in increased operating expenses that may not be readily recoverable in the prices of the services charged by the Company.


Recent Accounting Pronouncement

     In February 1997, FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which is required to be adopted for periods ending after December 15, 1997. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similarly to fully diluted earnings per share. Assuming that SFAS 128 had been implemented, basic earnings per share would have been $1.21 and $0.85 for the first quarters of 1997 and 1996, respectively. The calculation of diluted earnings per share under SFAS 128 for these quarters would not materially differ from the calculation of fully diluted earnings per share.


Recent Accounting Proposal


     In June 1996, FASB issued an exposure draft of an accounting standard entitled "Accounting for Derivative and Similar Financial Instruments and for Hedging Activities." This exposure draft, if adopted in the form in which it was issued, would require companies to report derivatives on the balance sheet at fair value with changes in fair value recorded in income or equity. The exposure draft also would change the accounting for derivatives used in hedging strategies from traditional deferral accounting to a current recognition approach which could impact a company's income statement and balance sheet and expand the definition of a derivative instrument. Management expects that this accounting standard, in whatever form, will not be effective until 1999. FASB's Rules of Procedure require that, prior to approving a new accounting standard, extensive "due process" be followed. FASB requests written comments from interested parties on an exposure draft and also may hold public hearings. This exposure draft has drawn criticism primarily because the required accounting treatment would not match the perceived economic effect of such hedging strategies. As a result of, among other things, the concerns and criticisms in comment letters and at public hearings held on this exposure draft, the Company is unable to predict the form that the final accounting standard, if adopted, may take and believes it would be inappropriate to speculate on the effects of any such adoption at this time.

                                   BUSINESS

     Liberty Financial is a leading asset accumulation and management company. The Company is a leader in each of its two core product lines--retirement-oriented insurance products and investment management products. Retirement-oriented insurance products consist substantially of annuities, and investment management products consist of mutual funds, wealth management and institutional asset management. The Company sells its products through multiple distribution channels, including brokerage firms, banks and other depository institutions, financial planners and insurance agents, as well as directly to investors. The Company's net operating income (i.e., net income excluding net realized investment gains and losses, net of related income taxes) was $26.7 million in the first quarter of 1997, and $94.8 million, $76.5 million and $56.2 million and in 1996, 1995 and 1994, respectively. The following table sets forth the Company's assets under management as of March 31, 1997 and December 31, 1996, 1995 and 1994:




                                                              Assets Under Management
                                                   ---------------------------------------------
                                                                          As of December 31,
                                                                      --------------------------
                                                       As of
                                                   March 31, 1997     1996      1995      1994
                                                   ----------------   -------   -------   ------
                                                               (dollars in billions)
 Retirement-oriented insurance products   ......        $12.2           $12.1     $10.6   $ 9.3
 Mutual funds  .................................         24.8            25.7      23.3     7.4
 Wealth management   ...........................          5.5             5.3       4.5     4.1
 Institutional asset management  ...............          4.5             4.9       4.1     4.8
                                                        ------         ------    ------   ------
   Total    ....................................        $47.0           $48.0     $42.5   $25.6
                                                        ======         ======    ======   ======



     Multiple Asset Accumulation Products. The Company sells a full range of retirement-oriented insurance products, grouped by whether they provide fixed, indexed or variable returns to policyholders. Substantially all of these products currently are annuities that are written by Keyport, one of the country's leading and most innovative annuity companies. Annuities are insurance products which provide a tax-deferred means of accumulating savings for retirement needs, as well as a tax-efficient source of income in the payout period. The Company's principal fixed annuity products are SPDAs, which represented $8.6 billion of policyholder liabilities as of March 31, 1997. In addition to SPDAs, Keyport also sells equity-indexed and variable annuities. Equity-indexed annuities are an innovative product first introduced to the marketplace by the Company when it began selling its KeyIndex[RegTM] product in 1995. An equity-indexed annuity credits interest to the policyholder at a "participation rate" equal to a portion of the change in value of a specified equity index (in the case of KeyIndex, the Standard & Poor's 500 Composite Stock Index).


     The Company has four operating units engaged in investment management:
Colonial, Stein Roe, Newport and LAMCO, each of which carries strong brand name recognition in the markets it serves. As of the date of this Prospectus, the Company sponsored 67 open-end mutual funds, as well as seven closed-end funds. The open-end funds consist of 36 intermediary-distributed Colonial mutual funds, 20 direct-marketed Stein Roe funds and 11 other funds included among the investment options available under the Company's variable annuities. The closed-end funds consist of five Colonial funds and two LAMCO funds. Forty-nine of the Company's 67 open-end mutual funds are long-term funds (defined as open-end funds having at least a three-year performance record, excluding funds that invest solely in money market securities). Thirty-eight of those 49 funds (representing 68% of the total assets in those 49 funds as of May 31, 1997), were ranked by Lipper Analytical Services, Inc. in the top two quartiles of their respective peer groups for the three-year period ended that date.


     Multiple Distribution Channels. Liberty Financial sells its products through multiple distribution channels. The Company distributes its products through all the major third party intermediary channels, including brokerage firms, banks and other depository institutions, financial planners and insurance agents. To capitalize on the growing importance of banks and other depository institutions as intermediaries for its products, the Company also operates its own distribution unit which sells mutual funds and annuities through such entities. Certain of the Company's products also are sold directly to investors, including its mutual funds sold without a sales load, wealth management and institutional asset management products. The Company believes that it is one of the few asset accumulators with a significant presence in both the intermediary and direct channels. Total product sales for the three months ended March 31, 1997 and for the year ended December 31, 1996 were $2.1 billion and $8.6 billion, respectively (including $0.2 billion and $1.0 billion, respectively, of reinvested dividends). During the three months ended

March 31, 1997 and during 1996, 53% and 61%, respectively, of sales were made through intermediary distributors, with the balance made directly to the investor. Over 35,000 individual brokers and other intermediaries sold Liberty Financial products in 1996.

   Business Strategy. The Company's business strategy has four interrelated elements:

    [bullet] Diversification. The Company believes that the diversification in its products and distribution channels allows it to accumulate assets in different market cycles, thereby reducing earnings volatility. Within its two core product lines, the Company sells a range of products that serve individuals at different stages of their life and earnings cycle. This mix also is designed to include products that will be in demand under a variety of economic and market conditions. Similarly, the Company reaches customers through a variety of distribution channels. Diversification of distribution channels allows the Company to reach many segments of the marketplace and lessens its dependence on any one source of assets.

    [bullet] Innovation. Liberty Financial believes that product and distribution innovations are essential in order to grow its asset base and meet the ever changing financial needs of its customers. The Company believes that it has an impressive track record in such innovations. For example, Newport created the first U.S.-based mutual fund to focus exclusively on the "Tiger" countries of Asia. This fund had $1.7 billion of assets under management as of March 31, 1997. The Stein Roe Young Investor Fund was the first mutual fund to be coupled with an educational program to teach young people about investing, while offering parents an excellent device to save for educational and other family needs. The Stein Roe Young Investor Fund had $330.3 million of assets under management and over 85,000 shareholders of record as of March 31, 1997. The Company introduced the first equity-indexed annuity product to the marketplace. At March 31, 1997 and December 31, 1996, the Company's equity-indexed annuity policyholder balances were $926.8 million and $787.8 million, respectively. The Company's equity-indexed annuity sales during the three months ended March 31, 1997 and during 1996 were $123.4 million and $655.2 million, respectively. The Company is also recognized as a leader in electronic commerce on the Internet. For example, in early 1997, the Company introduced a new Web site for Stein Roe funds which incorporates state-of-the-art security and customization features.


    [bullet] Integration. Liberty Financial actively promotes integration of its operating units and believes that such efforts will enable it to accumulate additional assets by leveraging distribution capabilities and to reduce expenses by consolidating redundant back office functions. For example, upon the Company's acquisition of Newport in April, 1995, Colonial assumed the marketing, sales, service and administration of Newport's flagship Tiger Fund, which was rebranded under the Colonial name. In conjunction with Colonial's sales efforts, the Colonial Newport Tiger Fund's assets have more than tripled from April, 1995 to March 31, 1997. The availability of the Colonial Newport Tiger Fund has facilitated new intermediary distribution relationships for Colonial, including approximately 6,000 new broker relationships. Stein Roe manages a substantial portion of Keyport's general account assets and together with Colonial and Newport manages certain of the funds underlying Keyport's variable annuity products. Colonial's transfer agency operations perform these functions for the Stein Roe funds. The Company's bank distribution unit was the largest distributor of Keyport's annuities both during the three months ended March 31, 1997 and during 1996, and the second and third largest distributor, respectively, of the Colonial funds during such periods.

    [bullet] Acquisitions. Where appropriate, the Company seeks acquisitions that provide additional assets, new and complementary investment management capabilities, distribution capabilities or other integration or diversification opportunities in its core product areas. Acquisitions are an integral part of Liberty Financial's business strategy. Stein Roe (acquired in 1986), Keyport (acquired in 1988), Colonial (acquired in
       1995), Newport (acquired in 1995) and major components of the Company's bank distribution unit (including Independent, acquired in 1996) all joined Liberty Financial by acquisition. The Company has also made asset acquisitions, including most recently a coinsurance agreement with respect to a $954.0 million block of SPDAs entered into in August, 1996. Current areas of focus for the Company's acquisition efforts include the following: mutual funds, with particular focus on equities and foreign markets; other new or complementary investment skills; additional distribution capabilities; wealth management firms that can be integrated into Stein Roe and can leverage and expand Stein Roe's franchise in the wealth management market; and blocks of annuity assets that can be purchased or coinsured. While the Company is constantly evaluating acquisition opportunities, as of the date of this Prospectus the Company has not entered into any definitive agreement for a material acquisition.

     The Company's business strategy is based on its belief that its products have attractive growth prospects due to important demographic and economic trends. These trends include the need for the aging baby boom generation to increase savings and investment, lower public confidence in the adequacy of government and employer-provided retirement benefits, longer life expectancies, and rising health care costs. The Company believes that its product mix and distribution strength are well suited to exploit these demographic and economic trends and will help the Company maintain and enhance its position as a leading asset accumulation and management company.



Retirement-Oriented Insurance Products


     The Company sells a full range of retirement-oriented insurance products, grouped by whether they provide fixed, indexed or variable returns to policyholders. Substantially all of these products are annuities that are written by Keyport. Annuities are insurance products designed to offer individuals protection against the risk of outliving their financial assets during retirement. Annuities offer a tax-deferred means of accumulating savings for retirement needs and provide a tax-efficient source of income in the payout period. The Company earns spread income from fixed and indexed annuities; variable annuities primarily produce fee income for the Company.



 Products

   The Company's principal retirement-oriented insurance products are categorized as follows:

   [bullet] Fixed Annuities. The Company's principal fixed annuity products are SPDAs. An SPDA policyholder typically makes a single premium payment at the time of issuance. The Company obligates itself to credit interest to the policyholder's account at a rate that is guaranteed for an initial term (typically one year) and is reset annually thereafter, subject to a guaranteed minimum rate. Interest crediting continues until the policy is surrendered or the policyholder retires or turns age 90.


   [bullet] Equity-Indexed Annuities. Equity-indexed annuities are an innovative product first introduced to the marketplace in 1995 by the Company when it began selling its KeyIndex product. An equity-indexed annuity credits interest to the policyholder at a "participation rate" equal to a portion (ranging for existing policies from 60% to 95%) of the change in value of a specified equity index. KeyIndex is currently offered for one, five and seven-year terms with interest earnings based on a percentage of the increase in the S&P 500 Index. With the five and seven-year terms, the interest earnings are based on the highest policy anniversary date value of the S&P 500 Index during the term. KeyIndex also provides a guarantee of principal at the end of the term. Thus, unlike a direct equity investment, even if the S&P 500 Index declines there is no risk to the policyholder's principal. In late 1996, the Company introduced a market value adjusted ("MVA") annuity product, sales of which have not been material to date, which offers a choice between an equity-indexed account similar to KeyIndex and a fixed annuity-type interest account. The MVA product offers terms for each equity-indexed account of one, three, five, six and seven years, as well as a 10-year term for the fixed interest account. The MVA shifts some investment risk to the policyholder, since surrender of the policy before the end of the policy term will result in increased or decreased account values based on the change in rates of designated Treasury securities since the beginning of the term. The Company is continuing to develop new versions of its equity-indexed annuities, including versions registered under the Securities Act which are designed to be sold through major national brokerage firms.


   [bullet] Variable Annuities. Variable annuities offer a selection of underlying investment alternatives which may satisfy a variety of policyholder risk/return objectives. In a variable annuity, the policyholder has the opportunity to select separate account investment options (consisting of underlying mutual funds) which pass the investment risk directly to the policyholder in return for the potential of higher returns. Guaranteed fixed interest options also are available. The Company's Keyport Advisor variable annuity currently offers 17 separate account investment choices (substantially all of the assets of which are managed by the Company) and four guaranteed fixed-interest options.

     While the Company currently does not offer traditional life insurance products, it manages a closed block of SPWLs, a retirement-oriented tax-advantaged life insurance product. The Company discontinued sales of SPWLs in response to certain tax law changes in the 1980s. The Company had SPWL policyholder balances of $2.0 billion as of March 31, 1997 and December 31, 1996.

     Under the Code, returns credited on annuities and life insurance policies during the accumulation period (the period during which interest or other returns are credited) are not subject to federal or state income tax. Proceeds payable on death from a life insurance policy are also free from such taxes. At the maturity or payment date of an annuity policy, the policyholder is entitled to receive the original deposit plus accumulated returns. The policyholder may elect to take this amount in either a lump sum or an annuitized series of payments over time. The return component of such payments is taxed at the time of receipt as ordinary income at the recipient's then applicable tax rate. The demand for the Company's retirement-oriented insurance products could be adversely affected by changes in this tax treatment. See "INVESTMENT CONSIDERATIONS--Tax Status of Insurance Products."

     The Company's mix of annuity products is designed to include products in demand under a variety of economic and market conditions. Sales of SPDAs tend to be sensitive to prevailing interest rates. Sales can be expected to increase and surrenders to decrease in interest rate environments when SPDA rates are higher than rates offered by competing conservative fixed return investments, such as bank certificates of deposit. SPDA sales can be expected to decline and surrenders to increase in interest rate environments when this differential in rates is not present. SPDA sales also can be adversely affected by low interest rates. The Company believes that the recent decline in the sale of the Company's SPDAs has resulted from this type of low interest rate environment. The sales trend of the Company's equity-indexed products declined during the first quarter of 1997 from the sales levels the Company experienced in 1996. The Company believes that the decline is due to an increase in the number of firms offering competing products and lower participation rates offered by the Company resulting from increased volatility in the S&P 500.


     The following table sets forth certain information regarding Keyport's retirement-oriented insurance products and its reserves for the periods indicated.

                                            As of or for
                                              the Three      As of or for the Year Ended
                                            Months Ended            December 31,
                                              March 31,     ----------------------------
                                                1997         1996      1995      1994
                                           -------------  --------- --------- ---------
                                            (dollars in millions, except policy data)
Policy and Separate Account Liabilities:
 Fixed annuities  ........................    $ 8,564       $ 8,641   $ 7,772   $ 7,072
 Indexed annuities   .....................        927           788        84        --
 Variable annuities  .....................      1,101         1,083       950       812
 Life insurance   ........................      2,133         2,142     2,168     2,224
                                              --------     --------  --------  --------
  Total  .................................    $12,725       $12,654   $10,974   $10,108
                                              ========     ========  ========  ========
Number of In Force Policies:
 Fixed annuities  ........................    232,255       236,574   224,238   212,390
 Indexed annuities   .....................     27,804        24,174     2,778        --
 Variable annuities  .....................     25,314        25,177    25,037    25,400
 Life insurance   ........................     26,413        26,850    28,489    30,465
                                              --------     --------  --------  --------
  Total  .................................    311,786       312,775   280,542   268,255
                                              ========     ========  ========  ========
Average In Force Policy Amount:
 Fixed annuities  ........................    $36,808       $36,479   $34,611   $33,247
 Indexed annuities   .....................    $33,335       $32,591   $30,207        --
 Variable annuities  .....................    $43,502       $43,035   $37,941   $31,985
 Life insurance   ........................    $79,917       $79,207   $75,728   $72,756

                                                    As of or for
                                                      the Three
                                                    Months Ended      As of or for the Year Ended
                                                      March 31,               December 31,
                                                    -------------- ----------------------------------
                                                        1997        1996       1995         1994
                                                    -------------- -------- ------------ ------------
                                                        (dollars in millions, except policy data)
Premiums (statutory basis):
 Fixed annuities  .................................    $   68      $  493    $  977       $1,156
 Indexed annuities   ..............................       123        655         84           --
 Variable annuities  ..............................        31         97         80          156
 Life insurance (net of reinsurance)   ............        --         --           (1)          (1)
                                                       ------      ------    -------      -------
  Total  ..........................................    $  222      $1,245    $1,140       $1,311
                                                       ======      ======    =======      =======
New Contracts and Policies:
 Fixed annuities  .................................     2,419      11,358    30,043       45,557
 Indexed annuities   ..............................     3,620      21,396     2,778           --
 Variable annuities  ..............................       631      1,814      1,789        4,117
                                                       ------      ------    -------      -------
  Total  ..........................................     6,670      34,568    34,610       49,674
                                                       ======      ======    =======      =======
Aggregate Amount Subject to Surrender Charges and
 Similar Penalties:
 Fixed annuities  .................................    $7,323      $7,371    $6,904       $6,168
 Indexed annuities   ..............................    $  927      $  788    $   84           --
Withdrawals and Terminations (statutory basis):
 Fixed Annuities:
  Death  ..........................................    $   11      $   25    $   15       $   16
  Maturity  .......................................    $   26      $   87    $   76       $   65
  Surrender    ....................................    $  241      $  966    $  693       $  826
 Indexed Annuities:
  Death  ..........................................    $  0.3      $  0.1        --           --
  Maturity  .......................................        --         --         --           --
  Surrender .......................................    $    3      $    3        --           --
 Variable Annuities:
  Death  ..........................................    $    2      $    2    $  0.4       $  0.6
  Maturity  .......................................    $    6      $   21    $   14       $   16
  Surrender    ....................................    $   23      $   77    $   92       $   76
 Life Insurance:
  Death  ..........................................    $   18      $   53    $   54       $   49
  Surrender .......................................    $   25      $   98    $   95       $   89
Surrender Rates:
 Fixed annuities  .................................     11.19%     11.79%      9.34%       12.34%
 Indexed annuities   ..............................      1.52%      0.69%      0.12%          --
 Variable annuities  ..............................      8.48%      7.55%     10.46%        9.54%
 Life insurance   .................................      4.60%      4.58%      4.36%        3.73%



 Sales and Asset Retention

     Product sales are influenced primarily by overall market conditions impacting the attractiveness of the Company's retirement-oriented insurance products, and by product features, including interest crediting and participation rates, and innovations and services that distinguish the Company's products from those of its competitors.


     The Company's insurance products include important features designed to promote both sales and asset retention, including crediting rates and surrender charges. Initial interest crediting and participation rates on fixed and indexed products significantly influence the sale of new policies. Resetting of rates on SPDAs impacts retention of SPDA assets, particularly on policies where surrender penalties have expired. At March 31, 1997, crediting rates on 93.0% of the Company's in force SPDA policy liabilities were subject to reset during the succeeding 12 months. In setting crediting and participation rates, the Company takes into account yield characteristics on its investment portfolio, surrender rate assumptions and competitive industry pricing. Interest crediting rates on the Company's in force SPDAs ranged from 4.0% to 8.0% at March 31, 1997. Such policies had guaranteed minimum rates ranging from 3.0% to 4.5% as of such date. Initial interest crediting rates on new policies issued in 1996 and on new policies issued in the three months ended March 31, 1997 ranged from 4.65% to 7.15% and from 5.15% to 6.86%, respectively. Guaranteed minimum rates on new policies ranged from 3.0% to 4.5% issued during 1996 and the three months ended March 31, 1997.



     All of the Company's insurance products permit the policyholder at anytime to withdraw all or any part of the accumulated policy value. Premature termination of a policy results in the loss by the Company of anticipated future earnings related to the premium deposit and the accelerated recognition of the expenses related to policy acquisition (principally commissions), which otherwise are deferred and amortized over the life of the policy. Surrender charges provide a measure of protection against premature withdrawal of policy values. Substantially all of the Company's insurance products currently are issued with surrender charges or similar penalties. Such surrender charges for all policies except KeyIndex typically start at 7% of the policy premium and then decline to zero over a five- to seven-year period. KeyIndex imposes a penalty on surrender of up to 10% of the premium deposit for the life of the policy. At March 31, 1997, 85.0% of the Company's SPDAs remained in the surrender charge period. Surrender charges generally do not apply to withdrawals by policyholders of, depending on the policy, either up to 10% per year of the then accumulated value or the accumulated returns. In addition, certain policies may provide for charge-free withdrawals in certain circumstances and at certain times. All policies except for certain variable annuities also are subject to "free look" risk (the legal right of the policyholder to cancel the policy and receive back the initial premium deposit, without interest, for a period ranging from 10 days to one year, depending upon the policy). To the extent a policyholder exercises the "free look" option, the Company may realize a loss as a result of any investment losses on the underlying assets during the free look period, as well as the commissions paid on the sale of the policy. While SPWLs also permit withdrawal, the withdrawal generally would produce significant adverse tax consequences to the policyholder. See "INVESTMENT CONSIDERATIONS--Other Factors Affecting Product Sales and Asset Retention" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION."


     Keyport's strong financial ratings are important to its ability to accumulate and retain assets. Keyport is rated "A+" (Superior) by A.M. Best, "AA-" (excellent financial security) by S&P, "A1" (good financial strength) by Moody's and AA- (very high claims paying ability) by Duff & Phelps. "A+" is A.M. Best's second highest rating. The S&P and Duff & Phelps "-" modifier signifies that Keyport is at the lower end of the AA category. These ratings are based upon information supplied to the rating agency by Keyport. These ratings reflect the opinion of the rating agency as to the relative financial strength of Keyport and Keyport's ability to meet its contractual obligations to its policyholders. Such ratings are not "market" ratings or recommendations to use or invest in Keyport or Liberty Financial and should not be relied upon when making a decision to invest in the Common Stock. Many financial institutions and broker-dealers focus on the claims-paying ability rating of an insurer in determining whether to market the insurer's annuities. If any of Keyport's ratings were downgraded from their current levels or if the ratings of Keyport's competitors improved and Keyport's did not, sales of Keyport's products, the level of surrenders on existing policies and the Company's relationships with distributors could be materially adversely affected. No assurance can be given that Keyport will be able to maintain its financial ratings. See "INVESTMENT CONSIDERATIONS--Importance of Credit Ratings for Annuities."



     Customer service also is essential to asset accumulation and retention. The Company believes Keyport has a reputation for excellent service to its distributors and its policyholders. Keyport has developed advanced technology systems for immediate response to customer inquiries, and rapid processing of policy issuances and commission payments (often at the point of sale). These systems also play an important role in controlling costs. Keyport's annualized operating expenses for 1996 were 0.44% of assets, making Keyport a low cost operator.


 General Account Investments


     Premium deposits on fixed and indexed annuities are credited to Keyport's general account investments (which at March 31, 1997 totaled $12.6 billion). To maintain its investment spreads at acceptable levels, the Company must earn returns on its general account sufficiently in excess of the fixed or indexed returns credited to policyholders. The key element of this investment process is asset/liability management. Successful asset/liability management requires both a quantitative assessment of overall policy liabilities (including maturities, surrenders and crediting of interest) and prudent investment of general account assets. The two most important tools in managing policy liabilities are setting crediting rates and establishing surrender periods. The investment process requires portfolio techniques that earn acceptable yields while effectively managing both interest rate risk and credit risk. The Company emphasizes a conservative approach to asset/liability management, which is oriented toward reducing downside risk in adverse markets, as opposed to maximizing spread in favorable markets. The approach is also designed to reduce earnings volatility. Various factors can impact the Company's investment spread, including changes in interest rates and other factors affecting the Company's general account investments. There can be no assurances that Keyport will continue to realize investment spreads at levels necessary for the Company to remain profitable. See "INVESTMENT CONSIDERATIONS--Interest Rate Risk" and "--Investment Portfolio Risks."


     The bulk of the Company's general account is invested in fixed maturity securities (84.9% at March 31, 1997). The Company's principal strategy for managing interest rate risk is to closely match the duration of its investment portfolio and its policyholder balances. At March 31, 1997, the duration of its fixed income portfolio was approximately 2.8 years. The Company also employs hedging strategies to manage this risk, including interest rate swaps and caps. In the case of equity-indexed products, the Company purchases S&P 500 call options to hedge its obligations to provide participation rate returns. Credit risk is managed by careful credit analysis and monitoring. At March 31, 1997, the Company's fixed maturity portfolio had an overall average S&P rating of A+ and 92.1% of the Company's general account investments consisted of investment grade securities. The balance was invested in below investment grade securities to enhance overall portfolio yield. Below investment grade securities pose greater risks than investment grade securities. The Company actively manages its below investment grade portfolio in an effort to optimize its risk/return profile. There were no non-income producing investments in the Company's fixed maturity portfolio at March 31, 1997 or December 31, 1996. For a more detailed description of the management of the Company's general account investments see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION--Management of the Company's Investments."


     Stein Roe manages a substantial portion ($9.3 billion at March 31, 1997) of Keyport's general account assets. In addition, several unaffiliated parties manage portions of the general account in order to obtain diversification of investment styles and asset classes. Keyport continuously reevaluates the allocation of assets among the managers and has determined that it will increase its allocation to the unaffiliated managers during the second half of 1997. Such reallocation is not expected to have any material effect on the Company's investment spread.


     Investments and certain cash and cash equivalents, all of which pertain to the Company's annuity insurance operations, were comprised of the following as of the dates indicated (in millions):



                                                                      As of
                                                As of              December 31,
                                              March 31,     ------------------------
                                                1997          1996         1995
                                              -----------   -----------   ----------
Fixed maturities available for sale  ......   $10,683.7     $10,718.6     $ 9,536.0
Mortgage loans  ...........................        65.3          67.0          74.5
Policy loans ..............................       538.8         532.8         498.3
Other invested assets .....................       216.3         183.6          10.7
Equity securities  ........................        37.4          35.9          25.2
                                              ----------    ----------    ----------
  Investments   ...........................    11,541.5      11,537.9      10,144.7
Cash and cash equivalents   ...............     1,036.5         767.4         777.4
                                              ----------    ----------    ----------
General account investments    ............   $12,578.0     $12,305.3     $10,922.1
                                              ==========    ==========    ==========

     The amortized cost, gross unrealized gains and losses and fair value of fixed maturity securities by types of securities were as follows as of the dates indicated (in millions):



                                                                                Gross             Gross
                                                            Amortized         Unrealized        Unrealized         Fair
                   March 31, 1997                              Cost             Gains             Losses          Value
                                                           ---------------   ---------------   ---------------   -----------
U.S. Treasury securities  ..............................      $    35.3        $      0.1        $     (0.7)     $    34.7
Mortgage backed securities of U.S. government
 corporations and agencies   ...........................        1,641.5              28.0             (18.1)       1,651.4
Obligations of states and political subdivisions  ......           41.2               0.2              (0.3)          41.1
Debt securities issued by foreign governments  .........          177.1               5.8              (1.1)         181.8
Corporate securities   .................................        4,325.7              97.6             (42.1)       4,381.2
Other mortgage backed securities   .....................        2,350.3              43.9             (35.6)       2,358.6
Asset backed securities   ..............................        1,776.3               7.2             (18.5)       1,765.0
Senior secured loans   .................................          269.9               ---               ---          269.9
                                                              ----------       -----------       ----------      ----------
  Total fixed maturities  ..............................      $10,617.3        $    182.8        $   (116.4)     $10,683.7
                                                              ==========       ===========       ==========      ==========
                                                                                Gross             Gross
                                                             Amortized         Unrealized       Unrealized         Fair
            December 31, 1996                                 Cost              Gains            Losses            Value
                                                           ----------        -----------       ----------        ---------
U.S. Treasury securities  ..............................      $    35.3        $      0.2        $     (0.1)     $    35.4
Mortgage backed securities of U.S. government
 corporations and agencies   ...........................        1,666.1              41.4              (8.6)       1,698.9
Obligations of states and political subdivisions  ......           23.9               0.4              (0.1)          24.2
Debt securities issued by foreign governments  .........          246.3              11.7              (0.5)         257.5
Corporate securities   .................................        4,093.5             153.4             (12.3)       4,234.6
Other mortgage backed securities   .....................        2,413.0              47.6             (24.0)       2,436.6
Asset backed securities   ..............................        1,736.0              15.5              (6.4)       1,745.1
Senior secured loans   .................................          286.3                --                --          286.3
                                                              ----------       -----------       ----------      ----------
  Total fixed maturities ...............................      $10,500.4        $    270.2        $    (52.0)     $10,718.6
                                                              ==========       ===========       ==========      ==========
                                                                                Gross             Gross
                                                             Amortized         Unrealized       Unrealized         Fair
            December 31, 1995                                 Cost              Gains            Losses            Value
                                                           ----------        -----------       ----------        ---------
U.S. Treasury securities  ..............................      $   360.2        $      9.0        $     (0.2)     $   369.0
Mortgage backed securities of U.S. government
 corporations and agencies   ...........................        1,585.5              58.8              (5.2)       1,639.1
Obligations of states and political subdivision   ......           26.7               1.3                --           28.0
Debt securities issued by foreign governments  .........           57.4               4.3                --           61.7
Corporate securities   .................................        3,479.6             224.3              (7.3)       3,696.6
Other mortgage backed securities   .....................        1,951.5              66.6             (71.8)       1,946.3
Asset backed securities   ..............................        1,543.9              29.8              (1.5)       1,572.2
Senior secured loans   .................................          223.1                --                --          223.1
                                                              ----------       -----------       ----------      ----------
  Total fixed maturities ...............................      $ 9,227.9        $    394.1        $    (86.0)     $ 9,536.0
                                                              ==========       ===========       ==========      ==========

     The amortized cost and fair value of fixed maturities by contractual maturity as of March 31, 1997 are as follows (in millions):


                                                  Amortized      Fair
               March 31, 1997                       Cost         Value
                                                  -----------   ----------
Due in one year or less   .....................   $   306.8     $   307.4
Due after one year through five years    ......     1,606.0       1,624.8
Due after five years through ten years   ......     2,181.4       2,206.1
Due after ten years ...........................       755.0         770.4
                                                  ----------    ----------
                                                    4,849.2       4,908.7
Mortgage and asset backed securities  .........     5,768.1       5,775.0
                                                  ----------    ----------
  Total fixed maturities  .....................   $10,617.3     $10,683.7
                                                  ==========    ==========

     As of March 31, 1997, Keyport owned approximately $4.0 billion of MBSs (31.9% of its general account investments), 96.9% of which were investment grade. MBSs are subject to significant prepayment and extension risks, since the underlying mortgages may be repaid more or less rapidly than scheduled. See "INVESTMENT CONSIDERATIONS--Investment Portfolio Risks."

     As of March 31, 1997, approximately $3.3 billion (26.6% of the Company's general account investments) were invested in securities which were sold without registration under the Securities Act and were not freely tradeable under the Securities Act or which were otherwise illiquid. These securities may be resold pursuant to an exemption from registration under the Securities Act. If the Company sought to sell such securities, it might be unable to do so at the then current carrying values and might have to dispose of such securities over extended periods of time at uncertain levels. See "INVESTMENT CONSIDERATIONS--Investment Portfolio Risks."



Investment Management

     Liberty Financial has three types of investment management products: mutual funds, wealth management, and institutional asset management. The Company has four separate operating units engaged in investment management:
Colonial, Stein Roe, Newport and LAMCO.

     Products and Services


[bullet] Mutual Funds. The Company sponsors 67 open-end mutual funds, as well as seven closed-end funds. The open-end funds include the 36 intermediary-distributed Colonial mutual funds, 20 direct-marketed Stein Roe funds and 11 other funds included among the investment options available under the Company's variable annuities. The closed-end funds include five Colonial funds and two LAMCO funds. At March 31, 1997 and December 31, 1996, total mutual fund assets were $24.8 billion and $25.7 billion, respectively. At March 31, 1997, 46.5 % of these assets were invested in equity funds, 27.4% in taxable fixed income funds and 26.1% in tax-exempt fixed income funds. The Company seeks to increase equity mutual fund assets, which generally carry higher fees than funds that invest in fixed income securities.

[bullet] Wealth Management. At March 31, 1997, the Company managed $5.5 billion in investment portfolios for high net worth individuals and families and smaller institutional investors, all of which are managed by Stein Roe.

[bullet] Institutional Asset Management. At March 31, 1997, the Company managed
         $4.5 billion of investment portfolios for institutional investors such as insurance companies, public and private retirement funds, endowments, foundations and other institutions. Most of these assets are managed by Stein Roe. Stein Roe also manages a substantial portion of Keyport's general account assets supporting Keyport's insurance products.


     The Company's investment management business focuses on managing the investments of each client's portfolios in accordance with the client's investment objectives and policies. The Company also provides related administrative and support services to clients, such as portfolio pricing, accounting and reporting. Investment management fees and related administrative and support fees generally are charged as a percentage of assets under management. Client accounts are managed pursuant to a written agreement which, with limited exceptions, is terminable at any time upon relatively short notice (typically 30-60 days).

     In the case of mutual fund clients, all services provided by the Company are subject to the supervision of the fund's Board of Trustees. Additional administrative services provided to mutual funds include provision of office space, other facilities and personnel, marketing and distribution services, and transfer agency and other shareholder support services. Investment management fees paid by a mutual fund must be approved annually by the fund's Board of Trustees, including a majority of the independent Trustees. Any increases in such fees also must be approved by fund shareholders. Most of the Company's mutual fund assets are held in open-end funds. Shareholders of open-end funds generally can redeem their shares on a daily basis.


     The Company's direct-market mutual funds are sold without a sales load. Most of the Company's intermediary-distributed mutual funds offer investors a choice of two pricing options: a traditional front-end load option, in which the investor pays a sales charge at the time of purchase, and a contingent deferred sales charge, in which the investor pays no sales charge at the time of purchase, but is subject to an asset-based sales charge paid by the fund for eight years after purchase and a declining contingent deferred sales charge paid by the investor if shares are redeemed within six years after purchase. Most funds also offer a level-load option, in which the investor pays a small initial sales charge, and is subject to an on-going asset-based sales charge paid by the fund and a small contingent deferred sales charge paid by the investor if shares are redeemed within one year after purchase. Colonial is a party to a revolving credit facility with certain lenders, pursuant to which such lenders have agreed to lend up to $60.0 million to Colonial to finance the sale of shares of the mutual funds sponsored by Colonial which have contingent deferred sales charges.


     The following tables present certain information regarding the Company's assets under management as of or for the three month period ended March 31, 1997 and as of or for each year in the three-year period ended December 31, 1996. Such information includes Keyport's assets (including its general account assets managed by Stein Roe, as well as loans to policyholders and Keyport's general account assets managed by unaffiliated investment managers). In addition, certain information is provided separately for mutual fund assets.



                                                          Total Assets Under Management
                                                  ---------------------------------------------
                                                                         As of December 31,
                                                                     --------------------------
                                                      As of
                                                  March 31, 1997     1996      1995      1994
                                                  ----------------   -------   -------   ------
                                                                        (dollars in
                                                                         billions)
 Mutual funds:
  Intermediary-distributed   ..................        $15.6           $16.1     $15.7   $ 1.3
  Direct-marketed   ...........................          6.2             6.6       4.8     4.5
  Closed-end  .................................          1.9             1.9       1.8     0.8
  Variable annuity  ...........................          1.1             1.1       1.0     0.8
                                                       ------         ------    ------   ------
   Total mutual funds  ........................         24.8            25.7      23.3     7.4
 Wealth management  ...........................          5.5             5.3       4.5     4.1
 Institutional asset management  ..............          4.5             4.9       4.1     4.8
 Retirement-oriented insurance products  ......         12.2            12.1      10.6     9.3
                                                       ------         ------    ------   ------
     Total    .................................        $47.0           $48.0     $42.5   $25.6
                                                       ======         ======    ======   ======




                                                           Total Assets Under Management
                                                                By Asset Class (1)
                                                   ---------------------------------------------
                                                                          As of December 31,
                                                                      --------------------------
                                                       As of
                                                   March 31, 1997     1996      1995      1994
                                                   ----------------   -------   -------   ------
                                                                         (dollars in
                                                                          billions)
 Fee-based assets:
  Equity    ....................................        $15.5           $16.1     $11.4   $ 7.2
  Fixed-income    ..............................         19.3            19.8      20.5     9.1
                                                        ------         ------    ------   ------
   Total fee-based assets  .....................         34.8            35.9      31.9    16.3
 Retirement-oriented insurance products   ......         12.2            12.1      10.6     9.3
                                                        ------         ------    ------   ------
     Total  ....................................        $47.0           $48.0     $42.5   $25.6
                                                        ======         ======    ======   ======


----------------
(1) Balanced funds are classified as equity funds; all categories include cash and other short-term investments in applicable portfolios.



                         Total Mutual Fund Assets Under Management
                                     By Asset Class (1)
                        --------------------------------------------
                                              As of December 31,
                                           -------------------------
                            As of
                        March 31, 1997     1996      1995      1994
                        ----------------   -------   -------   -----
                                              (dollars in
                                               billions)
 Equity funds  ......        $11.5           $12.1     $ 8.6   $3.6
 Fixed-income funds:
  Taxable   .........          6.8             7.0       7.4    2.5
  Tax-exempt   ......          6.5             6.6       7.3    1.3
                             ------         ------    ------   -----
   Total ............        $24.8           $25.7     $23.3   $7.4
                             ======         ======    ======   =====


----------------
(1) Balanced funds are classified as equity funds; all categories include cash and other short-term investments in applicable portfolios.

                                                   Total Assets Under Management
                                                        Asset Flow Summary
                                         -------------------------------------------------
                                             For the      For the Year Ended December 31,
                                          Three Months    --------------------------------
                                              Ended
                                         March 31, 1997     1996       1995       1994
                                         ---------------- ---------- ---------- ----------
                                                          (dollars in billions)
 Assets under management--beginning  ...     $ 48.0        $ 42.5     $ 25.6     $ 30.6
 Sales and reinvestments ...............        2.1           8.6        5.8        3.7
 Redemptions and withdrawals   .........       (2.4)         (6.9)      (9.4)      (7.7)
 Asset acquisitions   ..................         --           1.2       14.9         --
 General account investment earnings ...        0.3           0.7        0.6        0.5
 Market appreciation (depreciation)  ...       (1.0)          1.9        5.0       (1.5)
                                             ------        ------     ------     ------
 Assets under management--ending  ......     $ 47.0        $ 48.0     $ 42.5     $ 25.6
                                             ======        ======     ======     ======


 Sales and Asset Retention

     The Company's financial objectives with respect to its investment management businesses are to increase assets under management in each of its three core products, and to improve operating margins through increasing scale and cost savings produced by integration. As a result of its acquisitions of Colonial and Newport and subsequent integration steps, the Company generated annual cost savings of $13.5 million through the consolidation of various support and service functions in its mutual fund business.


     The Company believes that the most important factors in accumulating and retaining investment management assets are investment performance, customer service and brand name recognition. Strong investment performance is crucial to asset accumulation and retention, regardless of the product or distribution channel. Performance is particularly important for mutual funds, whether intermediary-distributed or direct-marketed. Forty-nine of the Company's 67 open-end mutual funds are long-term funds (defined as open-end funds having at least a three-year performance record, excluding funds that invest solely in money market securities). Thirty-eight of those 49 funds (representing 68% of the total assets in those 49 funds as of May 31, 1997) were ranked by Lipper Analytical Services, Inc. in the top two quartiles of their respective peer groups for the three-year period ended that date. The Company believes that over time, more sophisticated tools, such as those employed by consultants to institutional investors, will become available for analyzing mutual fund performance and risk. The Company's investment performance must remain competitive for the Company to continue to grow investment management product sales and assets.


     Excellent service to investors and distributors is a prerequisite to asset retention. Excellent service to its distributors was a factor in the Company's decision to acquire Colonial. In November, 1996, Dalbar, Inc., an independent research and publishing company covering the mutual fund industry, named Colonial the top-ranked mutual fund group for marketing and operational support in its annual survey of broker-dealers.


     The Company believes that, in light of the proliferation of mutual funds and investment managers, strong brand name recognition in relevant distribution channels is essential to asset accumulation and retention, particularly with respect to mutual funds. The Company believes that the Colonial name carries strong brand name recognition among brokers and other intermediaries selling mutual funds, and that the Stein Roe name carries similar recognition in the direct sales channel. Similarly, the Company believes that Stein Roe has a franchise presence in the wealth management market and that Newport is a recognized leader in investments in the Asian markets.


     Sales of mutual funds and other investment management products are subject to market forces, such as changes in interest rates and stock market performance. Sales of the Company's equity mutual funds benefited in 1996 from the continued strong performance of the U.S. stock market. Sales of the Company's fixed income mutual funds were more modest in 1996, given prevailing market conditions. Changes in the financial markets, including significant increases or decreases in interest rates or stock prices, can increase or decrease fund sales and redemptions, as well as the values of assets in such portfolios, all of which impact investment management fees.



Distribution


     Liberty Financial sells its products through multiple distribution channels. Total product sales for the three months ended March 31, 1997 and during 1996 were $2.1 billion and $8.6 billion, respectively (including $0.2 billion and $1.0 billion, respectively, of reinvested dividends and similar reinvested returns). During the three months ended March 31, 1997 and during 1996, 53% and 61%, respectively, of these sales were made through intermediary distributors, with the balance made directly to the investor. Over 35,000 individual brokers and other intermediaries sold Liberty Financial products in 1996.


 Distribution Through Intermediaries

     The Company sells both annuities and mutual funds through various intermediaries, including national and regional brokerage firms, banks, financial planners and insurance agents. The Company's annuities and mutual funds are most often sold to middle and upper-middle class investors and savers. Many of these individuals seek the help of an investment professional in selecting investment and retirement income and savings products. In each of these intermediary channels, the Company provides products, as well as promotional materials and other support services.


     Reflecting its diversification strategy, the Company maintains distribution relationships with several different types of intermediaries. Intermediary-distributed mutual funds and annuities historically have been distributed through brokerage firms and insurance agents. In recent years banks and financial planners also have become significant distributors of these products.


     The Company employs wholesalers and other sales professionals to promote sales of its intermediary-distributed products. These representatives meet with intermediaries' sales forces to educate them on matters such as product objectives, features, performance records and other key selling points. The Company also produces marketing material designed to help intermediaries sell the Company's products, and provides after-sale support to both the intermediaries and their customers. The degree and mix of these services vary with the requirements of the particular intermediary.


     The Company was a pioneer in selling through banks, both in terms of helping banks develop marketing programs and in establishing wholesaling relationships with banks. Liberty Financial operates a sales unit, Independent, that sells mutual funds and annuities through banks. The Company acquired Independent in March, 1996. Since the acquisition, the Company has consolidated its prior bank sales unit, the Liberty Financial Bank Group, with Independent. These businesses design and implement programs that sell mutual funds and annuities through their client banks, license and train sales personnel, and provide related financial services and administrative support. Program structures and the degree of the Company's involvement vary widely depending upon the particular needs of each bank. In some cases, the bank provides space in its branches and the Company places its own sales representatives in that space and fully operates the program. Products sold include the Company's proprietary products, as well as non-proprietary products (including in some cases the bank's proprietary mutual funds). In other cases, the Company's role may be limited to functions such as licensing and training the bank's employees and wholesaling products. At March 31, 1997, Independent had over 150 bank relationships involving over 3,100 registered salespersons.

     The proliferation of competing products requires the Company to compete to establish and maintain distribution relationships and to maintain "shelf space" with distributors. In response to the proliferation of available investment products, many of the larger distributors have begun to reduce the number of companies for whom they distribute. Product features, relative performance, pricing and support services to distributors and their customers are important factors in competing for distribution relationships. An interruption in the Company's continuing relationship with certain of these distributors could materially adversely affect the Company's ability to sell its products. There can be no assurance that the Company would be able to find alternative sources of distribution in a timely manner. Some distributors have begun to assess fee sharing payments or similar charges as additional compensation for fund sales. The Company can be confronted with the choice of absorbing these charges or limiting its access to certain distributors. See "INVESTMENT CONSIDERATIONS--Industry and Competitive Factors."

     The sales practices and support needs of the Company's distributors are constantly evolving. The Company must respond to these changes in order to maintain and grow its intermediary distribution relationships. Pricing structures in these channels, particularly with respect to mutual funds, have expanded in recent years from one-time up-front sales loads to add options that shift investors' payments over time and move toward fee-based pricing. The Company's intermediary-distributed mutual funds now are sold with alternate pricing structures. Intermediaries also increasingly demand that product providers supply new value-added services. The Company is developing innovative new technology-based service and support tools, such as interactive asset allocation models and on-line customer account management systems, designed to provide value-added services to intermediaries and their customers.

 Direct Distribution

     The Company's direct-marketed mutual funds, as well as its wealth management and institutional asset management services, are sold directly to investors. The Company's directed-marketed mutual funds are purchased predominantly by middle and upper-middle class investors and savers who choose to select their own funds and who wish to avoid paying sales loads and similar fees. Wealth management clients typically are high net worth individuals and families and smaller institutional investors. Institutional asset management clients typically are larger institutional investors managed by in-house professional staffs that select and oversee asset managers, often with the advice of third party consultants.

     In each of the direct sales markets served by the Company, investment performance is essential to generating sales and retaining customers. Mutual fund sales also require robust marketing campaigns using print, radio and television advertising and direct mail that highlight performance and other selling points. The Company believes that certain of the technology-based customer service and support tools it is developing, such as on-line account access and interactive illustrative investment tools, can become important devices in accumulating and retaining assets in the direct distribution channels. Stein Roe's reputation as a high quality asset manager is the most important factor in generating new wealth and institutional asset management clients. Active management of the client relationship, including frequent personal contacts, is necessary to retain these clients.


     So-called "mutual fund supermarkets," such as Charles Schwab & Co., Inc.'s OneSource, have become an important source of customers for direct-marketed mutual funds. During the three months ended March 31, 1997 and during 1996, 59% and 63%, respectively, of the total new sales of the Stein Roe mutual funds were through mutual fund supermarkets and similar arrangements. To gain access to these marketplaces, the Company pays the supermarket sponsor a fee based upon a percentage of mutual fund assets held by supermarket customers in return for certain services provided by the supermarket sponsor, such as omnibus shareholder accounting. Financial planners and similar unaffiliated advisors sometimes serve as sources of referrals for wealth management clients, in some cases in return for referral fees or other compensation.


Industry Segment Information

     Liberty Financial conducts its business in two industry segments: annuity insurance and asset management. Annuity insurance operations relate primarily to the Company's fixed, indexed and variable annuities and its closed-block of SPWLs. Asset management operations relate to its mutual funds, wealth management and institutional asset management products. For information on these industry segments, see Note 11 of Notes to the Consolidated Financial Statements.



Regulation


 Overview

     The Company's business activities are extensively regulated. The following briefly summarizes the principal regulatory requirements and certain related matters. The regulatory requirements applicable to the Company include, among other things, (i) regulation of the form and in certain cases the content of the Company's products, (ii) regulation of the manner in which those products are sold and (iii) compliance oversight of the Company's business units, including frequent reporting obligations to and inspections by regulators. Changes in or the failure by the Company to comply with applicable law and regulations could have a material adverse effect on the Company.


 Annuity Insurance

     The Company's retirement-oriented insurance products generally are issued as individual policies. The policy is a contract between the issuing insurance company and the policyholder. Policy forms, including all principal contract terms, are regulated by state law. In most cases, the policy form must be approved by the insurance department or similar agency of a state in order for the policy to be sold in that state.

     Keyport issues most of the Company's retirement-oriented insurance products. Independence Life & Annuity Company ("Independence Life"), a Keyport subsidiary, also issues certain policies. Keyport and Independence Life are each chartered in the state of Rhode Island, and the Rhode Island Department of Business Regulation is their primary oversight regulator. Keyport and Independence Life also must be licensed by the state insurance regulators in each other jurisdiction in which they conduct business. They currently are licensed to conduct business in 49 states (the exception being New York), and in the District of Columbia. State insurance laws generally provide regulators with broad powers related to issuing licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type and amount of investments permitted, limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval, and other related matters. The regulators also make periodic examinations of individual companies and review annual and other reports on the financial conditions of all companies operating within their respective jurisdictions.

     Prescribed statutory accounting practices generally include state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ between the states and companies within a state. Keyport prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Insurance Department of the State of Rhode Island. The NAIC is currently in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. That project, which is expected to be completed in 1997 or 1998 may result in changes to the accounting practices that Keyport uses to prepare its statutory-basis financial statements. The impact of any such changes on Keyport's statutory surplus cannot be determined at this time. No assurance can be given that such changes would not have a material adverse effect on the Company.


     Risk-Based Capital Requirements. In recent years, various states have adopted new quantitative standards promulgated by the NAIC. These standards are designed to reduce the risk of insurance company insolvencies, in part by providing an early warning of financial or other difficulties. These standards include the NAIC's risk-based capital ("RBC") requirements. RBC requirements attempt to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. The requirements provide for four different levels of regulatory attention which implement increasing levels of regulatory control (ranging from development of an action plan to mandatory receivership). As of December 31, 1996, Keyport's capital exceeded the level at which the least severe of these regulatory attention levels would be triggered.

     Guaranty Fund Assessments. Under the insurance guaranty fund laws existing in each state, insurers can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. Because assessments typically are not made for several years after an insurer fails, Keyport cannot accurately determine the precise amount or timing of its exposure to known insurance company insolvencies at this time. For certain information regarding Keyport's historical and estimated future assessments in respect of insurance guaranty funds, see Note 15 to the Notes to the Consolidated Financial Statements. The insolvency of large life insurance companies in future years could result in material assessments to Keyport by state guaranty funds.


     Insurance Holding Company Regulation. Current Rhode Island insurance law imposes prior approval requirements for certain transactions with affiliates and generally regulates dividend payments by a Rhode Island- chartered insurance subsidiary to its parent company. Keyport may not make distributions or dividend payments, together with distributions and dividends paid during the preceding 12 months, in excess of the lesser of (i) 10% of its statutory surplus as of the preceding December 31 or (ii) its statutory net gain from operations for the preceding fiscal year without prior approval by the Rhode Island Department of Business Regulation. As of December 31, 1996, such restriction would limit dividends without such approval to $42.5 million. However, Keyport has not paid any dividends since its acquisition in December, 1988. In addition, no person or group may acquire, directly or indirectly, 10% or more of the voting stock or voting power of Liberty Financial unless such person has provided such required information to the Rhode Island Department of Business Regulation and such acquisition is approved by the Department.

     General Regulation at Federal Level and Certain Related Matters. Although the federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures that may significantly affect the insurance business include limitations on antitrust immunity, minimum solvency requirements and the removal of barriers restricting banks from engaging in the insurance business. In particular, several proposals to repeal or modify the Bank Holding Company Act of 1956 (which prohibits banks from being affiliated with insurance companies) have been made by members of Congress (including a bill currently under consideration in the U.S. House of Representatives) and the Clinton Administration. Moreover, the United States Supreme Court held on January 18, 1995 in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act. In addition, the Supreme Court also held on March 26, 1995 in Barnett Bank of Marion City v. Nelson that state laws prohibiting national banks from selling insurance in small town locations are preempted by federal law. The Office of the Comptroller of the Currency also adopted a ruling in November 1996 that permits national banks, under certain circumstances, to expand into other financial services, thereby increasing competition for the Company. At present, the extent to which banks can sell insurance and annuities without regulation by state insurance departments is being litigated in various courts in the United States. Although the effect of these recent developments on the Company and its competitors is uncertain, there can be no assurance that such developments would not have a material adverse effect on the Company's business, financial condition and results of operations.

Asset Management Products


     The primary sources of regulation of the Company's asset management operations are the federal securities laws. Asset management products are subject to the Advisers Act. The mutual funds and closed-end funds sponsored by the Company also are subject to the Investment Company Act. Mutual fund shares are securities, and, as such, must be registered under the federal securities laws. The foregoing laws impose various restrictions on the Company's asset management products, including fee structures, the timing and content of advertising, and, in the case of the funds, certain investment restrictions. Mutual funds also must be managed to comply with certain other investment restrictions imposed by the Code. Accounts subject to the Employee Retirement Income Security Act of 1974 ("ERISA") must comply with certain investment and other restrictions imposed by ERISA.

     The Company's subsidiaries directly engaged in asset management (including Colonial, Stein Roe, Newport and LAMCO) are registered with the Commission as investment advisers under the Advisers Act. They are subject to the Investment Company Act insofar as it relates to investment advisers to registered investment companies. These securities laws and the regulations of the Commission require reporting, maintenance of books and records in prescribed forms, mandatory custodial arrangements, approval of employees and representatives and other compliance procedures. Possible sanctions in the event of noncompliance include the suspension of individual employees, limitations on the firm's engaging in business for specified periods of time, revocation of the firm's registrations, censures and fines.

     In the ordinary course of its investment management business, the Company enters into investment advisory agreements with mutual funds and others. As required by the Investment Company Act and the Advisers Act, Liberty Financial's investment advisory agreements provide that the agreements terminate automatically upon their "assignment." The Investment Company Act and the Advisers Act define the term "assignment" to include any "direct or indirect transfer" of a "controlling block of the voting securities" of the issuer's outstanding voting securities. The Investment Company Act presumes that any person holding more than 25% of the voting stock of any person "controls" such person. Following the completion of this offering, additional sales by Liberty Mutual or other stockholders or new issuances of capital stock by Liberty Financial, among other things, may raise issues relating to assignments of the Company's investment advisory agreements. The Restated Articles include provisions limiting the voting power of shares of the Company's Voting Stock held by holders of 20% or more of such Voting Stock in certain circumstances. These provisions do not apply to Liberty Mutual, subsidiaries or affiliates of Liberty Mutual, direct or indirect subsidiaries of the Company and certain employee plans established or to be established by the Company or certain of its subsidiaries. Liberty Financial's Board of Directors may approve the exemption of other persons or groups from the provisions described above. While this voting limitation is in place to reduce the likelihood, under certain circumstances, of inadvertent terminations of Liberty Financial's advisory agreements as a result of "assignments" thereof, there can be no assurances that this limitation will prevent such a termination from occurring. In addition, such limitation could be deemed to have an anti-takeover effect and to make changes in management more difficult.

     Several proposals to repeal or modify the Glass-Steagall Act of 1933 (which restricts banks from engaging in securities-related businesses) have been made by members of Congress (including a bill currently under consideration in the U.S. House of Representatives) and the Clinton Administration. Although the effect that any such proposals if adopted would have on the Company and its competitors is uncertain, there can be no assurance that such proposals if adopted would not have a material adverse effect on the Company's business, financial condition and results of operations.


 Distribution

     Sales of the Company's annuities and mutual funds are also subject to extensive regulation. Annuities must be sold through an entity registered as an insurance agency in the particular state. The sales person must be properly licensed under state insurance law. Variable annuities and certain indexed annuities also require the sales person to be registered with the National Association of Securities Dealers ("NASD") and the applicable state securities commission. Mutual fund shares must be sold through an entity registered as a broker-dealer under the Exchange Act and applicable state law. The sales person must be registered with the NASD and the applicable state securities commission.



     Various business units of the Company are registered as broker-dealers. These include certain units which operate the Company's bank marketing business, as well as other units through which mutual fund and certain annuity sales are processed. Certain bank marketing units also are registered as insurance agencies in states where they sell annuities. These laws regulate the licensing of sales personnel and sales practices. They impose minimum net capital requirements. They also impose reporting, records maintenance, and other requirements, and provide for penalties in the event of non-compliance, similar in scope to the regulations applicable to asset managers.



     Securities sales through the Company's bank marketing units are conducted in accordance with the provisions of a "no-action" letter issued by the staff of the Commission requiring, among other things, that securities sales activities be conducted by sales personnel who are registered representatives of the Company and are subject to its supervision and control. The letter limits the functions of non-registered bank personnel to ministerial duties. The letter is not binding, however, on the courts and no assurance can be given that the Commission will not change its position. Banks are an important distribution channel for the Company's annuities and mutual funds. The recent growth in sales of mutual funds, annuities and other investment and insurance products through or at banks and similar institutions has prompted increased scrutiny by federal bank regulators, the Commission and other regulators. Regulations promulgated by federal banking authorities impose additional restrictions and duties with respect to bank sales practices, including obligations to disclose that the products are not subject to deposit insurance.




Competition

     The Company's businesses operate in extremely competitive markets. These markets are highly fragmented, although in the case of annuities and mutual funds, a few companies do have relatively substantial market shares. Certain of the Company's competitors are significantly larger and have access to significantly greater financial and other resources.


     The Company's products compete with every other investment or savings vehicle available to a prospective customer, including those offered by other insurance companies, investment management firms and banks. The Company believes that the most important competitive factor affecting the marketability of its products is the degree to which they meet customer expectations, both in terms of returns (after fees and expenses) and service. These competitive pressures apply to competition for customers in general, as well as competition to access and maintain distribution relationships, in the case of products sold through intermediaries. Product and service innovations also are important devices for generating new sales and maintaining distribution relationships. Sales of particular products may be affected by conditions in the financial markets, such as increases or decreases in interest rates or stock prices. See "INVESTMENT CONSIDERATIONS--Industry and Competitive Factors."

     Product features of particular relevance to annuities include interest crediting and participation rates, surrender charges and innovation in product design. Maintenance of Keyport's financial ratings also is important. The Company believes that the most important factors affecting competition for investment management clients are investment performance, customer service and brand name recognition. Pricing policies and product innovations also are important competitive factors. The Company's ability to increase and retain clients' assets could be materially adversely affected if client accounts underperform the market or competing products or if key investment managers leave the Company. The ability of the Company's management subsidiaries to compete with other asset management products also is dependent, in part, on the relative attractiveness of their underlying investment philosophies and methods under prevailing market conditions.



Employees

     As of March 31, 1997, the Company had 1,986 full-time employees summarized by activity as follows: 366 in annuity insurance operations; 1,138 in asset management activities; 429 employees in marketing and distribution operations; and 53 in general corporate. The Company provides its employees with a broad range of employee benefit programs. The Company believes that its relations with its employees are excellent.

Properties

     As of March 31, 1997, the Company leased its various office facilities. The Company's principal leasing arrangements can be summarized as follows: the Company's principal executive offices occupy approximately 30,300 square feet in a single facility in downtown Boston pursuant to a lease which expires in 2002. Keyport leases approximately 76,000 square feet in a single facility in downtown Boston pursuant to a lease which expires in 2002. Colonial leases approximately 149,000 square feet of office space in a single facility in downtown Boston under a lease which expires in 2006 and approximately 21,700 square feet in Aurora, Colorado under a lease which expires in November, 2000. Stein Roe leases 142,000 square feet in downtown Chicago pursuant to a lease which expires in 2009. Independent leases approximately 23,200 square feet in Purchase, New York under a lease which expires in 2007.


Legal Proceedings



     On April 24, 1997, eight unitholders of Liberty High Income Plus Limited Partnership ("LHIP") filed a lawsuit seeking certification as a class action in the Superior Court for the State of California for the County of Los Angeles against LHIP, certain other limited partnerships and certain other defendants, including Liberty Securities Corporation, which is an indirect wholly-owned subsidiary of the Company, Liberty Mutual and a former subsidiary of the Company (Liberty Real Estate Corporation) transferred to a subsidiary of Liberty Mutual in 1990. Liberty Real Estate Corporation had sponsored the public offerings of LHIP and such other limited partnerships. Liberty Securities Corporation had acted as dealer manager in connection with the public offerings of LHIP and certain of the other limited partnerships. The Company itself is not named as a defendant. The plaintiffs allege, among other things, securities fraud, breach of fiduciary duties and violations of the partnership agreements governing the partnerships and seek damages in an amount to be proved at trial and various other remedies. The Company is in the early stages of evaluating this litigation's potential impact, if any, on the Company and, accordingly, cannot predict the outcome with any degree of certainty. However, based upon all of the facts presently under consideration by management, the Company does not believe that any likely outcome will have a material adverse effect on the Company's financial condition or results of operations.



     The Company is from time to time involved in other litigation incidental to its businesses. In the opinion of Liberty Financial's management, the resolution of such other litigation is not expected to have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT


Executive Officers of the Registrant

     The following table sets forth certain information regarding the executive officers of Liberty Financial.




Name                          Age                        Position
---------------------------   -----   --------------------------------------------------
Gary L. Countryman            57      Chairman and Director
    Kenneth R. Leibler        48      Chief Executive Officer, President and Director
    John A. Benning           62      Senior Vice President, General Counsel and Clerk
    Harold W. Cogger          61      Executive Vice President
    Lindsay Cook              45      Executive Vice President
    Stephen E. Gibson         43      President, The Colonial Group, Inc.
    J. Scott Hansen           43      Senior Vice President, Corporate Development
    J. Andy Hilbert           39      Senior Vice President and Chief Financial Officer
    Denis Kaplan              53      Chief Executive Officer of Independent
    C. Allen Merritt, Jr.     57      Executive Vice President and Treasurer
    Porter P. Morgan          57      Senior Vice President, Marketing
    John W. Rosensteel        57      President and Chief Executive Officer of Keyport
    Hans P. Ziegler           56      Chief Executive Officer of Stein Roe


     The following table sets forth certain information regarding the directors of Liberty Financial.



                                          Expiration of
            Name                  Age     Term of Office
-------------------------------   -----   ---------------
    Gregory H. Adamian (2)        70          1998
    Gerald E. Anderson            66          1998
    Michael J. Babcock (2)        55          2000
    Harold W. Cogger (1)          61          2000
    Gary L. Countryman (1)(2)     57          2000
    Paul J. Darling, II (2)       59          1999
    David F. Figgins (3)          68          1999
    John B. Gray (3)              69          1999
    John P. Hamill (2)            57          2000
    Marian L. Heard               56          2000
    Raymond H. Hefner, Jr.        69          1999
    Edmund F. Kelly (1)           52          1998
    Kenneth R. Leibler (1)        48          1998
    Sabino Marinella(1)           67          2000
    Ray B. Mundt (2)              68          1998
    Glenn P. Strehle (1)(3)       61          1998
    Stephen J. Sweeney (3)        68          1999
    Michael von Clemm             62          1998


----------------
(1) Member of the Executive Committee
(2) Member of the Compensation and Stock Option Committee
(3) Member of the Audit Committee

     Mr. Countryman has been Chief Executive Officer of Liberty Mutual and Liberty Mutual Fire Insurance Company (an affiliate of Liberty Mutual) ("Liberty Fire") since 1986, and has been Chairman of both companies since 1991. He currently serves as a director of the Company, Liberty Mutual and certain of its affiliates, BankBoston Corporation, The First National Bank of Boston, Boston Edison Company and Harcourt General, Inc.

     Mr. Leibler became Chief Executive Officer of Liberty Financial on January 1, 1995, has been President of Liberty Financial since August, 1990, and was Chief Operating Officer from August, 1990 until December, 1994. Mr. Leibler currently serves as a director of the Company and the Boston Stock Exchange.


     Mr. Benning has been Senior Vice President, General Counsel and Clerk of Liberty Financial since October, 1989.

     Mr. Cogger became an Executive Vice President and director of Liberty Financial at the time it acquired Colonial in March, 1995. He was President of Colonial from November, 1994 to December, 1996 and Chief Executive Officer from March, 1995 to December, 1996. He was President of its principal subsidiary, Colonial Management Associates, Inc. from 1993 to December, 1996, and Chief Executive Officer from March, 1995 to December, 1996.

     Mr. Cook became an Executive Vice President of Liberty Financial in February, 1997. He became a Senior Vice President of Liberty Financial in February, 1994, having been a Vice President prior to that time.

     Mr. Gibson joined Colonial in July, 1996 as Executive Vice President, becoming President and Chief Executive Officer in December, 1996. Prior to joining Colonial, Mr. Gibson held various senior marketing positions at Putnam Investments.

     Mr. Hansen became Senior Vice President, Corporate Development in May, 1996. Prior to that time he was Vice President, Corporate Development.


     Mr. Hilbert joined the Company as Senior Vice President and Chief Financial Officer in March, 1997. From October, 1995 until that time, he was Senior Vice President and Chief Financial Officer of Paul Revere Corporation, a life insurance company. Prior to joining Paul Revere, Mr. Hilbert was a partner at Price Waterhouse LLP.


     Mr. Kaplan has been Chief Executive Officer of Independent since 1990.

     Mr. Merritt became an Executive Vice President of Liberty Financial in February, 1997. From March, 1993 until that time, he was Senior Vice President of Liberty Financial. Prior to that time, he served as Senior Vice President of its subsidiary, Liberty Financial Services, Inc.

     Mr. Morgan has been Senior Vice President, Marketing of Liberty Financial since 1991.

     Mr. Rosensteel joined Keyport in 1992 as Chief Operating Officer. He was appointed President and Chief Executive Officer of Keyport effective January 1, 1993.

     Mr. Ziegler has been Chief Executive Officer of Stein Roe since June, 1994. Mr. Ziegler was President of Stein Roe's Investment Counsel division from July, 1993 to July, 1994. Prior to joining Stein Roe, Mr. Ziegler was President and Chief Executive Officer of the Pitcairn Trust Company.

     Dr. Adamian was elected to the Board of Directors in May, 1991. Dr. Adamian has been the Chancellor of Bentley College since 1991 and prior thereto, from 1970 to 1991, served as President thereof. He currently serves as a director of Liberty Mutual and Liberty Fire.

     Mr. Anderson was elected to the Board of Directors in May, 1991. From 1974 until his retirement in 1992, Mr. Anderson served as President, Chief Executive Officer and Trustee of Commonwealth Energy System, a public utility holding company. He currently serves as a director of Liberty Mutual and Liberty Fire.


     Mr. Babcock is a private investor. He was President and Chief Operating Officer of Leslie Fay Companies, Inc., an apparel manufacturer, from January, 1993 to January, 1995. He currently serves as a director of Liberty Mutual and Liberty Fire. On April 5, 1993, Leslie Fay Companies, Inc. filed for protection from creditors under Chapter 11 of the federal Bankruptcy Code.


     Mr. Darling was elected to the Board of Directors in May, 1991. Since 1983 Mr. Darling has served as President and Chief Executive Officer of Corey Steel Company, a manufacturer of cold finished steel bars and a metal service center. He currently serves as a director of Liberty Mutual, Liberty Fire and Unisource World Wide, Inc.


     Mr. Figgins was elected to the Board of Directors in May, 1991. From 1993 until his retirement in 1994, Mr. Figgins served as Chairman, and from 1991 to 1993 was President, of Trafalgar House Construction, Inc., a construction company. Mr. Figgins currently serves as a director of Liberty Mutual, Liberty Fire, and First Bell Bancorp, Inc.

     Mr. Gray was elected to the Board of Directors in May, 1991. From 1986 until his retirement in 1990, Mr. Gray served as President of Dennison Manufacturing Company, a manufacturer of self-adhesive materials and office supplies. He currently serves as a director of Liberty Mutual, Liberty Fire, EG&G Inc. and Stackpole Corporation.

     Mr. Hamill was elected to the Board of Directors in May, 1991. He has been President of Fleet Bank of Massachusetts, N.A. since October, 1992. Mr. Hamill currently serves as a director of Liberty Mutual and Liberty Fire.


     Mrs. Heard was elected to the Board of Directors in November, 1994. She has been President and Chief Executive Officer of the United Way of Massachusetts Bay since February, 1992. She currently serves as a director of Liberty Mutual, Liberty Fire and numerous national and local non-profit organizations.


     Mr. Hefner was elected to the Board of Directors in May, 1991. He has served as President of Bonray, Inc., an oil and gas exploration company since 1992. He currently serves as a director of Liberty Mutual, Liberty Fire, Gulf Canada Resources Limited and Liberty Bancorp, Inc. (which is not an affiliate of Liberty Financial or Liberty Mutual).

     Mr. Kelly was elected to the Board of Directors in May, 1992. In April, 1992 he was elected President and Chief Operating Officer of Liberty Mutual and Liberty Fire. Mr. Kelly is a director of Liberty Mutual and certain of its affiliates.

     Mr. Marinella has been Vice Chairman of Liberty Financial since January, 1995. From October, 1989 to December, 1994, he was Chief Executive Officer of Liberty Financial. He was elected to the Board of Directors in May, 1990.

     Mr. Mundt was elected to the Board of Directors in May, 1991. Since August, 1996, Mr. Mundt has been Chairman and Chief Executive Officer of Unisource World Wide, Inc., a paper supply and systems company. From 1985 until September, 1993, Mr. Mundt served as Chairman and Chief Executive Officer and, from September, 1993 until August, 1996, served as Chairman of Alco Standard Corporation, a distributor of paper packaging products and office equipment. He currently serves as a director of Liberty Mutual, Liberty Fire, Corestates Bank, Alco Standard Corporation and Nocopi International Technologies, Inc.


     Mr. Strehle was elected to the Board of Directors in May, 1991. Since 1975 Mr. Strehle has been Treasurer of the Massachusetts Institute of Technology and Vice President since 1986 (becoming Vice President for Finance and Treasurer in June, 1994). He currently serves as a director of Liberty Mutual and Liberty Fire and a Trustee of Property Capital Trust.


     Mr. Sweeney was elected to the Board of Directors in May, 1991. Mr. Sweeney has held various management positions with Boston Edison Company, an electric utility company, serving as President and Chief Executive Officer from 1984 to 1986, as Chairman and Chief Executive Officer from 1987 to 1990, and as Chairman from 1990 until his retirement in 1992. Mr. Sweeney currently serves as a director of Liberty Mutual, Liberty Fire, Boston Edison Company, the Boston Stock Exchange, Uno Restaurants, Inc. and Microscript, Inc.


     Dr. von Clemm was elected to the Board of Directors in February, 1993. Dr. von Clemm has been President of Templeton College, Oxford University since 1996. He was Executive Vice President of Merrill Lynch & Co. from March, 1986 until his retirement at the end of 1992. He currently serves as a director of Liberty Mutual, Liberty Fire, Mycomed AS and Eastman Chemical Company.

                      PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of Common Stock by LFC Holdings (the only person or entity known to Liberty Financial to be the beneficial owner of 5% or more of Common Stock), the other Selling Shareholders, each of the five most highly compensated executive officers of Liberty Financial for 1996, each Director of Liberty Financial who owns beneficially any shares of Common Stock, and all Directors and executive officers as a group, in each case as of June 23, 1997. LFC Holdings, Inc. has advised the Company that its decision to participate as a Selling Stockholder in this offering was made principally with a view toward increasing the public float and liquidity of the Company's Common Stock and expanding research coverage in respect thereof. LFC Holdings, Inc. has consented to the participation of the other Selling Stockholders in this offering to further such purposes. Except as noted in the footnotes to such table, based on information provided by such persons, each holder of Common Stock has or will have sole voting and investment power with respect to the shares of Common Stock set forth below. Unless otherwise indicated below, the address of each such person is: c/o Liberty Financial Companies, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.




                                          Shares Beneficially                              Shares to be
                                                  Owned                                     Beneficially
                                          Prior to Offering(1)                         Owned After Offering
                                        ------------------------                              (1)(2)
                                                                                      -----------------------
                                        Number of                    Number of        Number of
               Name                      Shares        Percent     Shares Offered      Shares        Percent
-------------------------------------   ------------   ---------   ----------------   ------------   --------
LFC Holdings, Inc.
 c/o Liberty Mutual
 175 Berkeley Street
 Boston, MA 02117  ..................   23,622,131       81.2%        1,905,196       21,716,935       74.7%
John A. McNeice, Jr.
 c/o One Financial Center
 12th Floor
 Boston, MA 02110(3)  ...............    1,118,077        3.8%          300,000          818,077        2.8%
C. Herbert Emilson
 236 Corn Hill Lane
 P.O. Box 128
 North Marshfield, MA 02059(4)             208,831          *            50,000          108,831          *
Pauline V. Emilson
 236 Corn Hill Lane
 P.O. Box 128
 North Marshfield, MA 02059(5)             208,831          *            50,000          108,831          *
Finplan Investment Corp.
 c/o McCarthy, Fingar, Donovan,
 Dragen & Smith LLP
 11 Martine Avenue
 White Plains, NY 10606  ............       94,804          *            94,804               --         --
Kenneth R. Leibler (6)   ............      350,916        1.2%               --          350,916        1.2%
Harold W. Cogger (7)(8)  ............      135,077          *                --          135,077          *
John W. Rosensteel (6)   ............       67,488          *                --           67,488          *
C. Allen Merritt, Jr. (6)   .........       91,372          *                --           91,372          *
John A. Benning (6)   ...............      104,089          *                --          104,089          *
Dr. Gregory H. Adamian   ............        1,000          *                --            1,000          *
Gerald E. Anderson ..................          500          *                --              500          *
Paul J. Darling II ..................        1,000          *                --            1,000          *
John B. Gray ........................          200          *                --              200          *
Sabino Marinella (6)  ...............      459,214        1.6%          100,000          359,214        1.2%
Glenn P. Strehle   ..................          500          *                --              500          *
Stephen J. Sweeney ..................          100          *                --              100          *
All executive officers and director
 as a group (28 persons) (9)   ......    1,479,479        4.9%          100,000        1,379,479        4.5%


----------------

*Less than 1%

(1) Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and group, that all shares which may be acquired by such person or group (i) pursuant to options currently exercisable or which become exercisable within 60 days following June 23, 1997 or (ii) upon conversion of shares of Preferred Stock are outstanding for the purpose of computing the percentage of Common Stock owned by such person or group. However, those unissued shares of Common Stock described above are not deemed to be outstanding for the purpose of calculating the percentage of Common Stock owned by any other person.


(2) Assumes no exercise of the Underwriters' over-allotment option.

(3) Includes 155,761 shares of Common Stock issuable upon conversion of 147,515 shares of Preferred Stock held in trust under the Irrevocable Trust Agreement for Children dated September 24, 1985 (of C. Herbert Emilson), 536 shares of Common Stock held in trust under the C. Herbert Emilson and Pauline V. Emilson Charitable Remainder Unitrust and 3,779 shares of
    Common Stock held in trust under the C. Herbert Emilson and Pauline V. Emilson Charitable Annuity Trust, as to which Mr. McNeice, as a co-trustee of each such trust, shares voting and investment power and disclaims any beneficial ownership.


(4) Includes 95,692 shares of Common Stock owned of record by Pauline V. Emilson (Mr. Emilson's spouse), as to which Mr. Emilson disclaims any beneficial ownership (50,000 of which are being sold in this offering). Also includes (i) 536 shares of Common Stock held in trust under the C. Herbert and Pauline V. Emilson Charitable Remainder Unitrust and 3,779 shares of Common Stock held in trust under the C. Herbert Emilson and Pauline V. Emilson Charitable Annuity Trust, as to which Mrs. Emilson (as a co-trustee of each such trust) shares voting and investment power, and as to which Mr. Emilson disclaims beneficial ownership, and (ii) 489 shares held by Mr. and Mrs. Emilson as joint tenants.

(5) Includes 108,335 shares of Common Stock owned of record by C. Herbert Emilson (Mrs. Emilson's spouse), as to which Mrs. Emilson disclaims any beneficial ownership (50,000 of which are being sold in this offering). Also includes (i) 536 shares of Common Stock held in trust under the C. Herbert Emilson and Pauline V. Emilson Charitable Remainder Unitrust and 3,779 shares of Common Stock held in trust under the C. Herbert Emilson and Pauline V. Emilson Charitable Annuity Trust, as to which Mrs. Emilson (as a co-trustee of each such trust) shares voting and investment power, and (ii) 489 shares held by Mr. and Mrs. Emilson as joint tenants.

(6) Except as indicated below, consists of options to purchase shares of Common Stock which are presently exercisable or which become exercisable within 60 days following June 23, 1997. Also includes 19,100 shares owned by Mr. Leibler, 9,800 shares owned by Mr. Rosensteel, 10,000 shares owned by Mr. Merritt, 10,585 shares owned by Mr. Benning and 24,910 shares owned by Mr. Marinella.

(7) Includes options to purchase 66,300 shares all of which are fully vested and exercisable.

(8) Includes 66,263 shares of Common Stock issuable upon conversion of 62,755 shares of Preferred Stock owned by Mr. Cogger.

(9) Includes (without duplication), (i) the option shares referenced in notes 6 and 7 above and (ii) Mr. Cogger's shares referenced in note 8 above. Also includes options to purchase an additional 181,501 shares of Common Stock held by unnamed executive officers which are presently exercisable or which become exercisable within 60 days following June 23, 1997.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Matters Pertaining to Liberty Mutual


 General


     Prior to the acquisition of Colonial in March, 1995, Liberty Financial was an indirect wholly owned subsidiary of Liberty Mutual. Upon completion of this offering, based upon shares outstanding as of June 23, 1997, Liberty Mutual will own, indirectly through LFC Holdings, Inc., approximately 74.7% of the outstanding shares of Common Stock and approximately 73.8% of the combined voting power of the outstanding Common Stock and Preferred Stock (approximately 73.4% and 72.5%, respectively, if the over-allotment option granted to the Underwriters is exercised in full).


     Liberty Mutual is a Massachusetts-chartered property and casualty mutual insurance company with more than $22.7 billion in assets and $5.6 billion in surplus at December 31, 1996. The principal business activities of Liberty Mutual's subsidiaries and affiliates (other than Liberty Financial) are property-casualty insurance, insurance services and life insurance (including group life and health insurance products) marketed through its own sales force.



     Although at present 15 of Liberty Financial's 18 directors are also directors of Liberty Mutual, Liberty Financial's operations are separate from, and generally have been conducted independently of, Liberty Mutual and its other business activities. Liberty Financial and its operating subsidiaries have their own personnel responsible for operations, strategic planning, marketing, finance, administration, human resources, accounting, legal and other management functions.



 Reimbursement of Certain Direct Costs and Intercompany Agreement


     Liberty Mutual from time to time has provided management, legal, internal audit and treasury services to Liberty Financial, as well as to other Liberty Mutual subsidiaries, which services are of the type normally performed by a parent company's corporate staff. In connection with the Colonial acquisition, Liberty Financial and Liberty Mutual entered into an Intercompany Agreement (the "Intercompany Agreement") governing ongoing services provided by Liberty Mutual to Liberty Financial. Under the Intercompany Agreement, such services are provided only as requested by Liberty Financial and may include legal, tax, treasury and certain other services. Liberty Financial pays Liberty Mutual a fee based upon Liberty Mutual's direct costs allocable to the services provided, and reimburses Liberty Mutual for all associated out of pocket fees and expenses incurred by it. The Intercompany Agreement provides for estimated quarterly payments and subsequent adjustments thereto based upon actual experience. For 1996, 1995 and 1994, Liberty Financial paid Liberty Mutual $624,000, $864,000 and $865,000, respectively, for these services.


     The Intercompany Agreement also provides that, during any period in which Liberty Mutual owns at least 20% of the voting power of the outstanding capital stock of Liberty Financial, Liberty Financial will provide Liberty Mutual with certain financial and other information. During any period in which Liberty Mutual owns at least 50% of the voting power of the outstanding capital stock of Liberty Financial or in which Liberty Mutual is required or elects to consolidate Liberty Financial's financial results in its own financial statements, Liberty Financial must obtain Liberty Mutual's prior written consent to any significant changes in accounting principles of Liberty Financial.

     In addition, the Intercompany Agreement provides that the Company will indemnify Liberty Mutual, its subsidiaries (other than the Company and its subsidiaries), and each of their respective officers, directors, employees, and agents against losses from third-party claims based on, arising out of or resulting from (i) the activities of the Company or its subsidiaries (including without limitation liabilities under the Securities Act, the Exchange Act and other securities laws) and (ii) any other acts or omissions arising out of performance of the Intercompany Agreement.


 Tax Sharing Agreement

     Liberty Financial and its subsidiaries (except for Keyport and its subsidiaries, each of which filed a separate federal income tax return through
1993) have been included in the consolidated federal income tax return filed by Liberty Mutual. With respect to all periods through the date of this Prospectus (during which time Liberty Mutual owned at least 80% of the outstanding stock of Liberty Financial), Liberty Mutual, in accordance with the Code, included Liberty Financial and its subsidiaries in its consolidated federal income tax return. Prior to 1994, when

Keyport and its subsidiaries became eligible for inclusion in Liberty Mutual's consolidated tax return, each of Keyport and its subsidiaries determined separately its liability for federal income taxes.


     Liberty Financial and Liberty Mutual have entered into a formal Tax Sharing Agreement (the "Tax Sharing Agreement"). The Tax Sharing Agreement, effective for taxable years beginning on or after January 1, 1990, provides for the allocation between Liberty Financial and Liberty Mutual, with respect to periods for which Liberty Mutual files consolidated returns, of the liability for federal income taxes and foreign, state, and local income, franchise, or excise taxes, and details the methodology and procedures for determining the payments or reimbursements to be made by or to Liberty Financial with respect to such taxes.


     The Tax Sharing Agreement generally provides, among other things, that Liberty Financial will pay to Liberty Mutual an amount for federal income tax purposes determined as if Liberty Financial filed a separate consolidated federal income tax return for Liberty Financial and its subsidiaries (i.e., as if Liberty Financial were the common parent of an affiliated group including its subsidiaries but not including Liberty Mutual and its other subsidiaries [in each case excluding Keyport and its subsidiaries for periods prior to 1994]), regardless of the amount of federal income tax shown on the actual consolidated federal income tax return filed by Liberty Mutual on behalf of its entire affiliated group (including Liberty Financial and its subsidiaries). The determination of the amounts to be paid by Liberty Financial pursuant to the Tax Sharing Agreement generally take into account carryovers and carrybacks of net operating losses and other attributes, again as if Liberty Financial and its subsidiaries (other than Keyport and its subsidiaries for periods prior to 1994) independently filed a consolidated federal income tax return.

     The Tax Sharing Agreement further provides that Liberty Financial will pay to Liberty Mutual amounts for foreign, state, or local income, franchise, or excise taxes on a basis consistent with the methodology for determining federal income tax payments, except that Liberty Financial generally will not be required to pay for a taxable year an amount that exceeds the total liability shown on the combined, joint, consolidated, or similar return actually filed on behalf of Liberty Mutual and/or any of its other subsidiaries together with Liberty Financial and/or any of its subsidiaries (with subsequent adjustments as appropriate, however, to be taken into account where tax payments have been so limited in a prior year).

     The Tax Sharing Agreement also provides for procedures with respect to adjustments to tax payments or reimbursements resulting from audits or other proceedings with respect to taxable years for which Liberty Financial and/or its subsidiaries have been included with Liberty Mutual and/or its other subsidiaries in any consolidated federal income tax return or any combined, joint, consolidated, or similar foreign, state, or local income, franchise, or excise tax return. In addition, while the Tax Sharing Agreement generally applies to taxable years in which Liberty Financial has been or will be included in a consolidated federal income tax return filed by Liberty Mutual, it also contains provisions that may affect carryovers or carrybacks of net operating losses or other tax attributes from or to taxable years prior or subsequent to such consolidation.

     For 1996 and 1995, Liberty Financial paid Liberty Mutual $39.9 million and $38.7 million, respectively, pursuant to the Tax Sharing Agreement.

     As the common parent of an affiliated group filing a consolidated federal income tax return and under the terms of the Tax Sharing Agreement, Liberty Mutual has various rights. Among other things, it is the sole and exclusive agent for Liberty Financial in any and all matters relating to the U.S. income tax liability of Liberty Financial, it has sole and exclusive responsibility for the preparation and filing of the U.S. consolidated federal income tax return for such affiliated group, and it has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate, or compromise any claim for refund on behalf of Liberty Financial.


     Upon the consummation of this offering, if not sooner, Liberty Mutual's ownership of the outstanding capital stock of the Company will fall below 80% (the "Deconsolidation Date"). As a result, the Company will no longer be included in the consolidated federal and certain other income tax returns filed by Liberty Mutual. Upon such event, the Tax Sharing Agreement will no longer be in effect except for certain provisions that may affect carryovers and carrybacks of net operating losses or other tax attributes and subsequent examination adjustments by taxing authorities. Liberty Mutual's 1997 consolidated federal income tax return will include Liberty Financial and its subsidiaries until the Deconsolidation Date. Subsequently, the Company and its subsidiaries will file consolidated federal income tax returns, exclusive of Keyport and Keyport's subsidiaries. For the remainder of 1997 and the five full tax years subsequent, Keyport and its subsidiaries will file separately from the Company, after which period Keyport and its subsidiaries can be included in the Company's consolidated federal income tax returns.

 Registration Rights Agreement

     In connection with the Colonial acquisition, Liberty Financial and Liberty Mutual entered into a Registration Rights Agreement (the "Liberty Mutual Registration Rights Agreement") which, among other things, provides that Liberty Financial will, upon Liberty Mutual's request, register under the Securities Act any of the shares of Common Stock at any time held directly or indirectly by Liberty Mutual (including, therefore, all shares held by LFC Holdings) for sale in accordance with Liberty Mutual's intended method of disposition thereof, and will take such other actions necessary to permit the sale thereof in other jurisdictions. Liberty Mutual has the right to request up to three such registrations per year, subject to certain minimum share requirements. This offering is being made upon the request of Liberty Mutual for purposes of the Liberty Mutual Registration Rights Agreement. Liberty Mutual has agreed to pay the costs and expenses in connection with each such registration of its shares. Liberty Financial has the right (exercisable not more than once in any 12-month period) to require Liberty Mutual to delay any exercise by Liberty Mutual of such rights to require registration and other actions under the agreement for a period of up to 120 days if Liberty Financial determines, and the underwriters selected by Liberty Financial concur, that any other offerings by Liberty Financial then being conducted or about to be conducted would be adversely affected, or if Liberty Financial determines that it would be required to disclose publicly material business information which would cause a material disruption of a major corporate development then pending or in progress or that such registration would have other material adverse consequences.


     Liberty Mutual also has the right, which it may exercise at any time and from time to time in the future, to include the shares of Common Stock held directly or indirectly by it in certain other registrations of common equity securities of Liberty Financial initiated by Liberty Financial on its own behalf. Liberty Mutual has agreed to pay its pro rata share of all costs and expenses in connection with each such registration.

     Liberty Financial will indemnify Liberty Mutual, and its officers, directors, controlling persons and affiliates (including LFC Holdings, Inc.) against certain liabilities arising in respect of any untrue statement or alleged untrue statement or omission or alleged omission of a material fact in any registration statement or prospectus in connection with any registration or other offering covered by the registration rights under the Liberty Mutual Registration Rights Agreement, including this offering.



 Certain Other Transactions Involving Liberty Mutual

     Immediately prior to the Colonial acquisition, Liberty Mutual and two of its affiliates loaned an aggregate of $100.0 million (collectively, the "Colonial Acquisition Loan") to Liberty Financial, the proceeds of which were used to fund the cash portion of the purchase price in the acquisition. The Colonial Acquisition Loan is evidenced by notes in the aggregate principal amount of $100.0 million bearing interest at 8.5% per annum, payable semiannually. The entire principal amount of such notes is payable on the tenth anniversary of issuance. Liberty Mutual and its affiliates have the right to accelerate Liberty Financial's obligations under the Colonial Acquisition Loan if Liberty Mutual ceases, for any reason, to own a majority of the outstanding Common Stock. The Colonial Acquisition Loan is subject to a prepayment penalty in the form of a "make whole" provision. Under the "make whole" provision, the prepayment penalty would be an amount equal to the present value, as of the prepayment date, of the loss of investment income resulting from the interest rate differential on the principal amount prepaid between 8.5% and the yield to maturity, as of such date, on U.S. Government Securities maturing on the due date of the Colonial Acquisition Loan notes.

     In January, 1995, a wholly owned subsidiary of Liberty Financial issued a $30.0 million principal amount promissory note to LFC Holdings in the payment of a dividend. This note bears interest, payable semi-annually, at 8.0% per annum, with the entire principal amount being payable (without scheduled mandatory prepayments) on March 31, 2000. Such note may be prepaid without penalty or premium at any time.

     In December, 1993, an affiliate of Liberty Mutual made a loan in the principal amount of $75.0 million to Liberty Financial, the proceeds of which were used in connection with a capital contribution to Keyport. In connection with the financing for Liberty Financial's acquisition in April, 1995 of Newport Pacific Management, Inc. ("Newport Pacific"), an affiliate of Liberty Mutual loaned approximately $24.0 million to Liberty Financial. At that time, both of these loans were combined into a single note in the principal amount of $99.0 million which bears interest at 8.0% per annum. This note is due and payable on March 31, 2000, and may be prepaid, without penalty or premium, at any time.

     Liberty Financial has made all required interest payments on the above-described indebtedness to Liberty Mutual and its affiliates to date.

     Colonial is a party to a revolving credit agreement with The First National Bank of Boston and certain other lenders pursuant to which the lenders have agreed to lend up to $60.0 million to Colonial. The proceeds of the loans made under this credit agreement are used to finance the sale of shares of the mutual funds sponsored by Colonial which have contingent deferred sales charges. Liberty Mutual has guaranteed such loans. As consideration for this guarantee, Liberty Mutual receives a fee from Colonial equal to the sum of (i) a percentage of any interest rate and other savings which Colonial receives as a result of the guarantee, determined by subtracting the percentage equal to Liberty Mutual's direct or indirect equity interest from time to time in Liberty Financial, calculated on a fully diluted basis, from 100%, and (ii) 0.15% of the average outstanding borrowings under the credit agreement. The aggregate guarantee fee paid in 1996 and 1995 by Colonial to Liberty Mutual was $151,000 and $210,750, respectively.

     Keyport has a sales arrangement with Liberty Life Assurance Company of Boston ("Liberty Life"), a subsidiary of Liberty Mutual which is licensed to sell variable annuity contracts in the State of New York. Liberty Life issues variable annuity contracts in New York with substantially the same policy terms and underlying investment options as Keyport's variable annuity products, the premiums for which are deposited in a separate account of Liberty Life. Keyport provides administrative services to Liberty Life with respect to such annuities. All contractual obligations in respect of such annuities are those of Liberty Life rather than of Keyport. Liberty Life charges the fees payable under the annuities, pays Keyport a fee designed to cover Keyport's expenses in administering these annuities, and retains the balance. During 1996, 1995 and 1994, Liberty Life paid Keyport fees of $71,800, $60,000 and $81,000, respectively, under these arrangements.

     In October, 1996, the Company sold to a wholly owned subsidiary of Liberty Mutual a wholly owned subsidiary of the Company, which had provided real estate management services to certain affiliates of Liberty Mutual and certain third parties. The sales price was $2.1 million, the net book value of the transferred subsidiary.


     The Company provides certain investment management services to Liberty Mutual. Liberty Mutual paid the Company $841,000 and $63,000 for these services in 1996 and 1995, respectively. In addition, Liberty Financial provides investment advisory services to oil and gas investment subsidiaries of Liberty Mutual. These subsidiaries reimburse Liberty Financial for all direct out-of-pocket costs for these services. These cost reimbursements totaled $727,200, $599,000 and $581,000, respectively, in 1996, 1995 and 1994.

     As of December 31, 1996, Liberty Mutual and Liberty Fire owned approximately 9.4% and 1.0%, respectively, of the outstanding shares of beneficial interest of Liberty ALL-STAR Equity Fund, a closed-end fund listed on the New York Stock Exchange. All of such shares were purchased in open market transactions. LAMCO is the investment adviser to this fund.

     In 1995 and prior years, the Company provided asset management services to real estate limited partnerships for which an affiliate of Liberty Mutual served as the general partner. These limited partnerships were liquidated in 1995. An affiliate of Liberty Mutual paid the Company fees for such services which totaled approximately $6.7 million and $5.7 million in 1995 and 1994, respectively.

     Keyport holds mortgage notes in the original principal amount of $100.0 million on properties owned by certain indirect subsidiaries of Liberty Mutual. The notes were purchased for a price equal to their face value. Liberty Mutual has agreed to provide credit support to the obligors under these notes with respect to certain payments of principal and interest thereon. As of December 31, 1996, the amount outstanding was $39.5 million.

     The existing and proposed agreements between Liberty Financial and Liberty Mutual may be modified in the future and additional transactions or agreements may be entered into between Liberty Financial and Liberty Mutual. Conflicts of interest could arise between Liberty Financial and Liberty Mutual with respect to any of the foregoing, or any future agreements or arrangements between them. Neither Liberty Mutual nor Liberty Financial has instituted, or has any current plans to institute, any formal plan or arrangement to address any possible conflicts of interest. See "INVESTMENT CONSIDERATIONS--Control by Liberty Mutual; Potential Conflicts of Interest."



Certain Other Transactions


     In connection with the Colonial acquisition, Liberty Financial and C. Herbert Emilson and John A. McNeice, Jr. entered into a Registration Rights Agreement with respect to Common Stock of Liberty Financial obtained by Messrs. Emilson and McNeice in the Colonial acquisition. Each of Mr. Emilson and Mr. McNeice is a former Director of Liberty Financial. The agreement provides that Messrs. Emilson and McNeice have the right, which they may exercise at any time and from time to time, to include the shares of Common Stock held directly or indirectly by them in certain registrations of common equity securities of Liberty Financial initiated by Liberty Financial on its own behalf. Liberty Financial will be required to pay substantially all of the costs and expenses in connection with each such registration. Liberty Financial will indemnify Messrs. Emilson and McNeice, and their affiliates, against certain liabilities arising in respect of any untrue statement, alleged untrue statement or omission or alleged omission of a material fact in any registration statement or prospectus in connection with any registration or other offering covered by the registration rights under such Registration Rights Agreement. The participation of Messrs. Emilson and McNeice in this offering is not subject to such Registration Rights Agreement.

     Hans P. Ziegler, who is Chief Executive Officer of Stein Roe and an executive officer of Liberty Financial, obtained interest-free loans from Liberty Financial during 1995 in the aggregate principal amount of $583,411. The loans were made on a limited recourse basis, with Mr. Ziegler's repayment obligation limited to the sales proceeds to be received from certain residential real estate owned by him. The loans were secured by mortgages on this real estate. Liberty Financial extended these loans in fulfillment of a commitment made to Mr. Ziegler at the time he was hired by Stein Roe to finance his relocation and protect him on the sale of his former principal residence. In 1996, the real estate securing these loans was sold for aggregate proceeds of $353,634. This amount was credited to reduce the balance of these loans. Pursuant to such commitment, the remaining balance of $229,777 was forgiven and Liberty Financial paid a bonus in the amount of $212,111 to Mr. Ziegler in respect of his estimated tax liabilities arising from imputed interest in respect of such loans, such debt forgiveness and the payment of the bonus.

                         DESCRIPTION OF CAPITAL STOCK


Voting Rights


     The Restated Articles provide that the holders of shares of Common Stock have a right to vote on all matters submitted to a vote of Liberty Financial stockholders, except that no person or group other than Liberty Mutual, certain affiliates of Liberty Mutual, certain employee benefit plans established by Liberty Financial or certain of its subsidiaries and other persons approved in advance by the Board of Directors of Liberty Financial shall have the right to vote more than 20% of the combined voting power of Liberty Financial's Voting Stock (as defined in the Restated Articles and below). Accordingly, assuming such 20% voting restriction does not apply, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Following the offering of Common Stock pursuant to this Prospectus, based upon shares outstanding as of June 23, 1997, Liberty Mutual (indirectly through LFC Holdings, Inc.) will own approximately 74.7% of the outstanding Common Stock (73.4% if over-allotment option granted to the Underwriters is exercised in full).

     The provisions in the Restated Articles regarding the 20% voting restriction are designed to prevent a deemed assignment under the Advisers Act or the Investment Company Act of investment contracts that Liberty Financial's subsidiaries have with their clients. The Investment Company Act and the Advisers Act define the term "assignment" to include any "direct or indirect transfer" of "a controlling block of the voting securities" of the issuer's outstanding voting securities. The Investment Company Act presumes that any person holding 25% of the voting stock of Liberty Financial "controls" Liberty Financial. The Restated Articles provide that a person or "group" (which includes affiliates and associates of a person, as defined in the Restated Articles) that owns (as defined in the Restated Articles) more than 20% of the voting shares of Liberty Financial's issued and outstanding capital stock ("Voting Stock") shall have the right to vote not more than 20% of the outstanding shares of Voting Stock entitled to vote. The remaining shares of Voting Stock owned by such person or group ("Excludable Shares") shall have no voting rights and shall not be counted for quorum or stockholder approval purposes. These provisions do not apply to Liberty Mutual, affiliates of Liberty Mutual, direct or indirect subsidiaries of Liberty Financial and certain employee plans established or to be established by Liberty Financial or certain of its subsidiaries. The Board of Directors of Liberty Financial may approve the exemption of other persons or groups from the provisions described above. The foregoing limitation is intended to have the effect of decreasing the chance of any assignment occurring for purposes of the Advisers Act and the Investment Company Act, including in connection with future issuances on sales of Common Stock. However, no assurances can be given that such an "assignment" will not occur under these or other circumstances. See "INVESTMENT CONSIDERATIONS--Regulation."


     The 20% voting restriction may be viewed as having the effect of making more difficult or of discouraging, absent the support of Liberty Mutual, a proxy contest, a merger or other combination involving Liberty Financial, a tender offer, an open-market purchase program or other purchase of Common Stock that could give Liberty Financial stockholders an opportunity to realize a premium over the then-prevailing market price for their shares. However, given the fact that Liberty Mutual owns, and will continue to own following the offering contemplated in this Prospectus, more than 67% of the outstanding Voting Stock, this effect is not considered significant.


Other Provisions Pertaining to a Change in Control

     The Restated Articles and Restated By-Laws of Liberty Financial (the "Restated By-Laws") also contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of Liberty Financial and in the policies formulated by the Board. These provisions may serve to delay, defer or prevent a change in control of Liberty Financial if the Board of Directors determines that such a change in control is not in the Company's best interests. These provisions, which are summarized below, could have the effect of discouraging certain attempts to acquire Liberty Financial or remove incumbent management even if some or a majority of Liberty Financial's stockholders deemed such an attempt to be in their best interest.

     Although the Company has elected to be exempt from the statutory staggered board provisions of Massachusetts General Laws, Chapter 156B ("Chapter 156B"), [sec]50A, the Restated Articles provide that, except for Liberty Financial directors elected by holders of shares of any outstanding series of Preferred Stock having the right to elect directors, the Liberty Financial directors shall be elected on a staggered basis. This means that Liberty Financial's Board of Directors is divided into three classes whose members each serve for staggered three-year terms, with one class being elected each year.

     The Restated Articles and Restated By-Laws contain provisions concerning the removal of directors and the filling of vacancies. Directors may be removed only for cause (as defined in the Restated Articles) and only upon the affirmative vote of the holders of at least 67% of the outstanding shares of Voting Stock entitled to vote thereon, voting as a single class. The number of directors may be increased to a maximum of 30 or decreased to a minimum of three (but only to eliminate vacancies) by a majority of the directors. No decrease in the number of directors may reduce the term of any incumbent director. A majority of the remaining directors then in office are empowered to fill any vacancy on the Board of Directors.

     The Restated Articles and Restated By-Laws establish procedures with regard to the nomination of candidates for election as directors who have not been nominated by the Company's Board of Directors. In general, notice must be received by the Company not less than 60 days and no more than 90 days prior to the applicable stockholder meeting and must contain certain specified information concerning the persons to be nominated and the stockholder submitting the proposal. In addition, any such nomination of candidates for election as a director must be accompanied by a petition signed by at least 100 record holders of capital stock entitled to vote in the election of the Company's directors, representing in the aggregate at least 1% of the outstanding Liberty Financial capital stock entitled to vote thereon. The Restated Articles and Restated By-Laws also establish procedures with regard to stockholder proposals for bringing business for consideration at stockholder meetings, which procedures apply to proposals that Liberty Financial stockholders are entitled to make under applicable law. In general, notice must be received by the Company not less than 60 days and no more than 90 days prior to the applicable stockholder meeting and must contain certain specified information concerning the business desired to be brought before the meeting and the stockholder submitting the proposal. The Restated By-Laws provide that a special meeting of stockholders shall be called at the request of stockholders only upon the application of the holders of shares of Voting Stock representing at least 67% of the outstanding shares of Voting Stock entitled to vote generally in the election of directors.

     The Board of Directors is permitted pursuant to Massachusetts law and the Restated Articles to consider special factors when evaluating proposed tender or exchange offers or certain consolidations, mergers or other fundamental transactions. These special factors may include, but are not limited to, social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with Liberty Financial, the communities in which the Company conducts its business, and its future prospects.


     The affirmative vote of stockholders representing a majority of the combined voting power of the outstanding shares of Voting Stock, voting as a single class, is required to amend certain provisions of the Restated Articles and Restated By-Laws, including the provisions discussed herein concerning the inability to vote certain shares of Voting Stock defined as Excludable Shares, the staggered term of the Board of Directors, the removal of directors, the filling of vacancies on the Board of Directors and increasing and decreasing the size of the Board of Directors, the regulation of stockholder nominations of candidates for election as directors and of stockholder proposals, and the special factors which may be considered by the Board of Directors in evaluating tender or exchange offers or certain mergers or fundamental transactions. In addition, the Restated Articles require the affirmative vote of stockholders representing a majority of the combined voting power of the outstanding shares of Voting Stock for adoption, amendment or repeal of the Restated By-laws by the stockholders.


Exculpation and Indemnification for Officers and Directors

     As permitted by Chapter 156B, the Restated Articles contain a provision which eliminates the personal liability of directors of the Company for monetary damages for breach of their fiduciary duty of care as a director. Under current Massachusetts law and the Restated Articles, liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 61 and Section 62 of Chapter 156B, or (iv) any transaction from which the director derived an improper personal benefit. The provision does not eliminate a stockholder's right to seek non-monetary remedies, such as an injunction or rescission, which are equitable, to redress action taken by directors. However, equitable remedies may not be available in all situations, and there may be instances in which no effective equitable remedy is available.


     The Restated Articles provide that the Company shall, to the maximum extent permitted from time to time under Massachusetts law, indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, by reason of the fact that such person is or was a director, officer, employee or other agent of the Company and any person who at the request of Liberty Financial is or was serving as a director, officer, employee or other agent of another organization, including service in any capacity with respect to employee benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim. Such indemnification is not exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise.

     Currently applicable Massachusetts law provides that officers and directors may receive indemnification from their corporations for actual or threatened lawsuits, except that indemnification may not be provided for any person with respect to any matter to which such person has been adjudicated not to have acted in good faith in the reasonable belief that such person's action was in the best interest of the corporation or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan. Massachusetts law further provides that a corporation may purchase indemnification insurance, such insurance providing indemnification for the officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of the Massachusetts law. Liberty Financial currently maintains such insurance.


Certain Other Massachusetts Law Provisions


     The Restated By-Laws include a provision that will exclude Liberty Financial from the applicability of Chapter 110D of the Massachusetts General Laws, entitled "Regulation of Control Share Acquisitions." In general, Chapter 110D provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. Either the Board of Directors of Liberty Financial, by majority vote, or the stockholders by vote of stockholders representing a majority of the combined voting power of the outstanding shares of Voting Stock entitled to vote thereon, voting as a single class, may amend the Restated By-laws at any time to make the Company subject to this statute prospectively.

     The Restated By-Laws also include a provision that excludes Liberty Financial from the applicability of Chapter 110F of the Massachusetts General Laws, entitled "Business Combinations with Interested Shareholders." Chapter 110F prohibits Massachusetts corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless: (a) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, or (b) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time that he becomes an interested stockholder, or (c) the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). Under Chapter 110F, an "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of a corporation's voting stock. A "business combination" includes mergers, stock and asset sales and other transactions resulting in a financial benefit to the stockholders. Under Chapter 110F, the stockholders of the Company may, by amendment to the Restated Articles or Restated By-Laws, provide that the provisions of Chapter 110F apply to the Company.


     Massachusetts law explicitly permits directors to adopt stockholder rights plans (so-called "poison pills"). At present, Liberty Financial has no plans to adopt any such plan, but may do so in the future.



General Provisions Regarding Common Stock and Preferred Stock


     The authorized capital stock of Liberty Financial consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share, of which 1,040,000 shares have been designated as Series A Convertible Preferred Stock. The Restated Articles and Restated By-Laws do not grant the holders of Common Stock any preemptive, subscription, redemption or conversion rights or the right to accumulate votes for the election of directors. Subject to prior dividend rights and preferences of holders of shares of Preferred Stock, if any, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of Liberty Financial from funds legally available therefor. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor, subject to any preferential dividend rights of then outstanding Preferred

Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which Liberty Financial may designate and issue in the future.


     Under the Restated Articles, the Board of Directors of the Company has the authority, subject to any limitations prescribed by law, without further action by or notice to the stockholders, to issue from time to time shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and the number of shares constituting any series or designation of such series. The ability of the Board of Directors to issue additional Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to remove current Liberty Financial management, even if such removal may be in the stockholders' best interest, and may have the effect of delaying, deterring or preventing a change in control of Liberty Financial, or of discouraging a third party from acquiring a majority of its outstanding voting stock. Other than the Preferred Stock described below issued in connection with the Company's acquisition of Colonial, there are no outstanding shares of Preferred Stock and the Company has no present plans to issue any of the Preferred Stock. Shares of Common Stock or Preferred Stock may be issued in connection with acquisitions by the Company.



Summary of Terms of Series A Convertible Preferred Stock


     In connection with the Colonial acquisition, the Company issued an aggregate of 328,209 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"), of which 327,006 remain outstanding on the date hereof. The Series A Preferred Stock has the following preferences, voting powers, qualifications, and special or relative rights and privileges (the following summary is qualified in its entirety by reference to the Certificate of Designation filed by the Company with the Massachusetts Secretary of State and included as an Exhibit to the Registration Statement of which this Prospectus is a part (the "Certificate")).


     Dividends. The face amount of each share of Series A Preferred Stock is $50.00. The holders of shares of the Series A Preferred Stock are entitled to receive cumulative cash dividends at the rate of $2.875 per annum per share, payable in equal quarterly installments. Such dividends shall be cumulative from the date of original issue to and including the date provision for the payment of liquidation value, or redemption price, as the case may be, plus all then accrued and unpaid dividends, has been made whether or not such dividends are declared and whether or not there are profits, surplus or other funds of Liberty Financial legally available for the payment of dividends. No dividends may be paid on the Common Stock and no Common Stock may be redeemed, repurchased, or otherwise acquired by the Company or any of its subsidiaries unless full cumulative dividends on the shares of Series A Preferred Stock have been paid or declared in full and sums set aside for the payment thereof.


     Redemption. The shares of the Series A Preferred Stock are redeemable at the option of Liberty Financial and at the price set forth in the Certificate by resolution of the Board of Directors, in whole or from time to time in part, at any time on or after March 24, 1998; provided, however, that prior to March 24, 2000 a condition to any such redemption shall be that the Trading Price (as defined in the Certificate) of the Common Stock shall have exceeded $59.20 (adjusted from time to time for any stock split, stock dividend, combination of shares, recapitalization or similar event pertaining to the Common Stock) for 20 Trading Days out of the 30 consecutive Trading Days immediately preceding the date notice of such Redemption is mailed by the Liberty Financial.


     Pursuant to a Stockholders Agreement entered into in connection with the Colonial transaction, at any time during the first sixty days after March 24, 2000, the holder of any shares of Series A Preferred Stock subject to the Stockholders Agreement may elect to sell to Liberty Mutual, and Liberty Mutual shall be obligated to purchase, all, but not less than all, of the Series A Preferred Stock then owned by such stockholder at a price of $50 per share plus accrued but unpaid dividends on such shares through the date of purchase. Liberty Mutual may designate Liberty Financial (without any further action or approval by Liberty Financial), or any other person, as the purchaser of such shares, in which event such person shall be required to pay the full purchase price.

     Voting Rights. Each share of Series A Preferred Stock is entitled to such number of votes as equals the number of shares of Common Stock into which such share is then convertible. Except as otherwise provided in the Certificate, or by the Restated Articles, as amended from time to time, or by law, the shares of Series A Preferred

Stock, the shares of Common Stock and any other shares of Preferred Stock at the time entitled to vote generally shall vote together as one class on all matters submitted to a vote of stockholders.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of its debts and other liabilities, the holders of shares of the Series A Preferred Stock shall be entitled to receive, in cash, out of the remaining net assets of Liberty Financial, the amount of Fifty Dollars ($50.00) for each share of the Series A Preferred Stock held, plus an amount equal to all dividends accrued and unpaid on each such share up to and including the date fixed for distribution, before any distribution shall be made to the holders of shares of the Common Stock or before the Company shall redeem, repurchase or otherwise acquire any shares of Common Stock. After the payment of the full preferential amounts to the holders of shares of the Series A Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of Liberty Financial.

     Conversion. Holders of shares of the Series A Preferred Stock have the right, exercisable at any time and from time to time to convert all or any such shares of the Series A Preferred Stock into shares of Common Stock at a rate of
1.0559 shares of Common Stock for each share of the Series A Preferred Stock so converted, subject to anti-dilution adjustment from time to time as described in detail in Section 6 of the Certificate.

     Limitations. The Certificate provides that, in addition to any other rights provided by applicable law, so long as any shares of the Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately, create, authorize or issue any class or series of capital stock ranking either as to payment of dividends or distribution of assets upon liquidation prior to or on a parity with the Series A Preferred Stock; provided, however, that no such vote of the holders of the Series A Preferred Stock shall be required if, at or prior to the time when the issuance of any such shares ranking prior to the Series A Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all the then outstanding shares of the Series A Preferred Stock in accordance with the provisions of the Certificate.


Transfer Agent and Registrar

     The transfer agent and the registrar for the Common Stock is Boston EquiServe.

                                 UNDERWRITING


     Subject to the terms and conditions set forth in the purchase agreement (the "U.S. Purchase Agreement"), each of the Selling Shareholders has severally agreed to sell to each of the underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., PaineWebber Incorporated and Fox-Pitt, Kelton Inc. are acting as representatives (the "U.S. Representatives"), severally has agreed to purchase from the Selling Shareholders, the number of shares of Common Stock set forth opposite its name below.




                                                                 Number of
                  U.S. Underwriter                                Shares
--------------------------------------------------------------- ----------
       Merrill Lynch, Pierce, Fenner & Smith
            Incorporated  .....................................
       Goldman, Sachs & Co.  ..................................
       PaineWebber Incorporated    ............................
       Fox-Pitt, Kelton Inc.    ...............................
                                                                ----------
            Total   ........................................... 2,000,000
                                                                ==========



     The Company and the Selling Stockholder have also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with Merrill Lynch International, Goldman Sachs International, PaineWebber International (U.K.) Ltd. and Fox-Pitt, Kelton Ltd., acting as lead managers (the "Lead
Managers"), and certain other underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the International Purchase Agreement, the Company and the Selling Stockholder have agreed to sell to the International Managers, and the International Managers have severally agreed to purchase, an aggregate of 500,000 shares of Common Stock.

     In each Purchase Agreement, the Underwriters named therein have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, under the Purchase Agreements, the commitments of non-defaulting Underwriters may be increased. Each Purchase Agreement provides that the Selling Stockholders are not obligated to sell, and the Underwriters named therein are not obligated to purchase, the shares of Common Stock under the terms of such Purchase Agreement unless all of the shares of Common Stock to be sold pursuant to each of the Purchase Agreements are contemporaneously sold.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose to offer the shares of Common Stock in the U.S. Offering to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not
in excess of $      per share. The U.S. Underwriters may allow, and such
dealers may re-allow, a concession not in excess of $      per share on sales
to other dealers. After the initial public offering, the public offering price and the concessions may be changed.

     The public offering price per share of Common Stock and the underwriting discount per share of Common Stock are identical for both Offerings.

     LFC Holdings, Inc. has granted to the U.S. Underwriters and the International Managers options exercisable for 30 days from the date of this Prospectus to purchase up to an additional 300,000 and 75,000 shares of Common Stock, respectively, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. If the Underwriters exercise such options, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the 2,500,000 shares of Common Stock initially offered hereby.


     The Company has been informed that the Underwriters have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession.

     The Company has been informed that, under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or resell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any bank, broker or dealer to whom they sell shares of Common Stock will not offer to sell or resell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

     The Company, the Selling Shareholders and certain officers and directors of the Company have agreed not to sell or otherwise dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock for a period of 120 days after the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), except that certain officers of the Company may exercise up to an aggregate of approximately 440,000 non-qualified stock options and sell the shares of Common Stock issuable upon such exercise. Upon the consummation of this offering, it is expected that such lock-up agreements will cover an aggregate of approximately 22.6 million outstanding shares of Common Stock and options to purchase an aggregate of approximately 1,170,000 shares Common Stock (excluding those 440,000 options subject to the exception described above). There are no known formal or informal plans, arrangements, agreements or understandings regarding any intention to seek the consent of Merrill Lynch to release any of the foregoing restrictions at this time. It is generally the policy of Merrill Lynch to review any such requested consent on a case by case basis in light of the applicable circumstances.

     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position through the exercise of all or part of the over-allotment options described above.

     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering.


     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     In the Purchase Agreements, the Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act. Pursuant to the Liberty Mutual Registration Rights Agreement, Liberty Financial will indemnify LFC Holdings, Inc. and its officers, directors and controlling persons against certain liabilities arising in respect of this offering. Consequently, it is anticipated that, to the extent LFC Holdings, Inc. is required to pay any indemnification claims to the Underwriters under the Purchase Agreements, the Company will be obligated to reimburse LFC Holdings, Inc. for any amount paid.

                                LEGAL OPINIONS

     The validity of the Common Stock offered by this Prospectus will be passed upon for the Company and the Selling Shareholders by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts, and for the Underwriters by Brown & Wood LLP, New York, New York.


                                    EXPERTS


     The consolidated financial statements of Liberty Financial Companies, Inc. at December 31, 1996 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors and at December 31, 1995 and for each of the two years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                       LIBERTY FINANCIAL COMPANIES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                             Page
                                                                                             ----

Report of Independent Auditors   .........................................................   F-2
Independent Auditors' Report  ............................................................   F-3
Consolidated Balance Sheets as of December 31, 1996 and 1995   ...........................   F-4
Consolidated Income Statements for the years ended December 31, 1996, 1995 and 1994    ...   F-5
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996,
  1995 and 1994 ..........................................................................   F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and
  1994 ...................................................................................   F-7
Notes to Consolidated Financial Statements   .............................................   F-8
Consolidated Balance Sheets as of March 31, 1997 (unaudited) and December 31, 1996  ......   F-24
Consolidated Income Statements for the three months ended March 31, 1997 and 1996
  (unaudited) ............................................................................   F-25
Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996
  (unaudited).............................................................................   F-26
Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1997
  (unaudited) ............................................................................   F-27
Notes to Unaudited Consolidated Financial Statements   ...................................   F-28

                         REPORT OF INDEPENDENT AUDITORS


[LOGO] Ernst & Young LLP

Shareholders and Board of Directors
Liberty Financial Companies, Inc.

We have audited the accompanying consolidated balance sheet of Liberty Financial Companies, Inc. as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Liberty Financial Companies, Inc. at December 31, 1996, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                 ERNST & YOUNG LLP


Boston, Massachusetts
February 5, 1997

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Liberty Financial Companies, Inc.

We have audited the accompanying consolidated balance sheet of Liberty Financial Companies, Inc. as of December 31, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Financial Companies, Inc. as of December 31, 1995, and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 1995 in conformity with generally accepted accounting principles.






                                        KPMG Peat Marwick, LLP

Boston, Massachusetts
February 16, 1996

                        LIBERTY FINANCIAL COMPANIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 ($ in millions)

                                                                                                   December 31,
                                                                                             -----------------------
                                                                                               1996         1995
                                                                                             ---------    ----------
ASSETS:
 Investments    ........................................................................     $11,537.9    $ 10,144.7
 Cash and cash equivalents  ............................................................         875.8         875.3
 Accrued investment income  ............................................................         146.8         132.9
 Deferred policy acquisition costs   ...................................................         250.4         179.7
 Value of insurance in force   .........................................................          70.8          44.0
 Deferred distribution costs   .........................................................         114.4         114.6
 Intangible assets    ..................................................................         205.4         192.3
 Other assets   ........................................................................         134.7         106.7
 Separate account assets    ............................................................       1,091.5         959.2
                                                                                             ---------    ----------
                                                                                             $14,427.7    $ 12,749.4
                                                                                             =========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Policy liabilities   ..................................................................     $11,637.5    $ 10,084.4
 Notes payable to affiliates   .........................................................         229.0         229.0
 Revolving credit facility  ............................................................          52.5          61.0
 Payable for investments loaned   ......................................................         211.2         317.7
 Other liabilities    ..................................................................         172.1         149.2
 Net deferred tax liability    .........................................................          42.5          49.6
 Separate account liabilities  .........................................................       1,017.7         889.1
                                                                                             ---------    ----------
    Total liabilities    ...............................................................      13,362.5      11,780.0
                                                                                             ---------    ----------
Series A redeemable convertible preferred stock, par value $.01; authorized, issued and
 outstanding 327,340 shares in 1996 and 327,741 shares in 1995  ........................          13.8          13.0
                                                                                             ---------    ----------
Stockholders' Equity:
 Common stock, par value $.01, authorized 100,000,000 shares, issued and
  outstanding 28,705,015 shares in 1996 and 27,682,536 shares in 1995    ...............           0.3           0.3
 Additional paid-in capital    .........................................................         835.3         810.5
 Net unrealized investment gains  ......................................................          74.4          87.1
 Retained earnings    ..................................................................         141.4          59.4
 Unearned compensation   ...............................................................            --          (0.9)
                                                                                             ---------    ----------
    Total stockholders' equity    ......................................................       1,051.4         956.4
                                                                                             ---------    ----------
                                                                                             $14,427.7    $ 12,749.4
                                                                                             =========    ==========


          See accompanying notes to consolidated financial statements.

                        LIBERTY FINANCIAL COMPANIES, INC.
                         CONSOLIDATED INCOME STATEMENTS
                      (in millions, except per share data)

                                                                      Year Ended December 31,
                                                              -----------------------------------
                                                                1996          1995          1994
                                                              -------       -------       -------
Investment income   .......................................   $ 796.4       $ 761.8       $ 695.1
Interest credited to policyholders    .....................    (572.7)       (555.8)       (481.9)
                                                              -------       -------       -------
Investment spread   .......................................     223.7         206.0         213.2
                                                              -------       -------       -------
Net realized investment gains (losses)   ..................       8.0          (4.0)         (8.2)
                                                              -------       -------       -------
Fee income:
 Investment advisory and administrative fees   ............     196.4         155.8          95.9
 Distribution and service fees  ...........................      44.9          28.9           --
 Transfer agency fees  ....................................      43.9          30.8           4.0
 Surrender charges and net commissions   ..................      34.7          23.4          20.0
 Separate account fees    .................................      16.0          13.2          12.5
                                                              -------       -------       -------
    Total fee income   ....................................     335.9         252.1         132.4
                                                              -------       -------       -------
Expenses:
 Operating expenses    ....................................    (277.9)       (225.1)       (174.9)
 Amortization of deferred policy acquisition costs   ......     (60.2)        (58.5)        (52.2)
 Amortization of deferred distribution costs   ............     (33.9)        (18.8)           --
 Amortization of value of insurance in force   ............     (10.2)         (9.5)        (17.0)
 Amortization of intangible assets    .....................     (15.4)        (12.2)         (5.8)
 Interest expense   .......................................     (19.7)        (16.2)         (4.2)
                                                              -------       -------       -------
    Total expenses  .......................................    (417.3)       (340.3)       (254.1)
                                                              -------       -------       -------
Pretax income    ..........................................     150.3         113.8          83.3
Income tax expense  .......................................     (49.6)        (39.9)        (32.5)
                                                              -------       -------       -------
Net income    .............................................   $ 100.7       $  73.9       $  50.8
                                                              =======       =======       =======
Net income per share   ....................................   $  3.36       $  2.64       $  2.15
                                                              =======       =======       =======


          See accompanying notes to consolidated financial statements.

                       LIBERTY FINANCIAL COMPANIES, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (in millions)



                                                                  Net
                                                  Additional  Unrealized                                            Total
                                        Common     Paid-In    Investment   Retained   Treasury     Unearned     Stockholders'
                                         Stock     Capital       Gains     Earnings     Stock    Compensation      Equity
                                        ------    ----------  ----------   --------   --------   ------------   -------------
Balance, December 31, 1993    .........   $0.2      $659.8      $   0.5     $ (21.7)                              $  638.8
Adjustment to beginning balance
 for change in accounting
 principle, net of taxes   ............                            41.6                                               41.6
Proceeds from exercise of stock
 options    ...........................                0.1                                                             0.1
Change in net unrealized
 investment gains    ..................                          (106.6)                                            (106.6)
Net income  ...........................                                        50.8                                   50.8
                                          ----      ------      -------     -------                               --------
Balance, December 31, 1994    .........    0.2       659.9        (64.5)       29.1                                  624.7
Common stock issued in
 Colonial merger  .....................    0.1       117.3                                                           117.4
Proceeds from exercise of stock
 options    ...........................                0.7                                                             0.7
Reclassification of accrued
 option compensation liability   .                    22.4                                          $ (2.1)           20.3
Contribution of treasury stock   ......                7.1                              $(7.1)
Unearned compensation   ...............                                                                1.2             1.2
Accretion to face value of
 preferred stock  .....................                                        (0.6)                                  (0.6)
Common stock dividends  ...............                3.1                    (12.3)      7.1                         (2.1)
Note issued in connection with
 common stock dividend  ...............                                       (30.0)                                 (30.0)
Preferred stock dividends  ............                                        (0.7)                                  (0.7)
Change in net unrealized
 investment gains    ..................                           151.6                                              151.6
Net income  ...........................                                        73.9                                   73.9
                                          ----      ------      -------     -------     -----       ------        --------
Balance, December 31, 1995    .........    0.3       810.5         87.1        59.4                   (0.9)          956.4
Common stock issued in
 Independent acquisition   ............                8.5                                                             8.5
Proceeds from exercise of stock
 options    ...........................                2.4                                                             2.4
Unearned compensation   ...............                                                                0.9             0.9
Accretion to face value of
 preferred stock  .....................                                        (0.9)                                  (0.9)
Common stock dividends  ...............               13.9                    (16.9)                                  (3.0)
Preferred stock dividends  ............                                        (0.9)                                  (0.9)
Change in net unrealized
 investment gains    ..................                           (12.7)                                             (12.7)
Net income  ...........................                                       100.7                                  100.7
                                          ----      ------      -------     -------     -----       ------        --------
Balance, December 31, 1996    .........   $0.3      $835.3      $  74.4     $ 141.4     $  --       $   --        $1,051.4
                                          ====      ======      =======     =======     =====       ======        ========


          See accompanying notes to consolidated financial statements.

                        LIBERTY FINANCIAL COMPANIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in millions)



                                                                              Year Ended December 31,
                                                                    ----------------------------------------
                                                                      1996            1995            1994
                                                                    ---------      ---------       ---------
Cash flows from operating activities:
 Net income   ...................................................   $   100.7      $    73.9       $    50.8
 Adjustments to reconcile net income to net cash
  provided by operating activities:   ...........................
   Depreciation and amortization   ..............................       74.3            51.6            30.9
   Interest credited to policyholders    ........................      572.7           555.8           481.9
   Net realized investment (gains) losses   .....................       (8.0)            4.0             8.2
   Net amortization (accretion) on investments    ...............      (29.1)            9.7            12.2
   Change in deferred policy acquisition costs    ...............      (24.4)          (24.6)          (38.8)
   Change in current and deferred income taxes    ...............        4.9            13.3             7.7
   Net change in other assets and liabilities, net of effects of
    acquisitions    .............................................      (81.8)          (59.7)          (16.1)
                                                                    ---------      ---------       ---------
    Net cash provided by operating activities  ..................      609.3           624.0           536.8
                                                                    ---------      ---------       ---------
Cash flows from investing activities:
 Investments purchased held to maturity  ........................         --              --          (277.6)
 Investments purchased available for sale   .....................   (4,493.2)       (2,851.0)       (2,625.4)
 Investments sold held to maturity    ...........................         --            14.9            10.6
 Investments sold available for sale  ...........................    1,714.0           605.2           950.9
 Investments matured held to maturity    ........................         --           317.8           576.0
 Investments matured available for sale  ........................    1,387.7           906.5           854.4
 Increase in policy loans, net  .................................      (34.5)          (21.0)          (35.1)
 Decrease in mortgage loans, net   ..............................        7.5            55.0            26.5
 Acquisitions, net of cash acquired   ...........................      (41.5)         (106.0)             --
                                                                    ---------      ---------       ---------
    Net cash used in investing activities   .....................   (1,460.0)       (1,078.6)         (519.7)
                                                                    ---------      ---------       ---------
Cash flows from financing activities:
 Withdrawals from policyholder accounts  ........................   (1,154.1)         (933.8)       (1,034.5)
 Deposits to policyholder accounts    ...........................    2,134.5         1,116.9         1,202.1
 Securities lending    ..........................................     (119.2)          317.7              --
 Borrowings from affiliates  ....................................         --           124.0              --
 Repayments under revolving credit    ...........................       (8.5)          (19.5)             --
 Exercise of stock options   ....................................        2.4             0.7              --
 Dividends paid  ................................................       (3.9)           (2.8)             --
                                                                    ---------      ---------       ---------
    Net cash provided by financing activities  ..................      851.2           603.2           167.6
                                                                    ---------      ---------       ---------
Increase in cash and cash equivalents    ........................        0.5           148.6           184.7
Cash and cash equivalents at beginning of year    ...............      875.3           726.7           542.0
                                                                    ---------      ---------       ---------
Cash and cash equivalents at end of year    .....................   $   875.8      $   875.3       $   726.7
                                                                    =========      =========       =========

     Noncash Investing Activities: The Company made several acquisitions during 1995 using $106.0 million of cash, net of cash acquired. The fair value of assets acquired was $352.6 million; total liabilities assumed were $108.8 million.

     Noncash Financing Activities: Noncash financing activities relate to dividends paid to an affiliate of Liberty Mutual in the amount of $13.9 million and $10.2 million in 1996 and 1995, respectively, pursuant to the Company's dividend reinvestment plan with Liberty Mutual and, in 1995, $30.0 million in the form of an 8.0% note due in 2000.


          See accompanying notes to consolidated financial statements.

                       LIBERTY FINANCIAL COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies

Organization

     Liberty Financial Companies, Inc. ("the Company") is an asset accumulation and management company providing investment management products and retirement-oriented insurance products through multiple distribution channels.

     The Company is a majority owned indirect subsidiary of Liberty Mutual Insurance Company ("Liberty Mutual").

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries, including Keyport Life Insurance Company ("Keyport"), Stein Roe & Farnham Incorporated ("Stein Roe"), and, from the date of acquisition: The Colonial Group, Inc. ("Colonial"), Newport Pacific Management, Inc. ("Newport") and Independent Holdings, Inc. ("Independent"). All significant intercompany balances and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year's presentation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investments

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Investments in debt and equity securities classified as available for sale are carried at fair value, and after-tax unrealized gains and losses (net of adjustments to deferred policy acquisition costs and value of insurance in force) are reported as a separate component of stockholders' equity. Realized investment gains and losses are calculated on a first-in, first-out basis.

     On December 31, 1995, pursuant to the "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Company made a one-time reclassification of certain fixed maturity securities from held to maturity to available for sale. The amortized cost of those securities at the time of transfer was $1.4 billion, and the unrealized gain of $13.9 million was recorded net of taxes in stockholders' equity.

     For the mortgage-backed bond portion of the fixed maturity investment portfolio, the Company recognizes income using a constant effective yield based on anticipated prepayments over the estimated economic life of the security. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments; and any resulting adjustment is included in investment income.

     Mortgage loans are carried at amortized cost. Policy loans are carried at the unpaid principal balances plus accrued interest.

Fee Income

     Fees from asset management and investment advisory services and from transfer agent, bookkeeping, distribution and service fees are recognized as revenues when services are provided. Revenues from single premium deferred annuities and single premium whole life policies include mortality charges, surrender charges, policy fees and contract fees and are recognized when earned under the respective contracts. Net commission revenue is recognized on the trade date.

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

Deferred Policy Acquisition Costs

     Policy acquisition costs are the costs of acquiring new business which vary with, and are primarily related to, the production of new annuity business. Such costs include commissions, costs of policy issuance and underwriting and selling expenses. These costs are deferred and amortized in relation to the present value of estimated gross profits from mortality, investment and expense margins. Deferred policy acquisition costs are adjusted for amounts relating to unrealized gains and losses on fixed maturity and equity securities the Company has designated as available for sale. This adjustment, net of tax, is included with the change in net unrealized gains or losses that is credited or charged directly to stockholders' equity. Deferred policy acquisition costs were decreased by $103.7 million at December 31, 1996 and $151.4 million at December 31, 1995, respectively, relating to this adjustment.

Value of Insurance in Force

     Value of insurance in force represents the actuarially-determined present value of projected future gross profits from policies in force at the date of their acquisition. This amount is amortized in proportion to the projected emergence of profits over periods not exceeding 15 years for annuities and 25 years for life insurance.

     The value of insurance in force is adjusted for amounts relating to the recognition of unrealized investment gains and losses. This adjustment, net of tax, is included with the change in net unrealized gains or losses that is credited or charged directly to stockholders' equity. Value of insurance in force was decreased by $26.0 million and $32.5 million at December 31, 1996 and 1995, respectively, relating to this adjustment.

Deferred Distribution Costs

     Sales commissions and other direct costs related to the sale of Company-sponsored broker-distributed funds which do not charge front-end sales commissions are recorded as deferred distribution costs. Amortization is provided on a straight-line basis over periods up to six years to match the estimated period in which distribution fees will be earned. Contingent deferred sales charges (back-end loads) received are applied to deferred distribution costs to the extent of the estimated unamortized portion of such costs, with the remainder recognized as additional distribution fee income.

Intangible Assets

     Intangible assets consist of goodwill and certain identifiable intangible assets arising from business combinations accounted for as a purchase. Amortization is provided on a straight-line basis over estimated lives of the acquired intangibles which range from 5 to 25 years. The carrying value of intangible assets is adjusted when the expected present value of future gross profits attributable to such assets is less than their carrying value.

Separate Account Assets and Liabilities

     The assets and liabilities resulting from variable annuity and variable life policies are segregated in separate accounts. Separate account assets, which are carried at fair value, consist principally of investments in mutual funds. Investment income and changes in asset values are allocated to the policyholders, and therefore, do not affect the operating results of the Company. The Company provides administrative services and bears the mortality risk related to these contracts. Keyport also classified as separate account assets investments in Company-sponsored mutual funds of $73.8 million and $72.5 million at December 31, 1996 and 1995, respectively.

Policy Liabilities

     Policy liabilities consist of deposits received plus interest credited, less accumulated policyholder charges, assessments, and withdrawals related to deferred annuities and single premium whole life policies. Policy benefits that are charged to expense include benefit claims incurred in the period in excess of related policy account balances.

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

Stock Options

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Income Taxes

     The Company is included in the consolidated federal income tax return filed by Liberty Mutual. Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and are calculated as if the Company filed its own consolidated income tax return.

Earnings Per Share

     The calculation of earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period as follows: 29.65 million in 1996, 27.70 million in 1995, and 23.63 million in 1994.

Cash Equivalents

     Short-term investments having an original maturity of three months or less are classified as cash equivalents.

Recent Accounting Pronouncement

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). The relevant provisions of SFAS 125 relating to securities lending, dollar rolls and other similar secured transactions become effective after December 31, 1997. It is not expected that the adoption of SFAS 125 will have a material effect on the Company's consolidated financial position or results of operations.

2. Acquisitions

     In March 1996, the Company acquired all the outstanding common stock of Independent, a distributor of annuity and investment products through banks. In April 1996, the Company acquired all the outstanding capital stock of KJMM Investment Management Company, Inc., a registered investment advisor primarily in the wealth management business. The purchase price for these two transactions has totaled $18.7 million in cash and common stock, and the Company may be obligated to make additional cash or stock payments through approximately 2000 based upon the attainment of certain performance objectives. These acquisitions are not material to the financial condition or results of operation of the Company.

     In March 1995, the Company completed the acquisition of Colonial, an investment advisor, distributor and transfer agent to mutual funds. The purchase price was $264.8 million, consisting of $100.0 million in cash, 328,209 shares of redeemable convertible preferred stock and 4,677,808 shares of common stock.

     In April 1995 and September 1995, respectively, the Company acquired Newport and American Asset Management Company, each a registered investment advisor. The purchase price for these two transactions has totaled $27.8 million in cash. In addition, at the time of the Newport acquisition the Company made a capital contribution to Newport in the amount of $3.5 million. The Company may be obligated in each transaction to make

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

contingent additional cash payments through approximately 1999 based upon the attainment of certain performance objectives.

     The above transactions were recorded using the purchase method of accounting and resulted in the recording of intangible assets of $190.7 million, including goodwill of $92.1 million. Each company's results of operations are included in the Company's consolidated financial statements from the dates of their acquisition. The following table discloses 1995 pro forma results of operations (in millions) for the Company had the 1995 acquisition occurred as of January 1, 1995. These pro forma results of operations are not necessarily indicative of actual results which might have occurred had the Company owned these companies since those dates.

                                  Year Ended
                                December 31, 1995
                                -----------------
Revenues   ..................       $ 1,044.5
Net income    ...............            79.0
Net income per share   ......            2.72

     In addition to the above acquisitions, in August 1996, Keyport entered into a 100 percent coinsurance agreement for a $954.0 million block of single premium deferred annuities issued by Fidelity & Guaranty Life Insurance Company ("F&G Life"). Under this transaction, the investment risk of the annuity policies was transferred to Keyport. However, F&G Life will continue to administer the policies and will remain contractually liable for the performance of all policy obligations. This transaction increased investments by $923.1 million and value of insurance in force by $30.9 million.

3. Investments

     Investments, all of which pertain to the Company's annuity insurance operations, were comprised of the following (in millions):

                                       December 31,
                                 -----------------------
                                    1996         1995
                                 ---------     ---------
Fixed maturities  ............   $10,718.6     $ 9,536.0
Mortgage loans    ............        67.0          74.5
Policy loans   ...............       532.8         498.3
Other invested assets   ......       183.6          10.7
Equity securities    .........        35.9          25.2
                                 ---------     ---------
                                 $11,537.9     $10,144.7
                                 =========     =========

     As of December 31, 1996, the Company did not have a material concentration of financial instruments in a single investee, industry or geographic location and no investment in any person or its affiliates (other than bonds issued by agencies of the United States government) exceeded ten percent of stockholders' equity.

     As of December 31, 1996, $987.0 million of fixed maturities were below investment grade. These securities represented 8.0% of the Company's total investments, including certain cash and cash equivalents.

Fixed Maturities

     As of December 31, 1996 and 1995, the Company did not hold any investments in fixed maturities that were classified as held to maturity or as trading securities. The amortized cost, gross unrealized gains and losses and fair value of fixed maturity securities are as follows (in millions):

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued


                                                                      December 31, 1996
                                                    ----------------------------------------------------
                                                                    Gross         Gross
                                                    Amortized     Unrealized     Unrealized
                                                      Cost          Gains         Losses      Fair Value
                                                    ---------     ----------     ----------   ----------
U.S. Treasury securities    .....................   $    35.3        $  0.2       $  (0.1)     $    35.4
Mortgage backed securities of U.S.
 government corporations and agencies   .........     1,666.1          41.4          (8.6)       1,698.9
Obligations of states and political subdivisions         23.9           0.4          (0.1)          24.2
Debt securities issued by foreign governments           246.3          11.7          (0.5)         257.5
Corporate securities  ...........................     4,093.5         153.4         (12.3)       4,234.6
Other mortgage backed securities  ...............     2,413.0          47.6         (24.0)       2,436.6
Asset backed securities  ........................     1,736.0          15.5          (6.4)       1,745.1
Senior secured loans  ...........................       286.3            --            --          286.3
                                                    ---------        ------       -------      ---------
  Total fixed maturities    .....................   $10,500.4        $270.2       $ (52.0)     $10,718.6
                                                    =========        ======       =======      =========


                                                                      December 31, 1995
                                                    ----------------------------------------------------
                                                                    Gross         Gross
                                                    Amortized     Unrealized     Unrealized
                                                      Cost          Gains         Losses      Fair Value
                                                    ---------     ----------     ----------   ----------
U.S. Treasury securities    .....................   $  360.2         $  9.0       $  (0.2)     $  369.0
Mortgage backed securities of U.S.
 government corporations and agencies   .........    1,585.5           58.8          (5.2)      1,639.1
Obligations of states and political subdivisions        26.7            1.3            --          28.0
Debt securities issued by foreign governments           57.4            4.3            --          61.7
Corporate securities  ...........................    3,479.6          224.3          (7.3)      3,696.6
Other mortgage backed securities  ...............    1,951.5           66.6         (71.8)      1,946.3
Asset backed securities  ........................    1,543.9           29.8          (1.5)      1,572.2
Senior secured loans  ...........................      223.1             --            --         223.1
                                                    ---------        ------       -------      ---------
  Total fixed maturities    .....................   $9,227.9         $394.1       $ (86.0)     $9,536.0
                                                    =========        ======       =======      =========

     At December 31, 1996, gross unrealized gains on equity securities, interest rate cap agreements and investments in separate accounts aggregated $29.9 million, and gross unrealized losses aggregated $5.3 million, respectively. At December 31, 1995, gross unrealized gains on equity securities, interest rate cap agreements and investments in separate accounts aggregated $16.9 million, and gross unrealized losses aggregated $9.3 million, respectively.

Contractual Maturities

     The amortized cost and estimated fair value of fixed maturities by contractual maturity as of December 31, 1996 are as follows (in millions):

                                                     December 31, 1996
                                                  ------------------------
                                                  Amortized      Fair
                                                    Cost         Value
                                                  ---------     ---------
Due in one year or less   .....................   $   487.4     $   489.1
Due after one year through five years    ......     1,522.4       1,559.8
Due after five years through ten years   ......     2,013.4       2,084.9
Due after ten years    ........................       662.1         704.1
                                                  ---------     ---------
                                                    4,685.3       4,837.9
Mortgage and asset backed securities  .........     5,815.1       5,880.7
                                                  ---------     ---------
                                                  $10,500.4     $10,718.6
                                                  =========     =========

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

     Actual maturities may differ from those shown above because borrowers may have the right to call or prepay obligations.

Net Investment Income

     Net investment income is summarized as follows (in millions):

                                                                                  Year Ended December 31,
                                                                           -----------------------------------
                                                                             1996          1995         1994
                                                                           -------       -------       -------
Fixed maturities   ....................................                    $ 737.4       $ 682.0       $ 636.0
Policy loans    .......................................                       30.2          28.5          26.3
Equity securities  ....................................                        4.5           4.8           2.1
Mortgage loans and other invested assets   ............                       11.4          12.9          15.4
Cash and cash equivalents   ...........................                       36.1          41.6          20.7
                                                                           -------       -------       -------
 Gross investment income    ...........................                      819.6         769.8         700.5
Investment expenses   .................................                       (6.7)         (5.0)         (4.6)
Amortization of options and interest rate caps   ......                      (16.5)         (3.0)         (0.8)
                                                                           -------       -------       -------
 Net investment income   ..............................                    $ 796.4       $ 761.8       $ 695.1
                                                                           =======       =======       =======

     There were no non-income producing fixed maturity investments as of December 31, 1996 or 1995.

Net Realized Investment Gains (Losses)

     Net realized investment gains (losses) on the investments in the Company's annuity insurance operations are summarized as follows (in millions):

                                                                                  Year Ended December 31,
                                                                           -----------------------------------
                                                                             1996          1995         1994
                                                                           -------       -------       -------
Fixed maturities held to maturity:
 Gross gains   .........................................................   $   --        $  1.3        $  3.5
 Gross losses  .........................................................       --          (0.1)         (0.8)
Fixed maturities available for sale:
 Gross gains   .........................................................     24.3           8.2          26.0
 Gross losses  .........................................................    (17.8)        (16.0)        (26.8)
Equity securities    ...................................................      0.9           1.3          (0.8)
Interest rate swaps  ...................................................       --          (0.9)           --
Other    ...............................................................     (0.2)           --          (0.8)
Impairment writedowns   ................................................       --            --         (11.5)
                                                                           ------        ------        ------
Gross realized investment gains (losses)  ..............................      7.2          (6.2)        (11.2)
                                                                           ------        ------        ------
Amortization adjustments of deferred policy acquisition costs and value
 of insurance in force  ................................................     (1.7)          2.2           3.0
                                                                           ------        ------        ------
Net realized investment gains (losses)    ..............................   $  5.5        $ (4.0)       $ (8.2)
                                                                           ======        ======        ======

     Proceeds from sales of fixed maturities available for sale were $1.7 billion, $565.4 million and $927.8 million in 1996, 1995 and 1994, respectively.

     In addition to the net realized investment gains (losses) shown above, additional gains of $2.5 million were realized in 1996 relating to sales of general corporate securities in the Company's asset management operations.

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

4. Off Balance Sheet Financial Instruments

     The Company's primary objective in acquiring off balance sheet financial instruments is the management of interest rate risk. Interest rate risk results from a mismatch in the timing and amount of invested asset and policyholder liability cash flows. The Company seeks to manage this risk through various asset/liability management strategies such as the setting of renewal rates and by investment portfolio actions designed to address the interest rate sensitivity of asset cash flows in relation to liability cash flows. Portfolio actions used to manage interest rate risk primarily include managing the effective duration of portfolio securities and utilizing interest rate swaps and caps. Outstanding off balance sheet financial instruments, shown in notional amounts along with their carrying value and estimated fair values, are as follows (in millions):

                                                                             Assets (Liabilities)
                                          Notional Amounts     ---------------------------------------------
                                        -------------------           1996                    1995
                                            December 31,       ---------------------    --------------------
                                        -------------------    Carrying       Fair       Carrying     Fair
                                         1996        1995        Value        Value       Value       Value
                                        -------     -------    --------       ------    ---------    -------
Interest rate cap agreements   ......   $  450.0    $  450.0      $  6.2      $  1.4     $ 8.8       $  1.5
Interest rate swaps   ...............    2,275.0     1,975.0        (8.8)       (8.8)    (64.1)       (64.1)
Indexed call options  ...............        --          --        109.6       109.6       7.8          7.8

     The interest rate cap agreements, which expire in 1997 through 2000, entitle the Company to receive payments from the counterparties on specified future dates, contingent on future interest rates. For each cap, the amount of such payment, if any, is determined by the excess of a market interest rate over a specified cap rate times the notional amount. The premium paid for the interest rate caps is included in other invested assets and is being amortized over the terms of the agreements and is included in net investment income. Interest rate contracts relating to investments designated as available for sale are adjusted to fair value with the resulting unrealized gains and losses included in stockholders' equity. Fair values for these contracts are based on current settlement values. The current settlement values are based on quoted market prices and brokerage quotes, which utilize pricing models or formulas using current assumptions.


     The Company uses indexed call options for purposes of hedging its equity-indexed products. The call options hedge the interest credited on these 1, 5 and 7 year term products, which is based on the changes in the Standard & Poor's 500 Composite Stock Price Index ("S&P Index"). Premiums paid on the call options are amortized to interest expense over the terms of the underlying equity-indexed products using the straight line method. Gains and losses, if any, resulting from the early termination of the call options are deferred and amortized to interest credited over the remaining term of the underlying equity-indexed products.


     At December 31, 1996 the Company had approximately $73.1 million of unamortized premium in call option contracts. The call options' maturities range from 1997 to 2001. The Company carries its S&P Index call options at market value.

     Deferred losses of $7.9 million and $10.6 million as of December 31, 1996 and 1995, respectively, resulting from terminated interest rate swap agreements are included with the related fixed maturity securities to which the hedge applied and are being amortized over the life of such securities.

     The Company is exposed to potential credit loss in the event of nonperformance by counterparties on interest rate cap agreements and interest rate swaps. Nonperformance is not anticipated and, therefore, no collateral is held or pledged. The credit risk associated with these agreements is minimized by purchasing such agreements from investment-grade counterparties.

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

5. Indebtedness

     The Company has notes payable to affiliates as follows (in millions):

                                                                                    December 31,
                                                                                  ---------------
                                                                                    1996     1995
                                                                                  ------   ------
8.0% promissory note due April 3, 2000    ...................................     $ 99.0   $ 99.0
8.0% promissory note due March 31, 2000   ...................................       30.0     30.0
8.5% promissory note due March 24, 2005   ...................................      100.0    100.0
                                                                                  ------   ------
                                                                                  $229.0   $229.0
                                                                                  ======   ======

     The $100 million 8.5% promissory note becomes due and payable in the event Liberty Mutual ceases to own more than a 50% interest in the Company. The $30 million 8.0% promissory note was issued in connection with the payment of a dividend to an affiliate of Liberty Mutual.

        The Company has available an $80.0 million revolving credit facility (the "Facility") which is utilized to finance deferred sales commissions paid in connection with the distribution of mutual fund shares sold with no up-front sales charges. The Facility is subject to annual renewal. If not renewed, effective April 11, 1997, the Facility converts to a term loan which matures on April 11, 2002. As of December 31, 1996 and 1995, balances of $52.5 million and $61.0 million were outstanding under the Facility. Upon conversion to a term loan, minimum quarterly payments of principal equal to 5% of outstanding borrowings as of the conversion date are required. Interest accrues on the outstanding borrowings of the Facility at floating rates based upon LIBOR options plus 0.225%. The Facility contains certain covenants. The Company was in compliance with these covenants at December 31, 1996.

     Interest paid was $22.9 million, $19.2 million and $4.6 million in 1996, 1995 and 1994, respectively.


6. Income Taxes

     Income tax expense is summarized as follows (in millions):


                                                                         Year Ended December 31,
                                                                       --------------------------
                                                                        1996        1995     1994
                                                                       ------      -----    -----
Current    .........................................................   $ 54.8      $39.3    $18.5
Deferred   .........................................................     (5.2)       0.6     14.0
                                                                       ------      -----    -----
                                                                       $ 49.6      $39.9    $32.5
                                                                       ======      =====    =====

     A reconciliation of income tax expense with expected federal income tax expense computed at the applicable federal income tax rate of 35% is as follows (in millions):


                                                                         Year Ended December 31,
                                                                       ---------------------------
                                                                        1996        1995     1994
                                                                       ------      ------   ------
Expected income tax expense  .................................         $ 52.6      $ 39.9   $ 29.1
Increase (decrease) in income taxes resulting from:
 Nontaxable investment income   ..............................           (1.2)       (1.7)    (2.2)
 Change in deferred tax asset valuation allowance    .........           (6.7)       (8.3)     1.0
 Amortization of goodwill and other intangible assets   ......            2.0         2.0      4.0
 State taxes, net of federal tax benefit    ..................            2.5         1.0      0.3
 Stock option plan compensation    ...........................            0.8         6.0       --
 Other, net   ................................................           (0.4)        1.0      0.3
                                                                       ------      ------   ------
Income tax expense  ..........................................         $ 49.6      $ 39.9   $ 32.5
                                                                       ======      ======   ======

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

     The components of deferred federal income taxes are as follows (in millions):

                                                                              December 31,
                                                                         ---------------------
                                                                          1996          1995
                                                                         -------       -------
Deferred tax assets:
 Policy liabilities  ................................................    $ 171.3       $ 141.0
 Guaranty fund expense  .............................................        6.3           7.7
 Stock option plan compensation  ....................................        3.8           4.9
 Deferred compensation and other benefit plans  .....................        6.4           6.3
 Excess of book over tax basis depreciation and amortization   ......        1.6           1.6
 Deferred gain on interest rate swaps  ..............................         --           0.3
 Net operating loss carryforwards   .................................       27.6          26.0
 Distribution fees   ................................................       14.8          10.9
 Other   ............................................................        7.8           6.4
                                                                         -------       -------
 Total deferred tax assets    .......................................      239.6         205.1
 Less: valuation allowance    .......................................      (17.0)        (23.7)
                                                                         -------       -------
  Net deferred tax assets  ..........................................      222.6         181.4
                                                                         -------       -------
Deferred tax liabilities:
 Deferred policy acquisition costs  .................................      (63.1)        (44.5)
 Value of insurance in force and intangible assets    ...............      (20.5)         (7.2)
 Excess of book over tax basis of investments   .....................     (125.7)       (130.5)
 Deferred loss on interest rate swaps  ..............................         --          (3.7)
 Deferred revenue    ................................................       (2.0)         (1.5)
 Amortization of deferred distribution costs    .....................      (49.8)        (41.9)
 Other   ............................................................       (4.0)         (1.7)
                                                                         -------       -------
  Total deferred tax liabilities    .................................     (265.1)       (231.0)
                                                                         -------       -------
   Net deferred tax liability    ....................................    $ (42.5)      $ (49.6)
                                                                         =======       =======

     As of December 31, 1996, the Company had net operating loss carryforwards relating to certain of the Company's non-insurance operations of $71.1 million. Utilization of these net operating losses is limited to use against future taxable profits in these non-insurance operations. As of December 31, 1996, the Company had approximately $7.6 million of purchased net operating loss carryforwards (relating to an acquisition in its insurance operations). Utilization of these net operating loss carryforwards, which expire through 2006, is limited to use against future profits in a component of the Company's insurance operations. The Company believes that it is more likely than not that it will realize the benefits of its net deferred tax asset.

     Income taxes paid were $45.7 million, $43.2 million and $29.4 million in 1996, 1995 and 1994, respectively.

7. Redeemable Convertible Preferred Stock

     The Series A Redeemable Convertible Preferred Stock (the "Preferred Stock"), with a $50 face value, has an annual cumulative cash dividend rate of $2.875 per share and is convertible into shares of Company Common Stock at a rate of 1.0559 for each share of such Preferred Stock. The Preferred Stock is redeemable at the option of the Company anytime after March 24, 1998 provided that the market value of the Company's Common Stock exceeds a specified amount. The Preferred Stock may also be put to the Company by the holders of such Preferred Stock after March 24, 2000, for a period of sixty days, at face value plus cumulative unpaid dividends. Each share of Preferred Stock is entitled to that number of votes equal the number of common shares into which it is convertible. The difference between the face value of the Preferred Stock and its fair value at the time of its issuance is being added to the carrying value of the Preferred Stock ratably over a five year period by a direct charge to retained earnings.

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued



8. Retirement Plans

     The Company maintains a noncontributory defined benefit pension plan (the "Plan") covering its employees (except employees of Stein Roe and Colonial, who participate in separate profit sharing plans, and except employees of Independent). It is the Company's practice to fund amounts for the Plan sufficient to meet the minimum requirements of the Employee Retirement Income Security Act of 1974. Additional amounts are contributed from time to time when deemed appropriate by the Company. Under the Plan, all employees are vested after five years of service. Benefits are based on years of service, the employee's average pay for the highest five consecutive years during the last ten years of employment and the employee's estimated social security retirement benefit. The Company also has an unfunded nonqualified Supplemental Pension Plan ("Supplemental Plan"), collectively with the Plan (the "Plans"), to replace benefits lost due to limits imposed on Plan benefits under the Internal Revenue Code. Plan assets consist of investments in certain Company-sponsored mutual funds.

     The following table sets forth the Plans' funded status (in millions) as of December 31, 1996 and 1995.

                                                                                December 31,
                                                                            -------------------
                                                                            1996         1995
                                                                            ------       ------
Actuarial present value of benefit obligations:
 Vested benefit obligations   ..........................................    $ 16.5       $ 13.7
 Accumulated benefit obligation  .......................................       1.8          1.9
                                                                            ------       ------
                                                                            $ 18.3       $ 15.6
                                                                            ======       ======
Projected benefit obligation  ..........................................    $ 23.4       $ 20.7
Plan assets at fair value  .............................................     (11.7)       (10.2)
                                                                            ------       ------
Projected benefit obligation in excess of the Plans' assets    .........      11.7         10.5
Unrecognized net actuarial loss  .......................................      (2.0)        (2.8)
Prior service cost not yet recognized in net periodic pension cost   ...      (3.1)        (3.6)
Adjustment for minimum liability    ....................................        --          1.3
                                                                            ------       ------
Accrued pension cost    ................................................    $  6.6       $  5.4
                                                                            ======       ======

     Pension cost includes the following components (in millions):


                                                                     Year Ended December 31,
                                                                  -----------------------------
                                                                   1996       1995         1994
                                                                  -----      -----        -----
Service cost benefits earned during the period   .............    $ 1.6      $ 1.3        $ 1.6
Interest cost on projected benefit obligation    .............      1.6        1.3          1.2
Actual return on Plan assets   ...............................     (1.3)      (1.7)         0.1
Net amortization and deferred amounts   .....................       1.1        1.5         (0.1)
                                                                  -----      -----        -----
Total net periodic pension cost   ...........................     $ 3.0      $ 2.4        $ 2.8
                                                                  =====      =====        =====

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

     The assumptions used to develop the actuarial present value of the projected benefit obligation, and the expected long-term rate of return on plan assets are as follows:


                                                                     Year Ended December 31,
                                                                  -----------------------------
                                                                   1996       1995         1994
                                                                  -----      -----        -----
Discount rate   ...............................................   7.50%      7.25%        8.25%
Rate of increase in compensation level  .......................   5.25%      5.25%        5.25%
Expected long-term rate of return on assets   .................   8.50%      8.50%        8.50%

     The Company provides various other funded and unfunded defined contribution plans, which include savings and investment plans, supplemental savings plans, profit sharing plans, and supplemental profit sharing plans. Expenses related to these defined contribution plans totaled $7.6 million, $5.4 million and $3.8 million in 1996, 1995 and 1994, respectively.


9. Stock Option Plans

     The Company has two stock-based compensation plans, the 1990 Stock Option Plan (the "1990 Plan") and the 1995 Stock Incentive Plan (the "1995 Plan"). The 1990 Plan provided for grants of incentive and nonqualified stock options, which were issued from 1990 through 1994. The 1995 Plan provides for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock, unrestricted stock and performance shares, as well as cash and other awards. To date, only stock options have been granted under the 1995 Plan. A maximum of 3,145,558 shares of the Company's common stock may be issued under the 1990 and 1995 Plans. This amount does not include 607,800 nonqualified options at prices ranging from $1.00 to $31.50 that were assumed by the Company in connection with the Colonial acquisition.

     All options granted under the 1990 Plan were granted at a price not less than the fair market value of the Company's common stock (determined by the valuation provisions of the 1990 Plan). All options granted under the 1995 Plan have been granted at the market price of the Company's common stock on the grant date. All granted options provide for vesting in four equal annual installments, beginning one year after the date of grant, and expire 10 years after the grant date. Compensation expense associated with these plans was $0.9 million, $1.3 million and $6.9 million in 1996, 1995 and 1994, respectively.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. As provided for under SFAS 123, the fair value for these options was estimated using a Black-Scholes option pricing model with the following assumptions for 1996 and 1995: risk free interest rate--6.26%; dividend yield--1.99%; expected volatility of the market price of the Company's common stock--15%; and the weighted average life of the options--6 years.

     For pro forma disclosure purposes, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in millions, except for earnings per share information):


                                                                              1996      1995
                                                                             ------    ------
Pro forma net income    .................................................    $ 99.3    $ 73.6
Pro forma net income per share   ......................................        3.33      2.63

     Because SFAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1998.

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

     A summary of the stock option activity, and related information for the years ended December 31 follows (in thousands, except price data):

                                                   1996                      1995                      1994
                                          -----------------------   -----------------------   -----------------------
                                                      Weighted-                 Weighted-                  Weighted-
                                                      Average                   Average                    Average
                                                      Exercise-                 Exercise-                  Exercise-
                                          Options      Price        Options      Price        Options       Price
                                          -------     ---------     -------     ---------     -------      ---------
Outstanding--beginning of year   ......    2,755       $ 14.37       2,121       $ 11.96       2,282        $ 10.24
Granted  ..............................      612         33.00         481         25.75         306          22.96
Assumed  ..............................       --            --         607         10.24          --             --
Exercised for shares    ...............     (326)        (7.21)       (100)        (6.80)         (4)        (10.09)
Forfeited or cashed out    ............      (52)       (26.92)       (354)       (10.66)       (463)        (10.30)
                                           -----       -------       -----       -------       -----        -------
Outstanding--end of year   ............    2,989       $ 18.74       2,755       $ 14.37       2,121        $ 11.96
                                           =====       =======       =====       =======       =====        =======
Exercisable--end of year   ............    1,806       $ 12.90       1,727       $ 10.88       1,254        $ 10.19
                                           =====       =======       =====       =======       =====        =======
Available for grant  ..................      349                       891
                                           =====                     =====
Weighted-average fair value of
 options granted during year  .........    $7.97                     $6.24
                                           =====                     =====

     Exercise prices for options outstanding as of December 31, 1996 ranged from $1.00 to $33.00. The weighted-average remaining contractual life of these options is 6.75 years.

10. Fair Value of Financial Instruments

     The following discussion outlines the methodologies and assumptions used to determine the estimated fair value of the Company's financial instruments. The aggregate fair value amounts presented herein do not necessarily represent the underlying value of the Company, and accordingly, care should be exercised in deriving conclusions about the Company's business or financial condition based on the fair value information presented herein.

     The following methods and assumptions were used by the Company in determining estimated fair values of financial instruments:

    Fixed maturities and equity securities: Fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturities not actively traded, the estimated fair values are determined using values from independent pricing services, or, in the case of private placements, are determined by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the securities. The estimated fair values for equity securities are based on quoted market prices.

    Mortgage loans: The estimated fair value of mortgage loans are determined by discounting future cash flows to the present at current market rates, using expected prepayment rates.

    Policy loans: The carrying value of policy loans approximates fair value.

    Policy liabilities: Deferred annuity contracts are assigned fair value equal to current net surrender value. Annuitized contracts are valued based on the present value of the future cash flows at current pricing rates.

    Other invested assets, Cash: The carrying value for assets classified as other invested assets and cash in the accompanying balance sheets approximates their fair value.

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

    Notes payable to affiliates, Revolving credit facility: Fair values for debt are estimated using discounted cash flow analyses based on the Company's incremental borrowing rate for similar types of borrowing arrangements.

     The estimated fair values and carrying values of the Company's financial instruments are as follows (in millions):



                                                                    December 31,
                                                -------------------------------------------------
                                                          1996                       1995
                                                -----------------------     ---------------------
                                                Carrying        Fair        Carrying      Fair
                                                  Value         Value         Value       Value
                                                ---------     ---------     --------     --------
 Assets:
 Fixed maturity securities    ...............   $10,718.6     $10,718.6     $9,536.0     $9,536.0
 Equity securities   ........................        35.9          35.9         25.2         25.2
 Mortgage loans   ...........................        67.0          73.4         74.5         79.7
 Policy loans  ..............................       532.8         532.8        498.3        498.3
 Other invested assets  .....................       183.6         183.6         10.7         10.7
 Cash and cash equivalents    ...............       875.8         875.8        875.3        875.3

 Liabilities:
 Policy liabilities  ........................    11,637.5      11,127.4     10,084.4      9,650.1
 Note payable to affiliates   ...............       229.0         229.0        229.0        229.0
 Revolving credit facility    ...............        52.5          52.5         61.0         61.0

11. Industry Segment Information

     The Company's operations are classified in two business segments: annuity and asset management. Annuity operations relate principally to the issuance of fixed, indexed and variable annuity products and a closed block of investment-oriented life insurance products. Asset management includes mutual funds, wealth management, and institutional asset management. Information by industry segment for 1996, 1995 and 1994 is shown below (in millions).



                                                                     Year Ended December 31,
                                                              -----------------------------------
                                                               1996          1995          1994
                                                              --------      --------      -------
Statement of Operations Data
Revenues:
Annuity:
  Unaffiliated  ..........................................    $  840.8      $  790.1      $ 719.0
  Intersegment  ..........................................        (8.6)         (7.7)        (6.7)
                                                              --------      --------      -------
  Total annuity    .......................................       832.2         782.4        712.3
                                                              --------      --------      -------
 Asset management:
  Unaffiliated  ..........................................       299.5         219.8        100.3
  Intersegment  ..........................................         8.6           7.7          6.7
                                                              --------      --------      -------
  Total asset management    ..............................       308.1         227.5        107.0
                                                              --------      --------      -------
  Total revenues   .......................................    $1,140.3      $1,009.9      $ 819.3
                                                              ========      ========      =======
Income before income taxes:
Annuity:
  Income before amortization of intangible assets   ......    $  132.6      $  101.6      $  91.4
  Amortization of intangible assets  .....................        (1.1)         (1.2)        (1.3)
                                                              --------      --------      -------
   Subtotal annuity   ....................................       131.5         100.4         90.1
                                                              --------      --------      -------

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

                                                                   Year Ended December 31,
                                                              --------------------------------
                                                               1996         1995         1994
                                                              ------       ------       ------
 Asset management:
  Income before amortization of intangible assets   ......      71.5         55.4         19.3
  Amortization of intangible assets  .....................     (14.1)       (10.8)        (4.3)
                                                              ------       ------       ------
   Subtotal asset management   ...........................      57.4         44.6         15.0
                                                              ------       ------       ------
 Corporate:
  Income before amortization of intangible assets   ......     (38.4)       (31.0)       (21.6)
  Amortization of intangible assets  .....................      (0.2)        (0.2)        (0.2)
                                                              ------       ------       ------
   Subtotal corporate    .................................     (38.6)       (31.2)       (21.8)
                                                              ------       ------       ------
   Total income before income taxes  .....................    $150.3       $113.8       $ 83.3
                                                              ======       ======       ======


                                                                       December 31,
                                                     --------------------------------------------
                                                        1996             1995             1994
                                                     ----------       ----------       ----------
Balance Sheet Data
Identifiable Assets:
 Annuity   ......................................    $ 13,924.6       $ 12,279.2       $ 10,873.6
 Asset management   .............................         484.0            469.3             74.3
 Corporate    ...................................          22.0             17.2             28.2
 Intercompany eliminations   ...................           (2.9)           (16.3)            (7.3)
                                                     ----------       ----------       ----------
  Total    ......................................    $ 14,427.7       $ 12,749.4       $ 10,968.8
                                                     ==========       ==========       ==========

12. Quarterly Financial Data, in Millions, Except Per Share Amounts (unaudited)

                                                                  Quarter Ended 1996
                                                 -------------------------------------------------
                                                  March         June        September     December
                                                    31           30            30           31
                                                 -------       -------      ---------     --------
Investment income   ...........................  $ 189.2       $ 189.8       $ 201.7      $ 215.7
Interest credited to policyholders    .........   (138.1)       (136.2)       (146.0)      (152.4)
                                                 -------       -------       -------      -------
Investment spread   ...........................     51.1          53.6          55.7         63.3
Net realized investment gains (losses)   ......      3.8          (1.7)          0.7          5.2
Fee income    .................................     78.6          83.7          85.9         87.7
Pretax income    ..............................     36.3          34.0          36.4         43.6
Net income    .................................     23.8          23.1          24.7         29.1
Net income per share   ........................     0.81          0.77          0.82         0.96

                                                                  Quarter Ended 1995 (1)
                                                 -------------------------------------------------
                                                  March         June        September     December
                                                    31           30            30           31
                                                 -------       -------      ---------     --------
Investment income   ...........................  $ 185.2       $ 190.9       $ 191.2      $ 194.5
Interest credited to policyholders    .........   (130.9)       (139.2)       (143.3)      (142.4)
                                                 -------       -------       -------      -------
Investment spread   ...........................     54.3          51.7          47.9         52.1
Net realized investment gains (losses)   ......     (5.7)         (0.7)          1.4          1.0
Fee income    .................................     33.3          70.0          72.6         76.2
Pretax income    ..............................     18.2          32.3          32.7         30.6
Net income    .................................     10.1          21.1          21.9         20.8
Net income per share   ........................     0.42          0.72          0.76         0.71

------------
(1) Includes the results of operations of Colonial since its acquisition date in March 1995.

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

13. Statutory Information

     Keyport is domiciled in Rhode Island and prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Department of Business Regulation of the State of Rhode Island. Statutory surplus differs from shareholders' equity reported in accordance with GAAP primarily because policy acquisition costs are expensed when incurred, investment reserves and policy liabilities are based on different assumptions, and income tax expense reflects only taxes paid or currently payable. Keyport's statutory net income and surplus are as follows:


                                    Year Ended December 31,
                                  --------------------------
                                   1996       1995     1994
                                  ------     ------   ------
Statutory surplus   .........     $567.7     $535.2   $546.4
Statutory net income   ......       40.2       38.3     23.4

14. Transactions with Affiliated Companies

     Liberty Mutual from time to time provides management, legal, audit and financial services to the Company. Reimbursements to Liberty Mutual for these services totaled $0.6 million in 1996 and $0.9 million in each of 1995 and 1994. These reimbursements are based on direct and indirect costs incurred by Liberty Mutual and are allocated to the Company primarily based upon the amount of time spent by Liberty Mutual's employees on the Company's behalf. The Company believes that this allocation methodology is reasonable.

     The Company provided asset management services to real estate limited partnerships for which an affiliate of Liberty Mutual served as the general partner. The affiliate paid the Company fees for such services which totaled $6.7 million and $5.7 million in 1995 and 1994, respectively. These limited partnerships were liquidated in 1995.

     During 1996, the Company sold to a wholly owned subsidiary of Liberty Mutual a wholly owned subsidiary which had provided real estate management services to certain affiliates of Liberty Mutual. The sales price was $2.1 million, the net book value of the transferred subsidiary.

     Regulatory authorities permit dividend payments from Keyport to the Company up to the lesser of (i) 10% of statutory surplus as of the preceding December 31 or (ii) the net gain from operations for the preceding fiscal year. As of December 31, 1996, Keyport could pay dividends of up to $42.5 million without the approval of the Department of Business Regulation of the State of Rhode Island. As of December 31, 1996 under its credit facility, Colonial could pay dividends of up to $44.7 million.


15. Commitments and Contingencies

     Leases: The Company leases data processing equipment, furniture and certain office facilities from others under operating leases expiring in various years through 2009. Rental expense (in millions) amounted to $16.0 million, $14.7 million and $10.6 million for the years ended December 31, 1996, 1995 and 1994, respectively. For each of the next five years, and in the aggregate, as of December 31, 1996, the following are the minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year (in millions):



              Year                           Payments
              ----                           ---------
              1997   ...................     $13.4
              1998   ...................      12.8
              1999   ...................      12.7
              2000   ...................      12.7
              2001   ...................      13.0
              Thereafter   .............      37.3

                       LIBERTY FINANCIAL COMPANIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

     Legal Matters: The Company is involved at various times in litigation common to its business. In the opinion of management, the resolution of any such litigation is not expected to have a material adverse effect on the Company's financial condition or its results of operations.

     Regulatory Matters: Under existing guaranty fund laws in all states, insurers licensed to do business in those states can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. The actual amount of such assessments will depend upon the final outcome of rehabilitation proceedings and will be paid over several years. In 1996, 1995 and 1994, Keyport was assessed $10.0 million, $8.1 million, and $7.7 million, respectively. During 1996, 1995 and 1994, Keyport recorded $1.0 million, $2.0 million, and $7.2 million respectively, of provisions for state guaranty fund association expense. At December 31, 1996 and 1995, the reserve for such assessments was $12.9 million and $21.9 million, respectively.

                        LIBERTY FINANCIAL COMPANIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 ($ in millions)



                                                                                             March 31,    December 31,
                                                                                               1997          1996
                                                                                           ------------   ------------
                                                                                           (Unaudited)

ASSETS
Assets:
 Investments    ........................................................................     $11,541.5      $11,537.9
 Cash and cash equivalents  ............................................................       1,123.5          875.8
 Accrued investment income  ............................................................         156.7          146.8
 Deferred policy acquisition costs   ...................................................         321.9          250.4
 Value of insurance in force   .........................................................          85.9           70.8
 Deferred distribution costs   .........................................................         113.2          114.4
 Intangible assets    ..................................................................         199.9          205.4
 Other assets   ........................................................................         127.2          134.7
 Separate account assets    ............................................................       1,088.9        1,091.5
                                                                                             ---------      ---------
                                                                                             $14,758.7      $14,427.7
                                                                                             =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Policyholder balances   ...............................................................     $11,687.7      $11,637.5
 Notes payable to affiliates   .........................................................         229.0          229.0
 Payable for investments purchased and loaned    .......................................         517.5          211.2
 Other liabilities    ..................................................................         230.2          267.1
 Separate account liabilities  .........................................................       1,037.5        1,017.7
                                                                                             ---------      ---------
    Total liabilities    ...............................................................      13,701.9       13,362.5
                                                                                             ---------      ---------
Series A redeemable convertible preferred stock, par value $.01; authorized, issued and
 outstanding 327,340 shares in 1997 and 1996  ..........................................          14.0           13.8
                                                                                             ---------      ---------
Stockholders' Equity:
 Common stock, par value $.01; authorized 100,000,000 shares, issued and
  outstanding 28,904,131 shares in 1997 and 28,705,015 shares in 1996    ...............           0.3            0.3
 Additional paid-in capital    .........................................................         840.1          835.3
 Net unrealized investment gains  ......................................................          30.7           74.4
 Retained earnings    ..................................................................         171.7          141.4
                                                                                             ---------      ---------
    Total stockholders' equity    ......................................................       1,042.8        1,051.4
                                                                                             ---------      ---------
                                                                                             $14,758.7      $14,427.7
                                                                                             =========      =========




     See accompanying notes to unaudited consolidated financial statements.

                        LIBERTY FINANCIAL COMPANIES, INC.
                         CONSOLIDATED INCOME STATEMENTS
                                   (Unaudited)
                 (in millions, except share and per share data)



                                                                    Three Months Ended
                                                                         March 31,
                                                                -------------------------
                                                                   1997           1996
                                                                ---------      ----------
Investment income   .......................................     $   208.0      $    189.2
Interest credited to policyholders    .....................        (147.3)         (138.1)
                                                                ----------     ----------
Investment spread   .......................................          60.7            51.1
                                                                ----------     ----------
Net realized investment gains   ...........................          12.9             3.8
                                                                ----------     ----------
Fee income:
 Investment advisory and administrative fees   ............          53.1            46.4
 Distribution and service fees  ...........................          12.1            10.6
 Transfer agency fees  ....................................          11.8            10.4
 Surrender charges and net commissions   ..................           8.5             7.7
 Separate account fees    .................................           3.9             3.5
                                                                ----------     ----------
    Total fee income   ....................................          89.4            78.6
                                                                ----------     ----------
 Expenses:
 Operating expenses    ....................................         (75.8)          (65.9)
 Amortization of deferred policy acquisition costs   ......         (16.3)          (14.1)
 Amortization of deferred distribution costs   ............          (8.2)           (6.8)
 Amortization of value of insurance in force   ............          (3.2)           (1.7)
 Amortization of intangible assets    .....................          (3.2)           (3.7)
 Interest expense, net    .................................          (4.5)           (5.0)
                                                                ----------     ----------
    Total expenses  .......................................        (111.2)          (97.2)
                                                                ----------     ----------
Pretax income    ..........................................          51.8            36.3
Income tax expense  .......................................         (16.8)          (12.5)
                                                                ----------     ----------
Net income    .............................................     $    35.0      $     23.8
                                                                ==========     ==========
Net income per share   ....................................     $    1.14      $     0.81
                                                                ==========     ==========
Common stock and common stock equivalents   ...............     30,490,150     29,262,329
                                                                ==========     ==========



     See accompanying notes to unaudited consolidated financial statements.

                        LIBERTY FINANCIAL COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                  (in millions)



                                                                                   Three Months Ended
                                                                                       March 31,
                                                                                 ---------------------
                                                                                   1997         1996
                                                                                 --------     --------
Cash flows from operating activities:
 Net income  ..................................................................  $   35.0     $   23.8
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization  .............................................      18.2         14.8
   Interest credited to policyholders   .......................................     147.3        138.1
   Net realized investment gains  .............................................     (12.9)        (3.8)
   Net amortization (accretion) on investments   ..............................      (8.1)         1.5
   Change in deferred policy acquisition costs   ..............................      (0.6)        (1.6)
   Net change in other assets and liabilities, net of effect of acquisitions        (18.0)       (42.7)
                                                                                 --------     --------
    Net cash provided by operating activities    ..............................     160.9        130.1
                                                                                 --------     --------
Cash flows from investing activities:
 Investments purchased available for sale  ....................................    (717.6)      (544.0)
 Investments sold available for sale    .......................................      45.0         92.7
 Investments matured available for sale    ....................................     671.1        300.6
 Change in policy loans, net   ................................................      (6.0)        (4.2)
 Change in mortgage loans, net    .............................................       1.7          1.7
 Acquisitions, net of cash acquired  ..........................................        --         (7.1)
                                                                                 --------     --------
    Net cash used in investing activities  ....................................      (5.8)      (160.3)
                                                                                 --------     --------
Cash flows from financing activities:
 Withdrawals from policyholder accounts    ....................................    (299.4)      (252.6)
 Deposits to policyholder accounts   ..........................................     202.3        218.9
 Securities lending   .........................................................     194.9        198.0
 Change in revolving credit facility    .......................................      (5.5)         3.0
 Exercise of stock options  ...................................................       1.3          0.2
 Dividends paid    ............................................................      (1.0)        (0.9)
                                                                                 --------     --------
    Net cash provided by financing activities    ..............................      92.6        166.6
                                                                                 --------     --------
Increase in cash and cash equivalents   .......................................     247.7        136.4
Cash and cash equivalents at beginning of period    ...........................     875.8        875.3
                                                                                 --------     --------
Cash and cash equivalents at end of period    .................................  $1,123.5     $1,011.7
                                                                                 ========     ========



     See accompanying notes to unaudited consolidated financial statements.

                       LIBERTY FINANCIAL COMPANIES, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Unaudited)
                                  (in millions)



                                                                   Net
                                                                Unrealized
                                                 Additional     Investment                     Total
                                      Common      Paid-In         Gains        Retained     Stockholders'
                                      Stock       Capital       (Losses)       Earnings       Equity
                                      ------     ----------     -----------    --------     -------------
Balance, December 31, 1996   ......   $0.3          $835.3        $ 74.4        $ 141.4       $ 1,051.4
Proceeds from exercise
 of stock options   ...............                    1.3                                          1.3
Accretion to face value
 of preferred stock    ............                                                (0.2)           (0.2)
Common stock dividends    .........                    3.5                         (4.3)           (0.8)
Preferred stock dividends    ......                                                (0.2)           (0.2)
Change in net unrealized
 investment gains   ...............                                (43.7)                         (43.7)
Net income    .....................                                                35.0            35.0
                                      ----          ------        ------        -------       ---------
Balance, March 31, 1997   .........   $0.3          $840.1        $ 30.7        $ 171.7       $ 1,042.8
                                      ====          ======        ======        =======       =========

     See accompanying notes to unaudited consolidated financial statements.

                       LIBERTY FINANCIAL COMPANIES, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. General

     The accompanying unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of the Company's financial position and results of operations as of and for the interim periods presented. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosures in these consolidated financial statements are adequate to present fairly the information contained herein. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements contained in this Prospectus. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year.


     Certain prior period amounts in the accompanying unaudited consolidated income statements have been reclassified to conform to the current period presentation. The principal reclassifications relate to the presentation of investment spread (the amount by which net investment income exceeds interest credited to policyholder balances) and the components of the Company's fee income. These reclassifications were made to provide additional information with respect to the Company's major sources of revenue.

2. Industry Segment Information

     The Company is an asset accumulation and management company which operates in two industry segments: retirement-oriented insurance (principally annuities) and asset management. The annuity insurance business is conducted at Keyport Life Insurance Company ("Keyport"). Keyport generates investment spread income from the investment portfolio which supports policyholder balances associated with its fixed and indexed annuity business and its closed block of single premium whole life insurance. The annuity insurance business also derives fee income from the administration of fixed, indexed and variable annuity contracts. The asset management business is conducted principally at The Colonial Group, Inc. ("Colonial"), an investment advisor, distributor and transfer agent to mutual funds, Stein Roe & Farnham Incorporated ("Stein Roe"), a diversified investment advisor, and Newport Pacific Management, Inc. ("Newport"), an investment advisor to mutual funds and institutional accounts specializing in Asian equity markets. The asset management business derives fee income from investment products and services.

     Approximately 65% of the Company's income before amortization of intangible assets, net realized investment gains and income taxes for the three months ended March 31, 1997 was attributable to the Company's annuity insurance business, with the remaining 35% attributable to the Company's asset management activities. This compares to approximately 59% and 41%, respectively, during the year earlier period.

3. Investments

     Investments, all of which pertain to the Company's annuity insurance operations, were comprised of the following (in millions):

                                   March 31,   December 31,
                                     1997         1996
                                  ---------    ------------
Fixed maturities  ............    $10,683.7     $10,718.6
Mortgage loans    ............         65.3          67.0
Policy loans   ...............        538.8         532.8
Other invested assets   ......        216.3         183.6
Equity securities    .........         37.4          35.9
                                  ---------     ---------
  Total  .....................    $11,541.5     $11,537.9
                                  =========     =========

     The Company's general investment policy is to hold fixed maturity assets for long-term investment and, accordingly, the Company does not have a trading portfolio. To provide for maximum portfolio flexibility and enable

                       LIBERTY FINANCIAL COMPANIES, INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

appropriate tax planning, the Company classifies its entire fixed maturities investments as "available for sale" which are carried at estimated fair value.


4. Net Income Per Share

     Net income per share is calculated by dividing applicable net income by the weighted average number of shares of common stock outstanding during each period, adjusted for the incremental shares attributable to common stock equivalents. Common stock equivalents consist primarily of outstanding employee stock options. In calculating net income per share, net income is reduced by convertible preferred stock dividend requirements. Such preferred stock earns cumulative dividends at the annual rate of $2.875 per share and is redeemable at the option of the Company, subject to certain conditions, anytime after March 24, 1998. At the time of issuance, the convertible preferred stock was determined not to be a common stock equivalent.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which is required to be adopted for periods ending after December 15, 1997. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similarly to fully diluted earnings per share. Assuming that SFAS 128 had been implemented, basic earnings per share would have been $1.21 and $0.85 for the first quarters of 1997 and 1996, respectively. The calculation of diluted earnings per share under SFAS 128 for these quarters would not materially differ from the calculation of fully diluted earnings per share.

================================================================================
No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholders or the Underwriters. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                         ------------------------------




                               TABLE OF CONTENTS

                                                      Page
                                                     ----------
Available Information  ...........................        3
Incorporation of Certain Documents
  by Reference   .................................        3
Prospectus Summary  ..............................        4
Investment Considerations    .....................        8
Price Range of Common Stock
  and Dividends  .................................       14
Selected Historical Consolidated
  Financial and Operating Data  ..................       15
Management's Discussion and Analysis
  of Results of Operations
  and Financial Condition ........................       17
Business   .......................................       27
Management .......................................       44
Principal and Selling Stockholders ...............       47
Certain Relationships and Related
  Transactions   .................................       49
Description of the Capital Stock   ...............       54
Underwriting  ....................................       59
Legal Opinions   .................................       61
Experts    .......................................       61
Index to Consolidated Financial Statements  ......       F-1





                                2,500,000 Shares

                                     [LOGO]

                                     Liberty
                                    Financial
                                 Companies, Inc.


                                  Common Stock


                    --------------------------------------

                              P R O S P E C T U S

                    --------------------------------------


                              Merrill Lynch & Co.
                              Goldman, Sachs & Co.
                            PaineWebber Incorporated
                             Fox-Pitt, Kelton Inc.



                                 June   , 1997


================================================================================

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 25, 1997

PROSPECTUS

                               2,500,000 Shares


                                 [LIBERTY LOGO]

                       Liberty Financial Companies, Inc.
                                 Common Stock
                                  ----------
     All of the 2,500,000 shares of Common Stock offered hereby are being sold by LFC Holdings, Inc. and certain other shareholders (collectively, the "Selling Shareholders") of Liberty Financial Companies, Inc. (the "Company" or "Liberty Financial"). See "PRINCIPAL AND SELLING SHAREHOLDERS." LFC Holdings, Inc. is an indirect subsidiary of Liberty Mutual Insurance Company ("Liberty Mutual"). The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.
     Of the shares of Common Stock offered hereby, 500,000 shares initially are being offered outside the United States and Canada by the International Managers (the "International Offering") and 2,000,000 shares initially are being offered in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offerings"). The public offering price and the underwriting discount per share are identical for both of the Offerings. See "UNDERWRITING."

     The Common Stock is traded on the New York Stock Exchange under the symbol "L". The Common Stock is also listed on the Boston Stock Exchange. On June 23, 1997, the last reported sale price of the Common Stock on the New York Stock Exchange was $49.25 per share. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."

     Investors should consider carefully the factors set forth under the caption "INVESTMENT CONSIDERATIONS" on page 8.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                     Price to      Underwriting         Proceeds to
                      Public       Discount (1)   Selling Shareholders (2)
Per Share  ......   $               $                   $
Total (3)  ......   $               $                   $

--------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters and certain related persons against certain liabilities under the Securities Act of 1933, as amended. See "UNDERWRITING."
(2) Before deducting expenses of the offering estimated at $425,000 payable by LFC Holdings, Inc.
(3) LFC Holdings, Inc. has granted the International Managers and the U.S. Underwriters 30-day options to purchase up to 75,000 and 300,000 additional shares of Common Stock, respectively, solely to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Selling
    Shareholders will be $        , $         and $         , respectively.
    See "UNDERWRITING."
                                  ----------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order in whole or in part. It is expected that delivery of the shares will be made in New York, New
York, on or about             , 1997.

                                  ----------

Merrill Lynch International
               Goldman Sachs International
                                  PaineWebber International
                                                           Fox-Pitt, Kelton Ltd.
                                  ----------

                The date of this Prospectus is           , 1997.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                 UNDERWRITING


     Subject to the terms and conditions set forth in the purchase agreement (the "International Purchase Agreement"), the Selling Shareholders have agreed to sell to each of the underwriters named below (the "International Managers"), and each of the International Managers, for whom Merrill Lynch International, Goldman Sachs International, PaineWebber International (U.K.) Limited and Fox-Pitt, Kelton Ltd. are acting as lead managers (the "Lead Managers"), severally has agreed to purchase from the Selling Shareholders, the number of shares of Common Stock set forth opposite its name below.




                                                      Number of
               International Manager                   Shares
----------------------------------------------------- ----------
       Merrill Lynch International    ...............
       Goldman Sachs International    ...............
       PaineWebber International (U.K.) Ltd.   ......
       Fox-Pitt, Kelton Ltd.    .....................
                                                      -------
            Total   .................................  500,000
                                                       ========


     The Company and the Selling Stockholder have also entered into a purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., PaineWebber Incorporated and Fox-Pitt, Kelton Inc., acting as representatives (the "U.S. Representatives"), and certain other underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, the Company and the Selling Stockholder have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase, an aggregate of 2,000,000 shares of Common Stock.


     In each Purchase Agreement, the Underwriters named therein have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, under the Purchase Agreements, the commitments of non-defaulting Underwriters may be increased. Each Purchase Agreement provides that the Selling Stockholders are not obligated to sell, and the Underwriters named therein are not obligated to purchase, the shares of Common Stock under the terms of such Purchase Agreement unless all of the shares of Common Stock to be sold pursuant to each of the Purchase Agreements are contemporaneously sold.

     The Lead Managers have advised the Company that the International Managers propose to offer the shares of Common Stock in the International Offering to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $      per share. The International Managers may allow, and such
dealers may re-allow, a concession not in excess of $      per share on sales
to other dealers. After the initial public offering, the public offering price and the concessions may be changed.


     The public offering price per share of Common Stock and the underwriting discount per share of Common Stock are identical for both Offerings.


     LFC Holdings, Inc. has granted to the International Managers and the U.S. Underwriters options exercisable for 30 days from the date of this Prospectus to purchase up to an additional 75,000 and 300,000 shares of Common Stock, respectively, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. If the Underwriters exercise such options, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the 2,500,000 shares of Common Stock initially offered hereby.


     The Company has been informed that the Underwriters have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession.

     The Company has been informed that, under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or resell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any bank, broker or dealer to whom they sell shares of Common Stock will not offer to sell or resell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

     Each International Manager has agreed that (i) it has not offered or sold, and it will not offer or sell, directly or indirectly, any shares of Common Stock offered hereby to persons in the United Kingdom prior to the expiration of the period of six months from the closing date except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from, or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issuance of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.


     The Company, the Selling Shareholders and certain officers and directors of the Company have agreed not to sell or otherwise dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock for a period of 120 days after the date of this Prospectus, without the prior written consent of Merrill Lynch International ("Merrill Lynch"), except that certain officers of the Company may exercise up to an aggregate of approximately 440,000 non-qualified stock options and sell the shares of Common Stock issuable upon such exercise. Upon the consummation of this offering, it is expected that such lock-up agreements will cover an aggregate of approximately 22.6 million shares of Common Stock and options to purchase an aggregate of approximately 1,170,000 shares of Common Stock (excluding those 440,000 options subject to the exception described above). There are no known formal or informal plans, arrangements, agreements or understandings regarding any intention to seek the consent of Merrill Lynch to release any of the foregoing restrictions at this time. It is generally the policy of Merrill Lynch to review any such requested consent on a case by case basis in light of the applicable circumstances.


     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Lead Managers are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Lead Managers may reduce that short position by purchasing Common Stock in the open market. The Lead Managers may also elect to reduce any short position through the exercise of all or part of the over-allotment options described above.

     The Lead Managers may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Lead Managers purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     In the Purchase Agreements, the Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act. Pursuant to the Liberty Mutual Registration Rights Agreement, Liberty Financial will indemnify LFC Holdings, Inc. and its officers, directors and controlling persons against certain liabilities arising in respect of this offering. Consequently, it is anticipated that, to the extent LFC Holdings, Inc. is required to pay any indemnification claims to the Underwriters under the Purchase Agreements, the Company will be obligated to reimburse LFC Holdings, Inc. for any amount paid.

                                LEGAL OPINIONS

     The validity of the Common Stock offered by this Prospectus will be passed upon for the Company and the Selling Shareholders by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts, and for the Underwriters by Brown & Wood LLP, New York, New York.


                                    EXPERTS


     The consolidated financial statements of Liberty Financial Companies, Inc. at December 31, 1996 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors and at December 31, 1995 and for each of the two years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

================================================================================

 No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholders or the Underwriters. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                         ------------------------------


                               TABLE OF CONTENTS


                                                      Page
                                                     ----------
Available Information  ...........................        3
Incorporation of Certain Documents
  by Reference   .................................        3
Prospectus Summary  ..............................        4
Investment Considerations    .....................        8
Price Range of Common Stock
  and Dividends  .................................       14
Selected Historical Consolidated
  Financial and Operating Data  ..................       15
Management's Discussion and Analysis
  of Results of Operations
  and Financial Condition ........................       17
Business   .......................................       27
Management .......................................       44
Principal and Selling Stockholders ...............       47
Certain Relationships and Related
  Transactions   .................................       49
Description of the Capital Stock   ...............       54
Underwriting  ....................................       59
Legal Opinions   .................................       61
Experts    .......................................       61
Index to Consolidated Financial Statements  ......       F-1


                                2,500,000 Shares

                                 [LIBERTY LOGO]

                                    Liberty

                                   Financial
                                Companies, Inc.


                                  Common Stock


                    --------------------------------------


                              P R O S P E C T U S


                    --------------------------------------


Merrill Lynch International
              Goldman Sachs International
                                    PaineWebber International
                                                           Fox-Pitt, Kelton Ltd.



                                 June   , 1997

================================================================================

                                    PART II


Item 14. Other Expenses of Issuance and Distribution.

     Expenses payable in connection with the sale of the Common Stock offered hereby, all of which will be paid by the Liberty Mutual, are as follows:




SEC Registration Fee ....................................   $  43,125
Blue sky fees and expenses (including legal fees)  ......      5,000*
Legal fees and expenses    ..............................    150,000*
NASD filing fee   .......................................     14,732
Accounting fees and expenses  ...........................    100,000*
Printing and engraving expenses  ........................    100,000*
Miscellaneous  ..........................................     12,143*
                                                            ---------
  Total Expenses  .......................................   $ 425,000*
                                                            =========


----------------
* Estimated


Item 15. Indemnification of Directors and Officers.

     Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of director. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Restated Articles of Organization, the Registrant has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, the Restated Articles of Organization provide that the Registrant shall indemnify directors and officers of Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers or by reason of their agreeing to serve, at the request of the Registrant, as a director or officer with another organization. Under this provision, a director or officer of the Registrant shall be indemnified by the Registrant for all costs and expenses (including attorneys' fees), judgments, liabilities and amounts paid in settlement of such proceedings, even if he is not successful on the merits, if he acted in good faith in the reasonable belief that his action was in the best interest of the Registrant. The Board of Directors may authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by any such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expense.

     Article 6 of the Registrant's Restated Articles of Organization eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent that Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.


     Section 6(b) of the Purchase Agreements provides that the Underwriters are obligated, under certain circumstances, to indemnify the Registrant and the Selling Shareholders, and their directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act, in connection with any untrue statements or omissions or alleged untrue statements or omissions made in this Registration Statement or any related prospectus in reliance upon and in conformity with written information furnished to the Registrant by the Underwriters. Reference is made to the form of Purchase Agreements filed as Exhibit 1.1 hereto.

     Each of the Registrant and Liberty Mutual has agreed to indemnify the other, and the officers, directors, controlling persons of the other, and the Registrant has agreed to indemnify the affiliates of Liberty Mutual (including LFC Holdings, Inc.), against certain liabilities arising in respect of a registration covered by a registration rights agreement between the parties (the "Liberty Mutual Registration Rights Agreement"). This offering is being made pursuant to the Liberty Mutual Registration Rights Agreement. In addition, pursuant to an Intercompany Agreement (the "Intercompany Agreement") between the Registrant and Liberty Mutual, the Registrant will indemnify Liberty Mutual, its subsidiaries (other than the Registrant and its subsidiaries) (including LFC Holdings, Inc.), and each of their respective officers, directors, employees, and agents, against losses from third-party claims based on, arising out of or resulting from (i) the activities of the Registrant or its subsidiaries (including without limitation liabilities under the Securities Act, the Exchange Act and other securities laws), including this offering, and (ii) any other acts or omissions arising out of performance of the Intercompany Agreement.


     The Registrant maintains directors' and officers' liability insurance for the benefit of its directors and certain of its officers.


Item 16. Exhibits.

     See Index to Exhibits immediately preceding the Exhibits included as part of this Registration Statement.


Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston in The Commonwealth of Massachusetts on June 23, 1997.



                                              LIBERTY FINANCIAL COMPANIES, INC.




                                              By:

                                                 /s/ Kenneth R. Leibler
                                                 ------------------------------



                                                 Kenneth R. Leibler
                                                 Chief Executive Officer,
                                                 President and Director





     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and as of the dates indicated.






          Signature                              Title                       Date
--------------------------------   ------------------------------------   --------------
/s/ Kenneth R. Leibler             Chief Executive Officer, President     June 23, 1997
-----------------------------      and Director
Kenneth R. Leibler
C. Allen Merritt, Jr.*             Executive Vice President and           June 23, 1997
-----------------------------      Treasurer
C. Allen Merritt, Jr.
J. Andrew Hilbert*                 Senior Vice President and Chief        June 23, 1997
-----------------------------      Financial Officer
J. Andrew Hilbert
Gary L. Countryman*                Chairman and Director                  June 23, 1997
-----------------------------
Gary L. Countryman
Gregory H. Adamian*                Director                               June 23, 1997
-----------------------------
Gregory H. Adamian
Gerald E. Anderson*                Director                               June 23, 1997
-----------------------------
Gerald E. Anderson
Michael J. Babcock*                Director                               June 23, 1997
-----------------------------
Michael J. Babcock
Harold W. Cogger*                  Director                               June 23, 1997
-----------------------------
Harold W. Cogger
Paul J. Darling, II*               Director                               June 23, 1997
-----------------------------
Paul J. Darling, II
David F. Figgins*                  Director                               June 23, 1997
-----------------------------
David F. Figgins

          Signature                  Title          Date
---------------------------------   ----------   --------------
John B. Gray*                       Director     June 23, 1997
-----------------------------
John B. Gray
John P. Hamill*                     Director     June 23, 1997
-----------------------------
John P. Hamill
Marian L. Heard*                    Director     June 23, 1997
-----------------------------
Marian L. Heard
Raymond H. Hefner, Jr.*             Director     June 23, 1997
-----------------------------
Raymond H. Hefner, Jr.
Edmund F. Kelly*                    Director     June 23, 1997
-----------------------------
Edmund F. Kelly
Sabino Marinella*                   Director     June 23, 1997
-----------------------------
Sabino Marinella
Ray B. Mundt*                       Director     June 23, 1997
-----------------------------
Ray B. Mundt
Glenn P. Strehle*                   Director     June 23, 1997
-----------------------------
Glenn P. Strehle
Stephen J. Sweeney*                 Director     June 23, 1997
-----------------------------
Stephen J. Sweeney
Michael von Clemm*                  Director     June 23, 1997
-----------------------------
Michael von Clemm

*By: /s/ Kenneth R. Leibler
     ------------------------
     Kenneth R. Leibler,
     Attorney-in-Fact

                                 Exhibit Index


 Exhibit
 Number                                         Description
------------   ---------------------------------------------------------------------------------
1.1  +         Form of U.S. Purchase Agreement
1.2  +         Form of International Purchase Agreement
3.1  (1)       Form of Restated Articles of Organization of the Company
3.2  (1)       Form of Certificate of Designation of Series A Convertible Preferred Stock of
               the Company
3.3  (2)       Restated By-laws of the Company, as amended
4.1  (1)       Form of Certificate for Common Stock of the Company
4.2  (1)       Form of Certificate for Series A Convertible Preferred Stock of the Company
5.1  +         Opinion of Choate, Hall & Stewart with respect to the legality of the securities of the Company being registered
10.1  (1)      Form of Intercompany Agreement between Liberty Mutual and the Company
10.2  (3)      Form of Registration Rights Agreement between Liberty Mutual and the
               Company
10.3  (3)      Form of Tax Sharing Agreement between Liberty Mutual and the Company
10.4  (1)      Form of 1990 Stock Option Plan of the Company, together with amendments
               1 and 2 thereto
10.5  (1)      Form of Savings and Investment Plan and Trust of the Company
10.5.1 (4)     Amendment No. 1 to Savings and Investment Plan
10.6  (1)      Form of Amended and Restated Supplemental Savings Plan of the Company
10.7  (1)      Form of Stein Roe Profit Sharing Plan and amendments thereto
10.8  (1)      Form of Pension Plan of the Company
10.8.1 (4)     Amendment No. 1 to Pension Plan
10.9  (1)      Form of Amended and Restated Supplemental Pension Plan of the Company
10.10 *        Form of Amended and Restated 1995 Stock Incentive Plan of the Company
10.11 (3)      Form of 1995 Employee Stock Purchase Plan of the Company
10.12 (1)      Form of Deferred Compensation Plan of the Company
10.12.1(1)     Letters from the Company, setting forth additional retirement benefits for John
               A. Benning and Sabino Marinella
10.13 (1)      Form of Keyport Deferred Compensation Plan
10.14 (1)      Form of Stein Roe Deferred Compensation Plan
10.14.1(1)     Form of Stein Roe Non-Qualified Supplemental Retirement Plan
10.14.2(1)     Form of Stein Roe Long Term Incentive Plan
10.15 (2)      Form of Promissory Note in the principal amount of $99.0 million dated
               April 5, 1995
10.16 (1)      Lease Agreement with respect to 600 Atlantic Avenue, Boston, Massachusetts
10.17 (1)      Lease Agreement with respect to 125 High Street, Boston, Massachusetts, as amended
10.18 (1)      Lease Agreement with respect to One South Wacker Drive, Chicago, Illinois, as amended
10.19 (1)      Unconditional Guarantee Agreement dated November 7, 1991 executed by
               Liberty Mutual and related Mortgage Maintenance Agreement by and among LRE Properties, Inc., Atlantic Real Estate Limited Partnership and
               Keyport Life Insurance Company
10.20 (1)      Administrative Services Agreement dated as of June 9, 1993 between Liberty
               Life Assurance Company of Boston and Keyport Life Insurance Company
10.21 (2)      Lease Agreement with respect to One Financial Center, Boston, Massachusetts
10.22 (1)      $100 Million of Mortgage Notes owned by Keyport issued by indirect subsidiaries of Liberty Mutual
10.23 (3)      Promissory Notes dated March 24, 1995 of the Company issued to Liberty
               Mutual and two of its affiliates in the aggregate principal amount of $100.0 million

 Exhibit
Number                                       Description
------------   ---------------------------------------------------------------------------
10.24 (1)      Form of Promissory Note dated January 29, 1995 of SteinRoe Services, Inc.
               in the principal amount of $30.0 million
10.25 (3)      Form of Registration Rights Agreement among John A. McNeice, Jr.,
               C. Herbert Emilson and the Company
10.26 (3)      Form of Employment Agreement among the Company, Colonial and Harold
               W. Cogger
10.27 (3)      Credit agreement among Colonial and The First National Bank of Boston, as agent for itself and certain other lenders named therein (and Amendments
               No. 1 and 2 thereto)
10.27.1(4)     Amendment No. 3 to Credit Agreement
10.27.2(2)     Amendment No. 4 to Credit Agreement
10.28 (4)      Colonial Profit Sharing Plan (and Amendment Nos. 1-3 thereto)
10.29 (4)      Colonial Split-Dollar Insurance Coverage description
10.30 (2)      Coinsurance Agreement between Fidelity and Guaranty Life Insurance
               Company and Keyport Life Insurance Company, and first and second amendments thereto
21(2)          Subsidiaries of the Company
23.1           Consent of Ernst & Young LLP
23.2           Consent of KPMG Peat Marwick LLP
23.3  +        Consent of Choate, Hall & Stewart (included in Exhibit 5.1)
99.3  (1)      Form of Stockholders' Agreement among the Company, Liberty Mutual
               Insurance Company and certain holders of the Company's Series A
               Convertible Preferred Stock



------------

+ To be filed by amendment.


* Previously filed.


(1) Incorporated by reference to the same Exhibit Number in the Company's Registration Statement on Form S-4 (filed under the name NEW LFC, INC.) (Registration No. 33-88824).

(2) Incorporated by reference to the same Exhibit Number in the Company's 1996 Annual Report on Form 10-K filed March 28, 1997.

(3) Incorporated by reference to the same Exhibit Number in the Company's 1994 Annual Report on Form 10-K filed March 30, 1995.

(4) Incorporated by reference to the same Exhibit Number in the Company's 1995 Annual Report on Form 10-K filed March 29, 1996.